    As filed with the Securities and Exchange Commission on January 20, 2000
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 ------------
                       AMERICA ONLINE LATIN AMERICA, INC.
             (Exact name of registrant as specified in its charter)
        Delaware                     7370                    65-0963212
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)
                             6600 N. Andrews Avenue
                                   Suite 500
                           Fort Lauderdale, FL 33309
                                 (954) 772-0002
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                 ------------
                              Charles M. Herington
                            Chief Executive Officer
                       America Online Latin America, Inc.
                             6600 N. Andrews Avenue
                                   Suite 500
                           Fort Lauderdale, FL 33309
                                 (954) 772-0002
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ------------
                                With copies to:
      Michael L. Fantozzi, Esq.                  Marc S. Rosenberg, Esq.
       Peter S. Lawrence, Esq.                   Cravath, Swaine & Moore
     Mintz, Levin, Cohn, Ferris,                     Worldwide Plaza
       Glovsky and Popeo, P.C.                      825 Eighth Avenue
        One Financial Center                       New York, NY 10019
          Boston, MA 02111                           (212) 474-1000
           (617) 542-6000
                                 ------------
   Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are being offered or on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                 ------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         Title of each class          Proposed Maximum Aggregate    Amount of
   of securities to be registered         Offering Price (1)     Registration Fee
---------------------------------------------------------------------------------
Class A common stock, $.01 par value
 per share...........................        $575,000,000            $151,800
---------------------------------------------------------------------------------
                                              115,000,000 (2)          30,360
---------------------------------------------------------------------------------
  Totals.............................        $690,000,000            $182,160

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act, as amended.
(2) Relates to a concurrent distribution of an aggregate of     shares of Class
    A common stock by one of our principal stockholders, the Cisneros Group of Companies, to some current and former employees of companies within the Cisneros Group. Neither we nor the Cisneros Group of Companies will receive any proceeds in connection with the distribution by the Cisneros Group of Companies.
                                 ------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

   This registration statement contains two separate prospectuses. The first prospectus relates to an underwritten public offering by America Online Latin
America, Inc. of an aggregate of   shares of Class A common stock. The second
prospectus relates to a concurrent distribution of an aggregate of    shares of
Class A common stock by one of our principal stockholders, the Cisneros Group of Companies, to some current and former employees of companies within the Cisneros Group of Companies. The prospectuses for the underwritten public offering and the Cisneros Group of Companies distribution will be identical in all material respects with the exception that the Cisneros Group prospectus will have an alternative front cover page and an alternative "Plan of Distribution" section in place of the "Underwriting" section for the underwritten public offering prospectus. Additional non-substantive conforming changes will also be made to the Cisneros Group prospectus to reflect that the initial public offering is being made by a separate prospectus. The alternative pages appear in this registration statement immediately following the complete prospectus for the underwritten public offering. Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED         , 2000

PROSPECTUS

                                 [COMPANY LOGO]

                                       Shares
                       America Online Latin America, Inc.
                              Class A Common Stock
                                 $    per share

                                   --------

  America Online Latin America, Inc. is selling     shares of its Class A
common stock. The underwriters named in this prospectus may purchase up to additional shares of Class A common stock to cover over-allotments.

  This is our initial public offering of Class A common stock. All of the shares of Class A common stock are being sold by America Online Latin America, Inc. Prior to the offering there has been no public market for the Class A common stock. We currently expect the initial public offering price to be
between $    and $     per share. We have applied to have the Class A common
stock included for quotation on the Nasdaq National Market under the symbol "AOLA."

                                   --------

  Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 10.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  In a concurrent distribution made by a separate prospectus, one of our principal stockholders, the Cisneros Group of Companies, intends to distribute
up to    shares of our Class A common stock to some current and former employees of companies within the Cisneros Group of Companies in recognition of past employment services. Neither we nor the Cisneros Group of Companies will receive any proceeds in connection with the distribution by the Cisneros Group of Companies.

                                   --------

                                                            Per Share Total
                                                            --------- ------
Initial Public Offering Price                                $        $
Underwriting Discount                                        $        $
Proceeds to America Online Latin America, Inc. (before ex-
 penses)                                                     $        $

  The underwriters are offering the shares in the initial public offering subject to various conditions. The underwriters expect to deliver the shares to
purchasers in the initial public offering on or about   , 2000.

                                   --------

                          Joint Book-Running Managers

Salomon Smith Barney                                Donaldson, Lufkin & Jenrette

                                   --------

                                Lehman Brothers

        , 2000

[A watermark of the AOL-LA logo will be placed in the background of the outside of the prospectus cover; half of the AOL-LA logo will be placed on the outside of each of the front and back. The inside of the cover will be a fold out with color pictures of the home pages for the country services and various other pages within the AOL-LA services and text describing attributes of AOL-LA's interactive services.]

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer of the Class A common stock in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                 -------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   4

Risk Factors...............................................................  10

Special Note Regarding Forward-Looking
 Statements................................................................  25

Use of Proceeds............................................................  26

Dividend Policy............................................................  26

Capitalization.............................................................  27

Dilution...................................................................  28

Selected Financial Data....................................................  29

Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations................................................................  30

Business...................................................................  37

Management.................................................................  54

Certain Relationships and Related
 Transactions..............................................................  62

Principal Stockholders.....................................................  67

Description of Provisions of Our Restated
 Certificate of Incorporation that Affect the
 Scope of Our Business.....................................................  69

Description of Capital Stock...............................................  70

Shares Eligible For Future Sale............................................  76

U.S. Tax Consequences to Non-U.S. Holders..................................  77

Underwriting...............................................................  80

Legal Matters..............................................................  82

Experts....................................................................  82

Where You Can Find Additional Information..................................  82

Index to the Consolidated Financial Statements............................. F-1

   Until       , 2000, all dealers that buy, sell or trade America Online Latin
America's Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   The following summary contains a general discussion of our business, the offering of Class A common stock and summary financial information. It does not contain all of the information that is important to you in making a decision to purchase shares of Class A common stock. Before deciding to invest in our Class A common stock, you should read this entire prospectus, including "Risk Factors" and our consolidated financial statements and related notes.

                                  Our Company

   America Online Latin America seeks to become the leading provider of interactive services in Latin America. We intend to bring to the Latin American market localized AOL-branded interactive services and the opportunity to join AOL's global online community of more than 20 million users in 15 countries and seven languages. We believe that our relationships with our founders and principal stockholders, America Online, Inc. and the Cisneros Group of Companies, give us significant competitive advantages. We will benefit from the technology, brand name, infrastructure and relationships of AOL, the world's leader in branded interactive services, and will draw on the relationships, regional experience and extensive media assets of the Cisneros Group, one of the leading media groups in the Americas.

   Our mission is to be a leader in the development in Latin America of the global interactive medium that is changing the way people communicate, stay informed, are entertained, learn, shop and conduct business. Our family of AOL-branded interactive services will include the AOL-LA country services, our comprehensive online services which will be available to subscribing members, and the AOL-LA country Internet portals and our Latin American regional Internet portal. Our network of Internet portals will offer content, community and e-commerce opportunities to all Internet users.

   We believe that our AOL-LA country services will be unique in their seamless integration of local, regional and global interactive communities and the Internet, and in their array of interactive tools, content and e-commerce opportunities. We expect to derive our revenues principally from member subscriptions to our AOL-LA country services, and we will seek to build our online service member base and portal user base in order to generate additional revenues from advertising and e-commerce.

   We are beginning to offer our AOL-LA-branded interactive services in Latin America. Our three core target markets are Brazil, Mexico and Argentina. In November 1999, we concurrently launched our first AOL-LA country service, America Online Brazil, and our first AOL-LA country Internet portal, our Brazilian portal at www.americaonline.com.br. In 2000, we plan to introduce localized versions of the AOL-LA country services and portals in Mexico and Argentina, as well as our Latin American regional portal. Thereafter we intend to introduce our interactive services in additional countries in Latin America.

   We currently have the exclusive right to offer AOL-branded PC-based online services in Latin America. Under our license agreement with AOL, we also have the exclusive right to offer AOL-branded TV-based online services in Latin America if AOL develops these services. In addition, we have the exclusive right to offer in Latin America any AOL-branded wireless-based online services
developed by AOL for commercial launch before      , 2004 (four years from the
effective date of the registration statement for this offering). We also have the right in Latin America to promote AOL's ICQ service, which features leading, real-time communications software and an associated portal. The ICQ service enables its worldwide community of approximately 50 million users, including approximately 5 million users in Latin America, to find and communicate with each other in real-time. As local versions of the ICQ service are developed, we will engage in other marketing and cross-promotion activities with AOL. We do not have the right to offer Netscape, DigitalCity, MovieFone or any other non-AOL-branded interactive services owned by AOL other than CompuServe.

Our Opportunity

   Although Internet use in Latin America is in a relatively early stage of development, the region is one of the fastest growing Internet markets. International Data Corporation projects that the number of Internet users in Latin America will increase at a compound annual growth rate of 34% from 1998 to 2003 and the number of Internet accessing devices will increase at a compound annual growth rate of 41% over the same period. The amount spent on advertising and e-commerce in Latin America is also projected to increase over the same period.

Our Strategy

   Our strategy is to develop AOL-LA brand recognition, grow our member and user base and expand beneficial relationships with advertisers, content providers and e-commerce merchants. We intend to:

  . provide superior online services that offer easy and reliable access to local, regional and global communities, content and e-commerce opportunities, seamless integration of the Internet, and free online and offline customer service available 24 hours a day, 7 days a week;

  . optimize the use of our management and business development teams in the introduction of our interactive services in Latin America;

  . develop our interactive services on a country-by-country and regional basis and tailor them to local interests and preferences;

  . establish a presence on the Internet through our AOL-LA country Internet portals and our Latin American regional Internet portal to grow our brand name, promote the AOL-LA country services and generate advertising and e-commerce revenues;

  . use extensive traditional advertising campaigns as well as innovative marketing strategies, including the promotion of our interactive services on ICQ in Latin America, to aggressively build our member and user base; and

  . expand our family of AOL-branded services to TV- and wireless-based online services as they are developed by AOL.

Our History

   Currently, our business is conducted by affiliates of AOL Latin America, S.L., a limited liability company organized in Spain in December 1998. AOL Latin America, S.L. is a joint venture between AOL and the Cisneros Group. Upon the effectiveness of this offering, we will indirectly own all of AOL Latin America, S.L. and its affiliates through a corporate reorganization in which AOL and the Cisneros Group will exchange their interests in the entities that
own AOL Latin America, S.L. and its affiliates for      and      shares of our
Series B preferred stock and Series C preferred stock, respectively. AOL will also receive the AOL warrant.

   We believe that our relationships with AOL and the Cisneros Group are essential to our success and provide us with significant competitive advantages. Nonetheless, you should be aware that these relationships involve numerous risks. For a fuller discussion of these and other risks associated with investing in our Class A common stock, please see "Risk Factors."

   To date, we have financed our operations primarily through capital contributed by the Cisneros Group. The Cisneros Group has agreed to contribute an aggregate amount of approximately $100 million to AOL-LA, the balance of which, $41 million, will be contributed in quarterly installments through July 2, 2001.

   On January 10, 2000, AOL entered into a merger agreement with Time Warner, Inc. Under the agreement, a new holding company, AOL Time Warner, Inc., will form two wholly-owned subsidiaries that will merge with each of AOL and Time Warner. After the merger, AOL and Time Warner will be wholly-owned subsidiaries of AOL Time Warner. Time Warner shareholders will receive 1.5 shares of AOL Time Warner for each share of Time Warner stock they own. AOL shareholders will receive one share of AOL Time Warner stock for each share of AOL stock they own. The merger is subject to customary closing conditions, including receipt of required regulatory approvals and the approval of AOL and Time Warner stockholders.

   Unless the context otherwise requires, "America Online Latin America, Inc.," "AOL-LA," "we," "us," and "our" refer throughout this prospectus to America Online Latin America, Inc. and our subsidiaries, and our predecessor, AOL Latin America, S.L. and its affiliates. "AOL" refers to America Online, Inc. The "Cisneros Group of Companies" or the "Cisneros Group" are names used to describe a group of investments, joint ventures, strategic alliances and affiliated companies that are engaged in diversified consumer businesses, including broadcasting and content production, in Latin America and elsewhere, and that are associated with two of our directors, Ricardo and Gustavo Cisneros, and their families.

   Unless otherwise indicated, all information contained in this prospectus:

  . reflects the reorganization transaction and the adoption of our restated certificate of incorporation, restated by-laws and stockholders' agreement upon the effectiveness of this offering;

  .  reflects the concurrent distribution by the Cisneros Group of    shares
     of Class A common stock to current and former employees of the Cisneros Group under a separate prospectus; and

  . excludes the possible issuance of additional shares of Class A common stock to the underwriters pursuant to their rights to purchase additional shares to cover over-allotments.

   AOL, America Online, AOL Globalnet, AOL.com, AOL Instant Messenger, AOL Netfind, AOL Buddy List, AOL Favorite Places and ICQ are trademarks of AOL.

   Our principal executive offices are located at 6600 N. Andrews Avenue, Suite 500, Fort Lauderdale, Florida 33309 and our telephone number at that address is
(954) 772-0002.

                                  ------------

                                  The Offering

Class A common stock offered by this prospectus......        shares
Class A common stock distributed by the Cisneros
 Group to some current and former employees of the
 Cisneros Group under a separate prospectus..........        shares
                                                      Number of Shares Voting Power
                                                      ---------------- ------------
Capital stock to be outstanding after this offering
 and the concurrent distribution by the Cisneros
 Group:

  Class A common stock...............................
  Series B preferred stock...........................
  Series C preferred stock...........................
    Total............................................

   All outstanding shares of Series B preferred stock are held by AOL and all outstanding shares of Series C preferred stock are held by the Cisneros Group. Shares of our Series B preferred stock are convertible into shares of Class B common stock, which are convertible into Class A common stock, in each case at any time on a one-for-one basis. Shares of our Series C preferred stock are convertible into shares of Class C common stock, which are convertible into Class A common stock, in each case at any time on a one-for-one basis. No shares of Class B or Class C common stock are currently outstanding.

   Concurrently with this offering, the Cisneros Group intends to distribute up
to    shares of our Class A common stock to some of its current and former employees. These shares were issued by us to the Cisneros Group as Series C preferred stock and will automatically convert into shares of Class A common stock upon their distribution to the current and former employees of the Cisneros Group.

   Throughout this prospectus, the term "B stock" refers collectively to our Series B preferred stock and our Class B common stock and the term "C stock" refers collectively to our Series C preferred stock and our Class C common stock.

   The number of shares of capital stock outstanding after this offering and the concurrent distribution by the Cisneros Group does not include:

  .     shares of Class A common stock issuable upon exercise of options that we will grant to our employees and directors on the effective date of this offering;
  .     shares of Class A common stock available for future issuance under our stock option plan; and
  .     shares in any combination of our Series B preferred, Class A common or Class B common stock issuable to AOL upon its exercise of an immediately exercisable warrant to be granted upon the effective date of this offering at a per share exercise price equal to the initial public offering price. The number of shares for which the warrant is exercisable is 6% of the sum of our outstanding shares of capital stock at the closing of this offering, including shares issuable under the over-allotment option, plus the shares of Class A common stock issuable under our stock option plan. The number of shares issuable pursuant to the warrant may be increased if we, AOL or the Cisneros Group issue or transfer shares to one or more additional strategic stockholders. See "Certain Relationships and Related Transactions--Admission of Additional Principal Stockholders."

Use of proceeds.................  Expansion of our interactive services, including marketing, brand and content
                                  development, expansion of
                                  telecommunications network capacity,
                                  capital expenditures, and for working
                                  capital and general corporate purposes,
                                  including possible acquisitions of, or
                                  investments in, complementary businesses, products or technologies. See "Use of Proceeds."

Voting rights...................
                                  Each holder of Class A common stock is
                                  entitled to one vote per share.

                                  As the holder of B stock, AOL is entitled to ten votes for each share of its B stock and entitled to elect five of our 13 directors.

                                  As the holder of C stock, the Cisneros
                                  Group is entitled to ten votes for each
                                  share of its C stock and entitled to
                                  elect five of our 13 directors.

                                  Following this offering and the
                                  concurrent distribution by the Cisneros
                                  Group, AOL will control  % and the
                                  Cisneros Group will control  % of the
                                  voting power of all our capital stock. As a result, they will determine the outcome of all corporate matters requiring stockholder approval, including the election of all our directors, merger transactions and the sale of all or substantially all our assets. In addition, our restated certificate of incorporation requires the approval of both AOL and the Cisneros Group to amend a number of important provisions and to undertake a wide variety of corporate actions. See "Description of Capital Stock," "Risk Factors-- Risks Related to Control by AOL and the Cisneros Group," "Description of Provisions of Our Restated Certificate of Incorporation that Affect the Scope of Our Business" and "Management--Committees of the Board of Directors--The Special Committee."

Proposed Nasdaq National Market   "AOLA"
 symbol.........................

                             Summary Financial Data

   The following table presents our summary statement of operations data for the period from December 15, 1998, the date of our inception, through June 30, 1999, our first fiscal year-end, and for the three months ended September 30, 1999. Our summary balance sheet data is presented as of September 30, 1999, on
an actual basis and as adjusted to give effect to our sale of     shares of
Class A common stock in this offering at an assumed initial public offering
price of $   per share, after deducting the underwriting discount and estimated offering expenses. You should read this information in conjunction with our financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

                                                       Period from
                                                    December 15, 1998
                                                   (date of inception)    Three Months
                                                           to                Ended
                                                      June 30, 1999    September 30, 1999
                                                   ------------------- ------------------
                                                     (In thousands, except share data)
Statement of Operations Data:
Revenues:
  Subscriptions...................................       $ 1,644            $ 1,129
  Advertising and e-commerce......................            --                 78
                                                         -------            -------
    Total revenues................................         1,644              1,207

Loss from operations..............................        (4,917)            (2,209)

Net loss..........................................       $(5,039)           $(1,972)
                                                         =======            =======
Unaudited pro forma net loss per share (1)........       $                  $
                                                         =======            =======
Unaudited pro forma weighted average shares
 outstanding (1)..................................
                                                         =======            =======

                                                          As of September 30, 1999
                                                   --------------------------------------
                                                         Actual           As Adjusted
                                                   ------------------- ------------------
                                                               (In thousands)
Balance Sheet Data:
Cash and cash equivalents.........................       $29,862            $
Working capital...................................        26,568
Total assets......................................        34,301
Total stockholders' equity........................        27,922

--------
(1) Pro forma net loss per share assumes, for both periods, the conversion of the Series B and Series C preferred stock into Class A common stock, but
     excludes the issuance of       shares of Class A common stock in this
     offering, as well as those shares issuable under our stock option plan and upon exercise of the AOL warrant.

                                  RISK FACTORS

   An investment in our Class A common stock involves a high degree of risk. Before purchasing shares of Class A common stock offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus.

             RISKS RELATED TO CONTROL BY AOL AND THE CISNEROS GROUP

AOL and the Cisneros Group have the ability to control matters on which all of our stockholders may vote and have the exclusive right to vote on specific matters

   Following this offering and the concurrent distribution by the Cisneros Group, AOL will control approximately % and the Cisneros Group will control
approximately    % of the voting power of our outstanding capital stock. In addition, AOL will have the ability to increase its level of ownership through the exercise of the AOL warrant. As a result, they will determine the outcome of all corporate matters requiring stockholder approval, including the election of all of our directors, approval of merger transactions and the sale of all or substantially all of our assets.

   Further, as holders of B stock and C stock, AOL and the Cisneros Group have exclusive voting rights on a number of specific matters. AOL and the Cisneros Group together have the sole power to amend a number of important provisions of our restated certificate of incorporation. In addition, each of AOL and the Cisneros Group, along with the directors appointed by them who serve on the special committee of our board of directors, has the power to veto a large number of corporate and business matters, including all amendments to our restated certificate of incorporation and restated by-laws, mergers, acquisitions, the declaration of dividends, selection of nominees to our board of directors and all issuances of our capital stock. AOL will maintain its special voting and control rights in the future for as long as AOL owns shares of B stock equal to at least 50% of the number of shares of Series B preferred
stock that it currently holds, or     shares. The Cisneros Group will maintain
its special voting and control rights in the future for as long as the Cisneros Group owns shares of C stock equal to at least 50% of the number of shares of
Series C preferred stock that we originally issued to it, or     shares. See
"Description of Provisions of Our Restated Certificate of Incorporation that Affect the Scope of Our Business," "Description of Capital Stock--Voting Rights," and "Management--Committees of the Board of Directors--The Special Committee."

   AOL and the Cisneros Group may seek one or more additional strategic stockholders of our company and may choose to extend some or all of their special voting and control rights to these additional parties. In that event, the 50% threshold described above would be reduced accordingly to allow AOL and the Cisneros Group to maintain their special voting and control rights.

AOL and the Cisneros Group have interests that conflict with your interests

   AOL's and the Cisneros Group's control of our company creates actual and potential conflicts of interest between them and us. Because AOL and the Cisneros Group operate in the interactive services and media industries, there will be instances in which they are faced with decisions that place their interests in direct conflict with your interests. Neither our restated certificate of incorporation nor our agreements with AOL and the Cisneros Group prevent them from pursuing other opportunities or, in some instances, directly competing with us.

   Among other activities, AOL and the Cisneros Group may each offer Spanish- and Portuguese-language interactive services targeted to markets outside of Latin America. AOL and the Cisneros Group may each also offer Spanish- and Portuguese-language portals that are not AOL-branded to users in Latin America. In addition, AOL may offer Spanish- and Portuguese-language AOL-branded portals to users in Latin America although we have an option to license exclusively any Spanish- or Portuguese-language AOL-branded portals that AOL may develop for the Latin American market, subject to our payment of a license fee. Moreover, AOL may offer any non-AOL-branded TV- or wireless-based online services in Latin America. Furthermore, AOL and the Cisneros Group are not restricted from competing with us for advertising and e-commerce revenues.

   AOL and the Cisneros Group are generally not precluded from acquiring minority interests of up to 35% in businesses that compete with ours. For example, the Cisneros Group currently has a minority ownership interest in El Sitio, an interactive services company that targets Spanish- and Portuguese-speaking audiences in Latin America and the U.S. and is therefore a competitor of our business. Additionally, the Cisneros Group may acquire up to a 50% interest in RSL-LA and Galaxy Latin America, telecommunications and satellite television service providers in which the Cisneros Group has preexisting investments, even if these companies should become competitors of our business in the future.

   Moreover, conflicts could arise with respect to the allocation of business opportunities between us and either AOL or the Cisneros Group. Our restated certificate of incorporation does not require AOL or the Cisneros Group to inform us of any business opportunities or to make any business opportunities available to us unless they decide not to pursue the opportunity or to recommend it to a third party and they consent to our engaging in the business activity. Our restated certificate of incorporation also protects AOL and the Cisneros Group against liability for breach of fiduciary duty should they choose to pursue an opportunity that might be favorable to us or recommend the opportunity to a third party. Our directors and officers affiliated with AOL and the Cisneros Group are similarly protected. In any event, we are required to indemnify AOL and the Cisneros Group, and our directors and officers affiliated with or appointed by each of them, for any liabilities that a court may impose on them for breach of fiduciary duty regarding their failure to make business opportunities available to us or for competing with us.

   Our current agreements with AOL and the Cisneros Group or their affiliates have not been the result of arm's-length negotiations. Consequently, these agreements may be less favorable to us than agreements that we could otherwise have entered into with unaffiliated third parties.

   In addition, some of our directors and executive officers currently own AOL common stock or options to purchase AOL common stock. Their interests in AOL's equity may present them with incentives that are different from your incentives, which may heighten the conflicts described above.

We are subject to important limitations on the scope of our business

   For as long as AOL continues to own shares of B stock equal to at least 50% of the Series B preferred stock that it currently holds, or shares, and the Cisneros Group continues to own shares of C stock equal to at least 50% of the
Series C preferred stock that we originally issued to it, or   shares, we
cannot engage in any business activity other than providing PC-based interactive services and AOL-branded TV- and wireless-based interactive services in Latin America without their approval. Further, if AOL acquires or develops AOL-branded TV- and wireless-based online services, we will not be able to offer these services in Latin America, even though we have the license to do so, without the approval of both of the directors appointed by AOL and the Cisneros Group who serve on the special committee of our board of directors. In addition, disputes may arise with AOL as to whether our licensed rights extend to particular services, due to possible ambiguities in the terms "PC-based," "TV-based," and "wireless-based" services.

   Our restated certificate of incorporation does not require AOL or the Cisneros Group to inform us of any business opportunities or to make any business opportunities available to us. We may only pursue these opportunities if AOL and the Cisneros Group decide not to pursue the opportunity or recommend it to a third party and, in either case, they consent to our engaging in that business activity. We may only pursue business opportunities, without first offering them to AOL and the Cisneros Group, if:

  . they are presented or become known to one of our officers who is also not an officer or director of AOL or the Cisneros Group;

  . the opportunity occurs or arises solely in Latin America; and

  . the opportunity relates to activities or operations that we are then conducting or pursuing.

   Moreover, if we are offered the opportunity to pursue a particular business activity that is beyond the scope of our permitted business activities, we must first offer that opportunity to both AOL and the Cisneros Group. Even if they decide not to pursue the opportunity or to offer the opportunity to a third party, they have no obligation to consent to our engaging in that business activity.

   These limitations may restrict our ability to offer new products and services beyond AOL-branded PC-, TV- and wireless-based interactive services in Latin America. As a result, we may be prevented from pursuing potentially lucrative business opportunities. For example, we are currently prevented from offering our services to Spanish- and Portuguese-speaking consumers in countries outside of Latin America. These constraints could adversely affect our growth. See "Certain Relationships and Related Transactions" and "Description of Provisions of Our Restated Certificate of Incorporation that Affect the Scope of Our Business."

Our rights to offer AOL-branded online services and portals in Latin America are subject to important limitations

   We have entered into a license agreement with AOL under which we have exclusive rights to offer in Latin America AOL-branded PC-based online services and, as they are developed by AOL, AOL-branded TV-and wireless-based online services. Nevertheless, with respect to AOL-branded PC-based online services, our exclusive rights will become non-exclusive upon the later of December 15, 2003 or the date on which either AOL or the Cisneros Group owns less than 20% of the outstanding capital stock of AOL-LA. With respect to AOL-branded TV- and wireless-based online services, our exclusive rights will become non-exclusive
upon the later of      , 2005 (five years from the effective date of the
registration statement for this offering) or the date on which either AOL or the Cisneros Group owns less than 20% of the outstanding capital stock of AOL-LA. We have no control over AOL's or the Cisneros Group's level of ownership. Moreover, AOL may terminate the agreement if we materially breach its terms. We have no rights to offer AOL-branded wireless-based online services unless the
services are developed by AOL for commercial launch prior to    , 2004 (four
years from the effective date of the registration statement for this offering). The termination of our license or the loss of exclusivity of our rights to offer AOL-branded online services would severely impact our business.

   Our license to offer a network of Spanish- and Portuguese-language AOL-branded portals in Latin America is non-exclusive. However, we have an option to license exclusively any Spanish- or Portuguese-language AOL-branded portals that AOL may develop for the Latin American market, subject to our payment of a license fee equal to our pro-rata share of AOL's development costs. In addition, except for CompuServe-branded services, we have no rights to market non-AOL-branded interactive services owned by AOL, including Netscape, DigitalCity and MovieFone. These limitations on our right to offer AOL-branded interactive services may prevent us from pursuing potentially lucrative business opportunities.

We depend on AOL for all of the proprietary technology related to providing our AOL-LA interactive services in Latin America and on AOL and the Cisneros Group for various services

   In addition to our license agreement, we have entered into a services agreement with AOL under which we pay AOL to provide us with all the support we require to offer our interactive services in Latin America, including:

  . software customized, or localized, for each of our specific target markets;
  . software updates;
  . software development services;
  . software installation services;
  . network connections;
  . host computer services;
  . technical support;
  . training; and
  . other related services.

   Our interactive services run on AOL's host computers in the U.S., and we depend on AOL for the development of the localized versions of our interactive services that we intend to offer in various countries in Latin America. We do not have the resources, including personnel and technology, to develop or run our interactive services independently of AOL. Further, if AOL delays in localizing our software, future launches of our interactive services may be postponed. AOL has no obligation to reimburse us for losses caused by its failure to deliver any services under the services agreement. AOL may terminate the services agreement if we materially breach its terms. The termination of this agreement with AOL would critically impact our business.

AOL and the Cisneros Group may fail to agree on matters related to our business

   Since AOL and the Cisneros Group jointly control our company through provisions contained in our restated certificate of incorporation, restated by-laws, and stockholders' agreement, either AOL or the Cisneros Group can block a wide variety of actions. For example, under our restated certificate of incorporation, AOL, as the holder of our B stock, and the Cisneros Group, as the holder of our C stock:

  .  must each separately approve

   -- our offering AOL-branded TV- and wireless-based online services in
      Latin America;
   -- any expansion of our business beyond offering PC-, TV- and wireless-
      based interactive services in Latin America;
   -- any changes to significant corporate governance provisions in our restated certificate of incorporation and restated by-laws; and -- a large number of other corporate and business matters.

  . are each entitled to appoint five members of our board of directors.

   The list of matters that both AOL and the Cisneros Group must approve is extensive and extends beyond major corporate governance issues. See "Management--Committees of the Board of Directors--The Special Committee" and "Description of Capital Stock--Voting Rights." Should AOL and the Cisneros Group disagree on any matter over which each has exclusive veto rights or the direction of AOL-LA, our business may be adversely affected until the disagreement is resolved. If AOL and the Cisneros Group should remain in deadlock, or if their relationship should deteriorate as a result of any disagreement, our business could be adversely affected.

The control exerted by AOL and the Cisneros Group over our business may inhibit or prevent a takeover or change in management that would otherwise favorably impact the market price of the Class A common stock

   As a result of their controlling interest in our company, AOL and the Cisneros Group will have the ability to delay or prevent a change of control or changes in our management that you may consider favorable or beneficial. Further, provisions in our restated certificate of incorporation and restated by-laws may also have the effect of delaying or preventing these changes, including provisions:

  . authorizing the issuance of "blank check" preferred stock without your approval;
  . eliminating the ability of Class A stockholders to call special meetings of stockholders; and
  . requiring advance notice in order for Class A stockholders to introduce proposals at stockholder meetings.

   If a change of control or change in management is delayed or prevented, the market price of our Class A common stock could decline and you may be deprived of the opportunity to sell your shares of Class A common stock at a premium to the then current market price of the Class A common stock.

                                FINANCIAL RISKS

We have a short operating history, have incurred net losses since inception and expect future losses

   We launched our first AOL-LA country service and our first AOL-LA country Internet portal in November 1999 in Brazil. As a result, we have only a limited operating history for you to evaluate our business. We incurred net losses of approximately $7.0 million from inception through September 30, 1999. We expect to continue to incur net losses as we expend substantial resources to develop our business. Nearly all of our revenues through September 30, 1999 reflect subscription fees attributable to our CompuServe Classic subscribers that we acquired from AOL. See note 3 to our financial statements. We expect these CompuServe revenues to decline significantly. Accordingly, you should not evaluate our business or financial prospects based upon our historical subscription revenues. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future. We will need to generate significant revenues to achieve profitability and we may not be able to do so.

If we are unable to raise necessary capital in the future, we may be unable to fund necessary expenditures to grow our business

   To support our operations to date, both AOL and the Cisneros Group have provided us with various services, and the Cisneros Group has also provided cash. However, neither AOL nor the Cisneros Group is obligated to provide any future funding following this offering except that the Cisneros Group is committed to provide $41 million in quarterly installments through July 2, 2001 under the terms of the stockholders' agreement. Our capital requirements depend on numerous factors, including the rate of market acceptance of our interactive services and our ability to maintain and expand our member and user base. We cannot accurately predict the timing and amount of our capital requirements. If our capital requirements vary materially from our plans, we may require further financing sooner than anticipated, in addition to the amounts raised in this offering and the amounts we expect to receive from the Cisneros Group. Any additional equity financing may be dilutive to our stockholders, and any debt financing, if available, may involve restrictions on our financing and operating activities. If the Cisneros Group does not make its contributions as required under the stockholders' agreement or we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or anticipated expansion, which is likely to have an adverse effect on our business.

We may suffer currency exchange losses if local Latin American currencies depreciate relative to the U.S. dollar

   Our reporting currency is the U.S. dollar. However, most of our revenues will be received in the currencies of the countries in which we offer our interactive services. The currencies of many Latin American countries, including Brazil, Mexico and Argentina, have experienced substantial volatility and depreciation in the past. Our revenues will decline in value if the local currencies in which we are paid depreciate relative to the U.S. dollar. Due to our constantly changing currency exposure and the potential substantial volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations on our business.

   To date, we have not tried to limit our exposure to exchange rate fluctuations by using foreign currency forward exchange contracts as a vehicle for hedging. A foreign currency forward exchange contract would obligate us to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates and to make or receive an equivalent U.S. dollar payment equal to the value of the exchange. We may enter into these hedging transactions in the future. Our business may be adversely affected as a result of foreign currency exchange rate fluctuations if we fail to enter into hedging transactions or if our hedging transactions are unsuccessful. In addition, future currency exchange losses may increase if we become subject to exchange control regulations restricting our ability to convert local currencies into U.S. dollars. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Inflation and Foreign Currency Exchange Rate Losses."

Our operating results may also fluctuate due to seasonal factors

   We expect that seasonality will have an effect on our business in the future. We expect the growth in our member and user base to be highest during our second fiscal quarter when sales of new computers and computer software are likely to accelerate due to the holiday season. This may cause fluctuations in our revenues and operating results and cause us to be disproportionately dependent on second fiscal quarter results. If our expenses increase during our other fiscal quarters, we may not generate sufficient revenues to offset these expenses.

                      RISKS RELATED TO OUR MARKET STRATEGY

We face significant competition for subscription and other revenues

   We compete in a rapidly changing marketplace with a wide range of other companies in the highly competitive fields of online services, Internet access, portals, advertising and e-commerce.

   We compete with providers of Spanish- and Portuguese-language interactive services, including Internet access providers, portals, search engines and Web directories. Our principal regional market competitors include El Sitio, in which the Cisneros Group owns a minority interest, StarMedia and Terra Networks. Our primary local market competitors in our core target markets include Universo Online, or UOL, in Brazil, Telmex in Mexico, which has an alliance with Microsoft and offers a Prodigy-branded service, and Ciudad Internet in Argentina. There are currently hundreds of Internet access providers in Latin America and new portals are being launched every month. In addition, we compete for advertising revenue with traditional media, such as newspapers, magazines, radio and television.

   Recent competitive activities which may adversely affect our business include Yahoo!'s portal launches in Brazil and Mexico and UOL's addition of an unlimited Internet access plan in Brazil at a price significantly less than the price we charge for our unlimited access plan. Also, because AOL and the Cisneros Group operate in the interactive services and media industries, there may be instances in which they are engaged in related, or even competing, activities. We expect competition in Latin America will become more intense in the future.

   Some of our competitors and potential future competitors may have the following advantages:

  .  longer operating histories;
  .  greater name recognition in some markets;
  . larger established customer bases; and . greater financial, technical and marketing resources, including advantageous relationships with local and long distance telephone services and telecommunications network providers.

   Increased competition could result in:

  .  loss of subscription fees;
  .  loss of potential advertising revenues;
  .  loss of potential e-commerce revenues;
  . loss of members of our online service or users of our portals; . increased marketing expenses to retain and attract members; and . loss of key employees to our competitors.

   Our competitors may develop interactive services that achieve greater market acceptance and new competitors may emerge and acquire significant market share. Future technological improvements may make the Internet easier to navigate and therefore the factors that differentiate our online services may lose their relevance. Further, competitors that own or have established alliances with cable, satellite or telephone companies may have distribution, technical and/or financial advantages regarding access to dial-up and high-speed communications lines, including the ability to offer free Internet access or Internet access at reduced prices. These factors could adversely impact our business.

Past and future media coverage could adversely affect consumer acceptance of our interactive services

   Several Brazilian media have reported that consumer protection authorities in Brazil received consumer complaints about the installation of America Online Brazil software on their PCs. A non-governmental private consumer protection association, ADEC, has filed a complaint against us based on similar claims. Although we believe that ADEC's claims are without merit and will continue to contest them vigorously, we may not be successful in defeating their claims. The Brazilian media has reported ADEC's claim. Past and future media coverage of our company and our interactive services could adversely affect consumer acceptance of our interactive services. See "Business--Legal Proceedings."

Internet access at lower prices than we charge, as well as free Internet access, is available to consumers, which may affect our ability to generate revenues from subscription fees

   We expect to generate the majority of our total revenues from our online service subscription fees. Moreover, our ability to generate advertising and e-commerce revenues is dependent upon our attracting and retaining a substantial number of online service members as well as users of our portals. Competitors that provide free Internet access, or access at significantly lower prices than we expect to charge, may attract price conscious consumers, including some of our existing members. For example, UOL, the largest provider of Internet access in Brazil, recently added an Internet access plan in Brazil that provides unlimited access at a price that is significantly less than the price of our unlimited access plan. In addition, two Brazilian banks, Bradesco and Unibanco, recently began offering free limited Internet access to their online banking customers. Banco Itau and other banks are also contemplating offering a similar service in Brazil. These and similar actions may cause us to restructure our pricing plans. We may lose or fail to attract price conscious members as competitors provide free Internet access or Internet access at a reduced price. In addition, if we lose or fail to attract members, our advertising and e-commerce revenues could also decline. The availability of free Internet access or Internet access at reduced prices in Latin America may adversely affect our business.

Volatile economic, social and political conditions in Latin America may impair our operations

   Economic, social and political conditions in Latin America are volatile, which may impair our operations. This volatility could make it difficult for us to develop our business, generate revenues or achieve or sustain profitability. Historically, volatility has been caused by:

  .  currency devaluations;
  . significant governmental influence over many aspects of local economies; . political and economic instability;
  .  unexpected changes in regulatory requirements;
  .  social unrest or violence;
  .  slow or negative economic growth;
  .  imposition of trade barriers; and
  .  wage and price controls.

   Most or all of these factors have occurred at various times in the last two decades in our core Latin American markets, Brazil, Mexico and Argentina. We have no control over these matters. Economic conditions in Latin America are generally less attractive than those in the U.S. Recent projections indicate that some Latin American countries, including Brazil and Argentina, will experience stagnant or negative growth rates in terms of their per capita gross domestic product for 1999. Poor social, political and economic conditions may inhibit use of online services and the Internet, create uncertainty regarding our operating climate and cause advertisers to reduce or eliminate their interactive services advertising spending, all of which may adversely impact our business.

We may not be able to effectively penetrate our target market and future launches may be delayed by market conditions

   Our success will depend on how well our interactive services are received and on our ability to effectively penetrate our target market of consumers who already have computers, or who are financially able to purchase one, and who are able to afford the cost of Internet access.

   We intend to launch our interactive services in Mexico and Argentina in 2000. Thereafter, we plan to introduce our interactive services in additional countries in Latin America. Our ability to launch our interactive services depends on factors beyond our control, including the development and timely availability of localized software, for which we depend on AOL, and the availability and reliability of telecommunications network services. In addition, the timing of these launches will depend on the market readiness of each country. We have developed our launch schedule based on a number of assumptions, including assumptions regarding:

  . the number of personal computers owned by individuals within the markets and the potential for future purchases;
  . the accessibility, reliability and cost of telecommunications network services;
  . intensity of price competition for existing and potential Internet users;
  .  regulatory developments; and
  .  the level of current Internet use.

   If our expectations in these and other areas are not met, future launches may be delayed and our business objectives may be compromised.

The uncertain market and increasing competition for advertising on interactive services may reduce our advertising revenues

   Currently, there are no widely accepted standards for measuring the effectiveness of advertising on online services and the Internet, and therefore the demand and market acceptance for this type of advertising is uncertain. If the industry does not develop standard measurements to support and promote online service and Internet advertising, existing advertisers may not maintain their current levels of spending for this type of advertising and prospective advertisers may be reluctant to advertise on online services and the Internet. Moreover, advertisers may choose not to advertise on our online services or portals if they do not perceive our member and user demographics to be desirable. Furthermore, software programs that limit or prevent advertising from being delivered to a computer while the user is visiting portals on the Internet are available. Widespread adoption of this software would adversely affect the commercial viability of Internet advertising. If the market for online service and Internet advertising in Latin America fails to develop or develops more slowly than expected, our business would be adversely affected.

   In addition, we believe that competition for advertising sales will become more intense in the future. This increase could cause advertising rates to decline, which in turn could have an adverse effect on our business.

Interactive services may fail to gain acceptance as a viable medium for e-commerce

   E-commerce in Latin America may not gain acceptance for a number of reasons, including:

  . the small percentage of consumers holding credit cards, which are the primary method of payment for e-commerce transactions in the U.S.;
  . perceived lack of security of commercial data, such as credit card numbers;
  .  concerns over privacy regarding consumers' personal data;

  .  inconsistent quality of service;
  . lack of adequate distribution and fulfillment operations for goods purchased;
  . uncertainty regarding intellectual property ownership; and . other legal issues related to the Internet or the timely development and commercialization of performance improvements, including high-speed modems.

These factors could negatively impact our ability to generate e-commerce revenues and therefore could adversely impact our business.

   Moreover, unlike in the U.S., consumers and merchants in Latin America can be held fully liable for credit card and other losses due to third-party fraud. The incidence of credit card fraud is higher in Latin America than in the U.S. Because secure methods of payment for e-commerce transactions have not been widely adopted in Latin America, both consumers and merchants have a relatively low confidence level in the integrity of e-commerce transactions. In addition, many banks and other financial institutions have generally been reluctant to give merchants the right to process online transactions due to concerns about credit card fraud. Unless consumer fraud laws in Latin American countries are modified to protect e-commerce merchants and consumers, and until secure, integrated on-line payment processing methods are fully implemented across the region, our ability to generate revenues from e-commerce may be limited, which could have an adverse effect on our company.

   Additionally, customs duties and taxes are imposed on deliveries of international parcels in many countries in Latin America, making international e-commerce transactions more costly. Many countries also do not have systems in place to ensure speedy and reliable delivery of parcels once they have cleared customs. These problems may deter merchants and consumers from engaging in e-commerce transactions. If governmental authorities in Latin American countries fail to deregulate customs duties, or if deregulation occurs slowly, our ability to generate revenues from e-commerce will be reduced, which could have an adverse effect on our company.

Most of our arrangements with third party content providers and e-commerce merchants are of limited duration and are non-exclusive

   We rely on third party content providers and e-commerce merchants to attract online service members and portal users. The greater the number of members and users of our interactive services, the more appealing we expect our services will be to advertisers. The success of our relationships with content providers and e-commerce merchants is therefore vital to our business. We expect most of these content and e-commerce arrangements to be non-exclusive and short-term. These relationships may not result in sustained business partnerships, significant use of our interactive services, significant subscription, advertising and e-commerce revenues or enhancement of our interactive services, which could adversely impact our business. As competition intensifies in the interactive services markets, it may become more difficult or expensive for us to secure and maintain these relationships. Our failure to establish new relationships, a loss of any existing relationships or a significant increase in the costs associated with maintaining these relationships may have an adverse effect on our business.

Growth may strain our operations

   We will need to expand our operations in order to support the growth of our interactive services. However, if our member base grows rapidly, our managerial, operational and financial resources and systems may be strained significantly. To accommodate a rapidly expanding member and user base and manage our growth, we must continue to implement and improve these systems and effectively hire, train and manage our employees. If we fail to manage our growth successfully, our business could be adversely affected.

The loss of key executives and personnel may impair the operation and growth of our business

   Our success depends in part upon both the continued services of our executive officers and other key employees and our ability to attract and retain highly skilled and qualified personnel. The loss of the services of one or more of our key personnel could adversely impact our business. Since competition for talented people is intense, we may have difficulty in attracting and retaining skilled and qualified personnel in each of the countries where we expect to launch our interactive services. The president of our Brazilian subsidiary recently left our company and we are currently evaluating candidates for this position. If we are not successful in hiring a suitable replacement in a timely manner, our ability to manage our business effectively may be adversely affected.

          RISKS RELATED TO THE INTERNET AND TECHNOLOGY INFRASTRUCTURE

Our servers, which are owned and maintained by AOL, may be subject to system failures, computer viruses or other unanticipated problems that may damage our reputation and result in a loss of members and in a decrease in use of our portals

   The host computers that run our interactive services, which we refer to as our servers, are owned and maintained by AOL in three locations within the U.S. Our operations therefore depend entirely on AOL's ability to protect this equipment and the information stored there against damage by fire, power loss, failures by third party service providers, unauthorized intrusions and other events. AOL's efforts to reduce the risk of operations interruptions may not be sufficient. Any damage to or failure of AOL's servers could adversely impact our business. We currently have property and business interruption insurance only for our Brazilian operations and it may not sufficiently cover our losses. Our interactive services may be disrupted for other reasons beyond our control, such as software defects as well as maintenance and equipment installations that AOL performs in the ordinary course of operations. AOL's efforts to reduce failures by providing excess equipment capacity and redundancy may not be adequate and any outages could adversely impact our business. Computer viruses, the occurrence of a natural disaster or other unanticipated problems affecting AOL's servers or any other damage to or failure of these systems could result in service interruptions. If AOL experiences frequent or persistent system failures, our reputation and business could be permanently harmed even if the failures do not directly affect the systems that run our interactive services. In addition, if we inadvertently transmit a computer virus through our servers, we may be exposed to a material risk of loss or litigation and possible liability. See "Business--Local and Long Distance Telephone Service, Telecommunications Network Capacity and Technology."

Third party telecommunications network providers, on which we depend to transmit our online service data, may not function reliably or be able to accommodate our anticipated growth

   We depend entirely upon third party telecommunications network providers to transmit data between AOL's servers in the U.S. and our members and content providers in Brazil. We will be similarly dependent on these providers as we launch our AOL-LA country services throughout Latin America. Our ability to develop our online service business depends, in large part, on the capacity, reliability and security of these third party networks. If these third party telecommunications networks do not function properly, the quality of our online services, or even our ability to deliver our online services, would be compromised.

   Currently, most of our data is transmitted between Brazil and the U.S. via satellite because adequate quantities of fiber optic cable are not yet available for overseas transmissions between the U.S. and Latin America. Fiber optic cable offers greater capacity and is generally more reliable than satellite-based transmissions. If adequate quantities of fiber optic cable do not become available for transmissions between the U.S. and Latin America, our business may be adversely affected.

   In addition, if our third party network providers are unable to accommodate a rapid increase in use of our online services, members may encounter delays and other difficulties in accessing and using our online services. If these third party network providers are unable to meet their contractual obligations or if our data transmission needs exceed our projected levels, we would face the challenge of having to arrange for alternative sources of incremental capacity in a timely fashion and on favorable commercial terms. If our data transmission needs cannot be regularly met by our existing or future carriers, or through alternative sources, it would be difficult, if not impossible, for us to grow our online service business.

   From time to time in the past, local and long distance networks in Latin America have experienced capacity problems. If capacity problems occur in the future, our members may experience delays and other difficulties accessing our online services. We believe that some of our members may cease to use our online services and become customers of our competitors if they experience difficulties in accessing our services.

   Further, our network capacity contracts commit us to purchase a minimum amount of network capacity and we may be subject to similar minimums as we expand into other countries in Latin America. Accordingly, if the number of our members, or their use of our online services, does not increase as we anticipate, our network costs will not correspondingly decrease. See "Business--Local and Long Distance Telephone Service, Telecommunications Network Capacity and Technology."

Underdeveloped local and long distance telephone service may limit the growth of the Internet in Latin America

   Members and users of our interactive services initiate access via local and long distance telephone lines. Local and long distance telephone service in Latin America is significantly less developed than in the U.S. For example, in 1998, there were approximately 66 telephone lines for every 100 people in the U.S., compared to approximately 12 in Brazil, 10 in Mexico and 20 in Argentina. The quality, continued development and expansion of local and long distance telephone service in Latin America by local and regional telephone service companies will have a substantial impact on our ability to deliver our interactive services to consumers and on the market acceptance of online services and the Internet in Latin America. In addition, the quality and availability of local and long distance telephone service may vary considerably within a particular country, which may affect the rate at which we are able to expand our interactive services to potential consumers on a national scale. Moreover, adequate quantities of local and regional telephone lines may not be readily available should online service and Internet use increase more rapidly than anticipated. If further anticipated improvements to Latin American local and long distance telephone service are not made, online services and the Internet will not gain broad market acceptance in Latin America and our business will be adversely affected. See "Business--Local and Long Distance Telephone Service, Telecommunications Network Capacity and Technology."

If the cost of local access calls does not continue to decline in Latin America, consumers may conclude that our interactive services are not cost effective

   Unlike in the U.S., locals calls are metered in Latin America and online service and Internet users therefore pay for local calls that connect them to an Internet access provider in addition to paying Internet access fees. We believe this has had a negative impact on the growth of online services and Internet use in Latin America. If competition among local and long distance telephone companies in our target markets does not continue to reduce telephone call charges, our business may be adversely affected.

We may lose members if we fail to adapt our online services to accommodate newer and faster methods of Internet access or if we fail to keep up with changing technologies

   We expect high-speed Internet and online service access to become more widely available in Latin America through cable, satellite broadcasting and other technologies offered to consumers by third party telecommunications network providers. High-speed access offers significantly faster connections and enhanced features, including the delivery of voice and full-motion video, as compared to the dial-up online access that we currently offer. Additionally, our members can currently access our online services only through the Windows 95 and Windows 98 operating system platforms. Our failure to effectively accommodate other operating systems or high-speed access in a timely manner could adversely impact our business.

   Although we have the right under our license agreement to offer AOL-branded TV- and wireless-based online services, our ability to offer these services depends upon AOL developing them. In the case of wireless-based services, our rights will only extend to services developed for commercial launch by AOL
before    , 2004 (four years from the effective date of the registration statement for this offering). We will be at a competitive disadvantage if we are not able to offer our online services over these new technologies.

Potential Year 2000 problems may have an adverse effect on our operations and ability to offer our interactive services without interruption

   We utilize a significant number of computer software programs, operating systems and computer equipment in our operations. We also rely on AOL's software programs and systems for our interactive services and for some administrative functions. These programs, systems and equipment may need to be modified or even replaced by AOL or by us if they are unable to appropriately interpret the calendar year 2000. For example, Spanish-language versions of our CompuServe Classic software, used by a minority of our CompuServe Classic members, have not been reviewed by and will not be certified as Year 2000 compliant by AOL. No patch or upgrade of these Spanish-language versions will be available to make these versions Year 2000 compliant. However, a free upgrade to the Year 2000 compliant English-language version, which can be downloaded from the CompuServe Classic service, has been made available to all members.

   Third parties other than AOL have developed and currently support some of our programs, systems and equipment, including the Internet browser featured on our America Online Brazil service. In addition, our operations depend upon other third parties such as content providers, e-commerce merchants and advertisers who supply the content and services that we deliver to our members and users. We also depend upon the continued viability of local and long distance telephone service and third party telecommunications networks in Latin America, including Netstream's and Embratel's networks, as well as the Internet itself, to provide our online services to our members and enable users to access our portal.

   We have only recently begun operations and we have not conducted separate testing of services, programs and equipment provided by third-party vendors. These services and equipment may need to be modified if they are not Year 2000 compliant. For example, the third party Internet browser used in some versions of our CompuServe Classic Service is not Year 2000 compliant, and a free upgrade will be required to make the browser compliant. We have been unable to assess the Year 2000 readiness of the local and regional telephone providers in Brazil. In the event that any third party's programs, systems and equipment are compromised because of the Year 2000 problem, our ability to deliver our services and to generate revenues could be adversely affected, even if our own and AOL's systems are fully operational.

   With respect to the Internet, because no single entity or organization manages or controls the Internet, we have no way to determine how many of the devices or systems that contribute to the transmission of data over the Internet may be subject to the Year 2000 risk.

   We cannot predict the outcome of our Year 2000 program, whether third party programs, systems and equipment are, or will be, Year 2000 compliant, the costs required to address the Year 2000 issue, or whether any failure to achieve substantial Year 2000 compliance will adversely impact our business.

                 RISKS RELATED TO LEGAL AND REGULATORY MATTERS

We may become subject to burdensome government regulations affecting interactive services

   The legal and regulatory environment that pertains to interactive services in Latin America remains uncertain and may change. Latin American countries may adopt laws and regulations or apply existing laws to interactive services, including e-commerce and online service and Internet advertising. Uncertainty and new regulations could increase our costs, prevent us from delivering our interactive services and could also slow the growth of the Internet significantly. This could delay growth in demand for our interactive services and limit our ability to generate revenues.

   New and existing laws and the interpretation of existing laws may cover issues such as:

  .  libel and defamation;

  .  copyright, trademark and patent infringement;

  .  pornography;

  .  access to networks;

  .  other claims based on the nature and content of Internet materials;

  .  sales and other taxes;

  .  user privacy and data protection;

  .  pricing controls;

  .  consumer protection; and

  .  cross-border commerce.

   Adverse changes in the legal or regulatory environments that relate to interactive services, including the e-commerce and online service and Internet advertising industries in Brazil, Mexico and Argentina, could adversely impact our business.

   Further, some Latin American countries, including Mexico and Argentina, currently require Internet access providers to be licensed. While we have applied for the required licenses in Mexico and Argentina, we cannot assure you that these licenses will be granted in a timely manner. See "Business-- Government Regulation and Legal Uncertainties."

We may be subject to claims based on the content we provide over our network

   The laws of Latin American countries relating to the liability of interactive service providers for activities of their members and users are currently unsettled. Claims have been made against interactive service providers in the past for defamation, negligence, copyright or trademark infringement, obscenity, illegal gambling, personal injury and other alleged violations of laws or regulations relating to the posting of information online by their members and users. We could be subject to similar claims and incur significant costs to defend against, settle or otherwise resolve these claims. In addition, we could be exposed to liability for the selection of listings that may be accessible through our interactive services or through content and materials that our members and users may post in classifieds, message boards, chat rooms or other interactive services. It is also possible that if any information provided through our interactive services contains errors, third parties could make claims against us for losses incurred in reliance on the information. We also offer e-mail services and instant messaging, which exposes us to potential liabilities or claims resulting from:

  .  unsolicited e-mail or instant messages;

  .  lost or misdirected messages;

  . illegal or fraudulent use of e-mail or instant messaging or other claims related to the content of these messages; or

  .  interruptions or delays in e-mail or instant messaging services.

   Investigating and defending these claims is expensive, even if they do not result in liability.

Unauthorized use of AOL's intellectual property by third parties may adversely affect our business

   We cannot be certain that the steps AOL has taken to protect our licensed rights to AOL's trademarks and domain names will be adequate or that third parties will not infringe or misappropriate our licensed rights. For instance, given the global reach of the Internet, the trademarks and other forms of licensed intellectual property that we license from AOL will be displayed in countries that offer less intellectual property protection than the U.S. We have distributed and will continue to distribute software, licensed to us by AOL, for our online services under agreements that grant members a license to use the software and we rely on the protections afforded primarily by copyright laws to protect against unauthorized reproduction of the software. We rely in part on "click-through" licenses that are not signed by our members and, therefore, may be unenforceable under the laws of Brazil and other jurisdictions in which we expect to offer our online services. In addition, we attempt to protect our trade secrets and other confidential information through agreements with employees and consultants. Although we intend to protect our rights vigorously, we cannot assure you that these measures will be successful. Policing unauthorized use of the software for our online services is difficult and the steps taken may not prevent the misappropriation of our licensed technology and intellectual property rights.

   AOL has experienced difficulty in obtaining the rights to the domain names www.aol.com.br in Brazil, www.aol.com.mx in Mexico, and www.aol.cl in Chile. These domain names incorporate the AOL trademarks that have been licensed to us by AOL. AOL is currently engaged in or is considering initiating legal proceedings regarding these domain names. In Brazil, Mexico, Argentina, Chile, Colombia and Venezuela, AOL has initiated opposition proceedings to prevent registration of marks by third parties that are confusingly similar to AOL's marks. We may initiate similar proceedings in other Latin American countries. We cannot assure you that AOL will prevail in any legal proceedings or be able to register successfully all of the domain names that relate to its trademarks. AOL's or our own inability to protect our licensed rights to these domain names and any other infringement or misappropriation action could lead to public confusion about our brand and adversely affect our business.

Defending against intellectual property infringement claims could be time consuming and expensive and, if we are not successful, could subject us to significant liability and disrupt our business

   We cannot be certain that our interactive services do not or will not infringe on valid patents, copyrights or other intellectual property rights held by third parties. From time to time, we have received communications from third parties asserting that features, content or names related to our services may infringe patents, copyrights, trademarks and other rights of these parties. We cannot assure you that third parties will not assert infringement claims against us in the future with respect to current or future features or content of our interactive services or that any assertion would not result in litigation or require us to enter into royalty and other similar arrangements. Third parties may also challenge AOL's marks from time to time and these challenges may result in limitation or loss of our rights to use AOL's proprietary marks. We may incur substantial expense in defending against these third party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial liability or materially disrupt the conduct of our business.

                         RISKS RELATED TO THE OFFERING

Our stock price is likely to be highly volatile

   Following this offering, the trading price of our Class A common stock, assuming that a trading market develops, may be highly volatile and may fluctuate substantially. Failure to meet market expectations because of quarterly fluctuations in our financial results could cause our stock price to decline. In addition, factors that are not related to our operating performance could cause our stock price to decline. The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly Internet companies. As a result, you may experience a decrease in the market value of your Class A common stock regardless of our operating performance or prospects.

   If our stock price is volatile, we may become subject to securities litigation, which is expensive and could result in a diversion of our management's attention and resources. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many companies in our industry have been subject to this type of litigation.

We may use the net proceeds of this offering in ways with which you may not agree

   We have not committed the net proceeds of this offering to any particular purpose. We will therefore have significant flexibility in applying the net proceeds of this offering, including ways with which you may disagree. We may, when the opportunity arises, use a portion, or all, of the net proceeds to acquire or invest in businesses, products and technologies. If we do not apply the funds we receive effectively, our accumulated deficit will increase and we may lose significant business opportunities. See "Use of Proceeds."

The market price for our Class A common stock could be adversely affected by the large number of additional shares eligible for issuance and sale in the future

   Immediately following this offering and the concurrent distribution by the
Cisneros Group,     shares of Class A common stock will be issued and
outstanding. An additional     shares of Class A common stock will be issuable
to AOL and the Cisneros Group in exchange for their B stock and C stock, as well as upon exercise of the AOL warrant. Although AOL and the Cisneros Group have agreed with the underwriters that they will not sell or otherwise dispose of their shares for 180 days after the date of this prospectus, AOL and the Cisneros Group have registration rights with respect to the Class A common stock issuable to them. The sale of a substantial number of shares of Class A common stock, or the perception that sales could occur, could cause the amount of our stock available, or perceived to be available, for sale in the market to exceed demand, which could adversely affect the market price of our Class A common stock. Future sales of Class A common stock by AOL, the Cisneros Group or any other stockholder could also make it more difficult for us to sell equity or equity-linked securities in the future at a time and price that we deem appropriate. This could adversely affect our ability to fund our current and future operations. In addition, AOL and the Cisneros Group may seek out one or more additional strategic principal stockholders to join them as stockholders of our company. As a result, we may in the future issue shares of our capital stock to investors designated by AOL and the Cisneros Group. See "Shares Eligible for Future Sale" and "Certain Relationships and Related Transactions--The Stockholders' Agreement."

The net tangible book value of your Class A common stock will be less than the initial public offering price that you paid for your shares

   The initial public offering price per share of our Class A common stock is substantially higher than the net tangible book value per share of our Class A common stock. You will experience immediate and substantial dilution in net
tangible book value of $   per share, assuming an initial public offering price
of $   per share. Accordingly, in the event we are liquidated, you may not receive the full amount of your investment. See "Dilution."

Because we currently do not plan to pay cash dividends on our shares, holders of our Class A common stock will not be able to receive a return on their shares unless they sell them

   We have never declared or paid any cash dividends on our shares of Class A common stock and do not anticipate paying cash dividends in the foreseeable future. In addition, our special committee must unanimously approve the payment of any dividends before our full board of directors can approve a dividend payment. Further, prior to the payment of any dividends on our shares of Class A common stock, we must pay dividends, payable in Series B and Series C preferred stock, as and when declared by our board of directors, on our shares of Series B and Series C preferred stock. See "Dividend Policy."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of our statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. We have described these risks and uncertainties in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" or the negative of these terms or other comparable terminology.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made.

   This prospectus contains market data related to our business and the Internet. This market data includes projections that are based on a number of assumptions. These projections assume, among other things, that:

  . social, political and economic conditions will be stable in our target markets;
  .  no catastrophic failure of the Internet will occur;
  . the number of people online and the total number of hours spent online will increase significantly over the next four years;
  . the value of online advertising dollars spent per online user hour will increase;
  . the download speed of content will increase significantly; and . Internet security and privacy concerns will be adequately addressed.

   If any one or more of these assumptions turns out to be incorrect, our actual results may differ from the projections based on these assumptions. In addition, even if these assumptions turn out to be correct, the markets related to interactive services may not grow over the next four years at the rates projected by the market data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business and the market price of our shares of Class A common stock.

                                USE OF PROCEEDS

   We estimate that the net proceeds from our sale of     shares of Class A
common stock in this offering will be $   million. If the underwriters exercise
their over-allotment in full, we estimate that the net proceeds will be $ million. These estimates reflect the deduction of the underwriting discount and estimated offering expenses and assume an initial public offering price of $ per share.

   We currently intend to use the net proceeds of this offering for the following purposes:

  . expansion of our interactive services, including marketing, brand and content development;
  . expansion of telecommunications network capacity;
  . capital expenditures; and
  . for working capital and general corporate purposes, including possible acquisitions of or investments in complementary businesses, products or technologies.

   At the present time, we have no understandings, commitments or agreements with respect to any material acquisitions or investments. Pending our use of the net proceeds of the offering for the purposes described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

   The foregoing discussion is merely an estimate based on our current business plans. Our actual expenditures may vary depending upon circumstances not yet known.

   Neither we nor the Cisneros Group will receive any proceeds in connection with the distribution by the Cisneros Group.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our shares of Class A common stock. We currently intend to retain any earnings to fund our future growth and the operation of our business. Therefore, we do not anticipate paying any cash dividends on our shares of Class A common stock in the foreseeable future. In addition, the special committee of our board of directors must unanimously approve the payment of any dividends before our full board of directors can approve a dividend payment. Further, prior to the payment of any dividends on our shares of Class A common stock, we must pay dividends, payable in Series B and Series C preferred stock, as and when declared by our board of directors, on our shares of Series B and Series C preferred stock.

                                 CAPITALIZATION

   The following table presents our capitalization as of September 30, 1999 on
an actual basis and as adjusted to give effect to our sale of     shares of
Class A common stock in this offering at an assumed initial public offering
price of $    per share, after deducting the underwriting discount and
estimated offering expenses, and the concurrent distribution of    shares of
Class A common stock by the Cisneros Group. You should read this information in conjunction with our financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

                                                                  As of
                                                           September 30, 1999
                                                           --------------------
                                                           Actual   As Adjusted
                                                           -------  -----------
                                                             (In thousands)
Cash and cash equivalents (1)............................. $29,862    $
                                                           =======    =======
Stockholders' equity:
Preferred stock, $.01 par value;        shares
 authorized (2):
  Series B and C cumulative redeemable convertible--
   and    shares authorized, respectively;
      shares of Series B cumulative redeemable preferred
   issued and outstanding on an actual and as adjusted
   basis..................................................
      shares of Series C cumulative redeemable preferred
   issued and outstanding on an actual basis;    shares
   issued and outstanding on an as adjusted basis.........
Common stock, $.01 par value;        shares
 authorized (3):
  Class A--      shares authorized; no shares issued or
   outstanding on an actual basis;    shares issued and
   outstanding on an as adjusted basis....................      --         --
  Class B and C--    and     shares authorized,
   respectively; no shares issued or outstanding on an
   actual or as adjusted basis............................      --         --
  Additional paid-in capital (1)..........................  35,120
  Other accumulated comprehensive loss--foreign currency
   translations...........................................    (187)
  Accumulated deficit.....................................  (7,011)
                                                           -------    -------
    Total stockholders' equity............................  27,922
                                                           -------    -------
      Total capitalization................................ $27,922    $
                                                           =======    =======

--------
(1) Reflects approximately $35 million contributed by the Cisneros Group in equity capital from our inception through September 1999. Does not include $24 million that we received from the Cisneros Group from October 1999 through January 2000.
(2) Excludes the AOL warrant, an immediately exercisable warrant to purchase shares in any combination of our Series B preferred, Class A common or
    Class B common stock at an exercise price equal to the initial public offering price, that we will grant to AOL as of the effective date of this offering.
(3)  Excludes options to purchase a total of     shares of Class A common stock
     that we will grant to employees and directors as of the effective date of this offering.

                                    DILUTION

   As of September 30, 1999, our net tangible book value was approximately
$27.9 million, or $    per share of capital stock. Net tangible book value per
share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of Class A common stock and Series B and Series C preferred stock outstanding. Dilution is the amount by which the initial public offering price paid by purchasers of the shares of Class A common stock in this offering will exceed the net tangible book value per share of our capital stock following this offering. After giving effect to our sale
of     shares of Class A common stock in this offering at an assumed initial
public offering price of $   per share and the application of the estimated net
proceeds from this sale, our as adjusted net tangible book value at September
30, 1999 would have been approximately $    million, or $    per share of
capital stock. This represents an immediate increase in net tangible book value
of $    per share to our existing stockholders, AOL and the Cisneros Group, and
an immediate decrease in net tangible book value of $    per share to new
investors purchasing shares of Class A common stock in this offering. The following table illustrates this per share dilution.

   Assumed initial public offering price per share.....................     $
     Net tangible book value per share at September 30, 1999........... $
     Increase in net tangible book value per share attributable to new investors purchasing shares in the offering......................
                                                                        ---
   Net tangible book value per share after the offering................
                                                                            ---
   Dilution per share to new investors in the offering.................     $
                                                                            ===

   The following table summarizes, on an as adjusted basis, as of September 30, 1999, the total number of shares of capital stock purchased from us, the total cash consideration paid to us and the average cash price per share of Series B and Series C preferred stock paid by AOL and the Cisneros Group, respectively, and by new investors purchasing shares of Class A common stock, based upon an
assumed initial public offering price of $    per share before deducting the
underwriting discount and estimated offering expenses:

                                                    Total
                         Shares Purchased     Cash Consideration      Average
                         ------------------   --------------------     Price
                         Number    Percent     Amount     Percent    Per Share
                         --------  --------   --------   ---------   ---------
AOL ....................                   %                      %     $
The Cisneros Group .....
Investors in this
 offering...............
                          --------  --------   --------   ---------     ---
  Total.................                100%                   100%     $
                          ========  ========   ========   =========     ===

   As of the effective date of this offering, we will issue an immediately
exercisable warrant to AOL to purchase any combination of     shares of Series
B preferred stock or Class A or Class B common stock at an exercise price equal to the initial public offering price. We will also grant options to employees
and directors to purchase a total of    shares of Class A common stock. No
other stock options or warrants have been granted or issued. These tables assume no exercise of the outstanding stock options or the AOL warrant.

                            SELECTED FINANCIAL DATA

   You should read the selected financial data presented below in conjunction with our financial statements and the notes to those financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus. Except for pro forma share data, the statement of operations and balance sheet data are derived from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the operating results to be realized in the future.

                                                  Period from
                                               December 15, 1998  Three Months
                                              (date of inception)     Ended
                                                      to          September 30,
                                                 June 30, 1999        1999
                                              ------------------- -------------
                                              (In thousands, except share data)
Statement of Operations Data:
Revenues:
  Subscriptions.............................        $ 1,644          $ 1,129
  Advertising and e-commerce................             --               78
                                                    -------          -------
    Total revenues..........................          1,644            1,207
                                                    -------          -------
Costs and expenses:
  Cost of revenues..........................          1,091              632
  Sales and marketing.......................          3,179               44
  Product development.......................            312              252
  General and administrative................          1,979            2,488
                                                    -------          -------
    Total costs and expenses................          6,561            3,416
                                                    -------          -------
Loss from operations........................         (4,917)          (2,209)
Other income, net...........................              9              340
                                                    -------          -------
Loss before provision for income taxes......         (4,908)          (1,869)
Provision for income taxes..................           (131)            (103)
                                                    -------          -------
Net loss....................................        $(5,039)         $(1,972)
                                                    =======          =======
Unaudited pro forma net loss per share (1)..        $                $
                                                    =======          =======
Unaudited pro forma weighted average shares
 outstanding (1)............................
                                                    =======          =======

                                                           As of       As of
                                                          June 30, September 30,
                                                            1999       1999
                                                          -------- -------------
                                                              (In thousands)
Balance Sheet Data:
Cash and cash equivalents................................ $17,716     $29,862
Working capital..........................................  16,989      26,568
Total assets.............................................  20,300      34,301
Total stockholders' equity...............................  16,999      27,922

--------
(1) Pro forma net loss per share assumes, for both periods, the conversion of the Series B and Series C preferred stock into Class A common stock, but
    excludes the issuance of     shares of Class A common stock in this
    offering, as well as those shares issuable under our stock option plan and upon exercise of the AOL warrant.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis of the financial condition and results of operations of America Online Latin America in conjunction with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of several factors, including, but not limited to, those described in "Risk Factors" and elsewhere in this prospectus.

Overview

   America Online Latin America seeks to become the leading provider of interactive services in Latin America. We intend to bring to the Latin American market localized AOL-branded interactive services and the opportunity to join AOL's global online community of more than 20 million users in 15 countries and seven languages.

   Our family of AOL-branded interactive services will include the AOL-LA country services, our comprehensive online services which will be available to subscribing members, and the AOL-LA country Internet portals and our Latin American regional Internet portal. Our network of Internet portals will offer content, community and e-commerce opportunities to all Internet users. Our interactive services will be developed on a country-by-country and regional basis and tailored to local interests.

   We currently have the exclusive right to offer AOL-branded PC-based online services in Latin America. Under our license agreement with AOL, we also have the exclusive right to offer AOL-branded TV-based online services in Latin America if AOL develops these services. In addition, we have the exclusive right to offer in Latin America any AOL-branded wireless-based online services
developed by AOL for commercial launch by        , 2004 (four years from the
effective date of the registration statement for this offering). We also have the right in Latin America to promote AOL's ICQ service, which features leading, real-time communications software and an associated portal. The ICQ service enables its worldwide community of approximately 50 million users, including approximately 5 million users in Latin America, to find and communicate with each other in real-time. As local versions of the ICQ service are developed, we will engage in other marketing and cross-promotion activities with AOL.

   Currently, our business is conducted by affiliates of AOL Latin America, S.L., a limited liability company organized in Spain in December 1998. AOL Latin America, S.L. is a joint venture between AOL and the Cisneros Group. Upon the effectiveness of this offering, we will indirectly own all of AOL Latin America, S.L. and its affiliates, through a corporate reorganization in which AOL and the Cisneros Group will exchange their interests in the entities that
own AOL Latin America, S.L. and its affiliates for      and      shares of our
Series B preferred stock and Series C preferred stock, respectively. AOL will also receive the AOL warrant.

   We commenced operations in December 1998. As a result, we have only a limited operating history for you to evaluate our business. We launched our first AOL-LA country service and first AOL-LA country Internet portal in Brazil in November 1999. We acquired AOL's Latin American CompuServe Classic subscribers in December 1998 and as of December 31, 1999, we had approximately 7,500 CompuServe Classic members, the majority of whom were located in Mexico. We incurred net losses of approximately $7.0 million from inception through September 30, 1999. We expect to continue to incur net losses as we expend substantial resources to develop our business. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future. We will need to generate significant revenues to achieve profitability and we may not be able to do so.

   On January 10, 2000, AOL entered into a merger agreement with Time Warner, Inc. Under the agreement, a new holding company, AOL Time Warner, Inc., will form two wholly-owned subsidiaries that will merge with each of AOL and Time Warner. After the merger, AOL and Time Warner will be wholly-owned subsidiaries of AOL Time Warner. Time Warner shareholders will receive 1.5 shares of AOL Time Warner for each share of Time Warner stock they own. AOL shareholders will receive one share of AOL Time Warner stock for each share of AOL stock they own. The merger is subject to customary closing conditions, including receipt of required regulatory approvals and the approval of AOL and Time Warner stockholders.

Consolidated Results of Operations

   Revenues. Total revenues consist of subscription revenues, advertising revenues and e-commerce revenues. The following table presents the components of our revenues for the period from our inception to June 30, 1999, and for the three months ended September 30, 1999.

                                           December 15, 1998
                                                (date of
                                             inception) to   Three Months Ended
                                             June 30, 1999   September 30, 1999
                                           ----------------- -------------------
                                                  (Dollars in thousands)
Revenues:
  Subscriptions........................... $  1,644   100.0% $   1,129     93.5%
  Advertising and e-commerce..............       --     --          78     6.5
                                           -------- -------- --------- ---------
    Total revenues........................   $1,644   100.0% $   1,207    100.0%
                                           ======== ======== ========= =========

   Subscription revenues. For the periods presented, subscription revenues were generated from members paying fees to subscribe to the CompuServe Classic service. Subscription revenues will be generated in the future primarily from members paying fees to subscribe to the AOL-LA country services and to a lesser extent from the CompuServe Classic service.

       AOL-LA subscription revenues. We anticipate that a substantial majority of our total revenues will be derived from members subscribing to our AOL-LA country services. Members subscribing to an AOL-LA country service will be able to select from one of several service plans. Our service plans will include unlimited use plans, which will offer unlimited online access for a fixed monthly fee, and limited use plans, which will offer a combination of a fixed monthly fee for a specified number of hours of online access and the option to spend additional time online, billed at an hourly rate. AOL-LA subscription revenues will therefore include fixed monthly fees and fees paid by members for extra hours spent online.

       CompuServe Classic subscription revenues. Through September 30, 1999, our subscription revenues were generated from our CompuServe Classic service. Due to a declining base of subscribers to the CompuServe Classic service, subscription revenues from this service have been declining. Since we do not plan to add new CompuServe Classic members, we anticipate that our subscription revenues from the CompuServe Classic service will continue to decline. We have the right to market the CompuServe brand in Latin America. Although we have no current plans to market CompuServe-branded products actively, we intend to service our existing base of subscribers and will actively market this brand if demand for a more value-oriented product develops in Latin America.

   We recognize subscription revenues over the period that we provide the service. Subscription revenues for the three months ended September 30, 1999 were approximately $1.1 million and approximately $1.6 million for the period from our inception through June 30, 1999. We derived all of these revenues from our CompuServe Classic service. At the time we acquired the subscribers to the CompuServe Classic service, we entered into a contract with a third party to manage and administer the CompuServe Classic service. In exchange for these services, this third party retained a portion of these subscription fees. We recorded the net subscription fees due to us as revenues. In June 1999, we modified the contract to eliminate the sharing of all subscription fees and to include the payment of a service fee to the third party. Accordingly, we have recorded gross subscription fees due to us from the CompuServe Classic service, and the related service fees are included in cost of revenues for the three months ended September 30, 1999.

   We anticipate that the majority of our members will pay their subscription fees using methods of payment, other than credit cards, that are commonly used in Latin America. For instance, in Brazil, our customers will use the boleto form of payment, under which banks, designated by us, will act as conduits for collecting accounts receivable. We will send each member a bill and the member will pay the bill at his or her local bank. These local banks will then remit the payments to our designated banks. This is a common form of payment in Brazil, but is more costly for us than credit cards.

   Advertising and e-commerce revenues. An important component of our business strategy is to generate advertising and e-commerce revenues from our online services and our portals.

   Advertising revenues will be derived principally from:

  . advertising arrangements under which we receive fees based on the number of advertisements displayed on our interactive services; and
  . sponsorship or co-sponsorship arrangements that allow advertisers to sponsor an area on our interactive services in exchange for a fixed payment either in cash or, in some instances, in equity.

   For advertising arrangements that require us to display a specified number of advertisements, we intend to recognize advertising revenues ratably in the period in which the advertisements are displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. To the extent that we do not expect to meet any minimum guaranteed advertisement display levels, we defer recognition of the corresponding revenues until guaranteed levels are achieved. Payments received from advertisers prior to our displaying their advertisements on our interactive services are recorded as deferred revenues. We recognize revenues from sponsorship or co-sponsorship arrangements ratably over the contract term, provided that we have no significant obligations remaining.

   In addition to advertising revenues, we expect to derive revenues from e-commerce transactions conducted through our interactive services in the form of either a flat payment or a percentage of each e-commerce transaction that is attributable to our interactive services, or both. We may receive cash or, in some instances, equity. We will recognize revenues derived from e-commerce transactions when we are notified of sales that are attributable to our interactive services.

   Advertising revenues for the three months ended September 30, 1999 were approximately $78,000. We did not generate any advertising revenues during the period from our inception through June 30, 1999. Although we expect advertising and e-commerce revenues to increase in future periods, we expect to derive the substantial majority of our revenues from subscriptions to our AOL-LA country services.

   Costs and expenses. The following table presents the components of our costs and expenses for the period from our inception to June 30, 1999, and for the three months ended September 30, 1999.

                                            For the Period
                                                 from
                                           December 15, 1998
                                                 (date
                                             of inception)   Three Months Ended
                                            to June 30, 1999 September 30, 1999
                                           ----------------- -------------------
                                                  (Dollars in thousands)
Costs and expenses:
  Cost of revenues........................ $  1,091    16.6% $     632     18.5%
  Sales and marketing.....................    3,179    48.5         44      1.3
  Product development.....................      312     4.8        252      7.4
  General and administrative..............    1,979    30.1      2,488     72.8
                                           -------- -------- --------- ---------
    Total costs and expenses.............. $  6,561   100.0% $   3,416    100.0%
                                           ======== ======== ========= =========

   Cost of revenues. Cost of revenues includes:

  . network-related costs consisting primarily of fees paid to third parties to carry our data over their telecommunications networks;
  . fees we pay to AOL for use of their servers that run our interactive services;
  . fees we pay to AOL and the Cisneros Group for technical support and training;
  . personnel and related costs associated with customer support and product and content development;
  . fees paid to selected content providers; and . amortization of capitalized product development costs.

   For the three months ended September 30, 1999, cost of revenues was approximately $632,000 and consisted primarily of costs associated with servicing our CompuServe Classic subscribers and the prospective launch of our America Online Brazil service and portal. These costs included payments made or due to AOL and other third parties for the costs of using their computer systems, including costs of equipment, operations staffing and overhead. During this period, the cost of services provided by AOL was approximately $451,000. We expect that our cost of revenues will continue to grow and will exceed or represent a significant portion of our total revenues as we expand our capacity to accommodate new members and users.

   For the period from our inception to June 30, 1999, cost of revenues was approximately $1.1 million. These costs, which are primarily payable to AOL, reflect the costs we incurred to provide service to our CompuServe Classic subscribers.

   Sales and marketing. Sales and marketing expenses include our costs to acquire and retain our members, the operating expenses associated with our sales and marketing efforts and other general marketing costs. We anticipate that these costs will include the distribution of CDs containing the software that enables consumers to join and use our online services. We also expect to incur costs in connection with the production of our television commercials as well as newspaper, magazine and outdoor advertising.

   For the three months ended September 30, 1999, sales and marketing expenses were approximately $44,000, and reflected the beginning of our sales and marketing efforts to support the launch of our America Online Brazil service and portal in November 1999. For the period from our inception to June 30, 1999, sales and marketing expenses were approximately $3.2 million and primarily represent our net cost of acquiring the CompuServe Classic subscribers from AOL. All costs related to member acquisition are expensed as incurred. See note 3 to our financial statements.

   We expect that our sales and marketing expenses will increase significantly as we continue to expand our interactive services and attempt to attract new members and users.

   Product development. Our product development costs consist of charges from AOL for personnel and related costs associated with the localization of our interactive services and any developments we request AOL to provide. We expense as incurred product development costs that we incur before any product or service developed by AOL has reached technological feasibility. We capitalize costs incurred after technological feasibility has been established up until completion of beta testing. Once beta testing is complete and the product or service is commercially available, costs are again expensed as incurred.

   Product development costs expensed for the three months ended September 30, 1999 were approximately $252,000 and approximately $312,000 for the period from our inception through June 30, 1999. These product development costs represent research and development costs payable to AOL primarily for localization of our software and requested developments. In the three months ended September 30, 1999, a significant portion of these costs was due to an increase in technical support from AOL in anticipation of the launch of our interactive services in Brazil.

   General and administrative. For the three months ended September 30, 1999, our general and administrative costs were approximately $2.5 million. Our general and administrative expenses increased during this period as we hired additional management and administrative personnel to support the anticipated launch of our interactive services in Brazil in November 1999. Both AOL and the Cisneros Group provided us with management and administrative services to support the launch. As a result, during this period we incurred support fees of approximately $841,000 and $50,000 for support services provided by AOL and the Cisneros Group, respectively. We anticipate that our general and administrative expenses will continue to increase in fiscal 2000 due to the growth of management and administrative personnel required to support our anticipated launch of our interactive services in Mexico and Argentina in 2000.

   From our inception through June 30, 1999, our general and administrative costs were approximately $2.0 million. Our expenses during this period were primarily attributable to personnel costs, general office expenses and support fees of approximately $1.0 million and $291,000 payable to AOL and the Cisneros Group, respectively.

   Income taxes. The provision for income taxes for the three months ended September 30, 1999 and from our inception to June 30, 1999 was approximately $103,000 and $131,000, respectively. See note 9 to our financial statements.

Liquidity and Capital Resources

   To date, we have financed our operations primarily through capital contributed by the Cisneros Group. From inception through September 30, 1999, we received approximately $35 million in cash from the Cisneros Group.
In addition, the Cisneros Group paid us $24 million from October 1999 through January 2000 and is obligated to pay us an additional $41 million in quarterly installments through July 2, 2001. See "Certain Relationships and Related Transactions--The Stockholders' Agreement--The Cisneros Group Funding."

   We have used our capital to finance ongoing operations and to fund marketing and the development of our interactive services. We plan to continue to invest in member acquisition and retention and brand marketing to expand our member and user base. We will also continue to purchase telecommunications network capacity under contracts with third party telecommunications network providers, incur capital expenditures and pay AOL fees for use of their servers and software localization. Additionally, we may use a portion of our cash for the acquisition and subsequent funding of technologies, products or businesses complementary to our business. However, a significant acquisition may require additional financing. We cannot assure you that we will be able to obtain the required financing on favorable terms. We anticipate that cash on hand, together with cash provided by this offering and expected to be provided by the Cisneros Group, will be sufficient to fund our operations for at least the next 12 months.

   Current assets were approximately $32.9 million at September 30, 1999 and $20.3 million at June 30, 1999, while current liabilities were approximately $6.4 million and $3.3 million at those same dates. At September 30, 1999, we had working capital of approximately $26.6 million, compared to working capital of approximately $17.0 million at June 30, 1999. The increase in current assets was primarily attributable to an increase in cash and cash equivalents resulting from cash contributed by the Cisneros Group. Current assets also include a credit of approximately $800,000 on future services provided by AOL under the services agreement. This credit, reflected as a receivable from affiliate in the consolidated balance sheets, represents an adjustment of the purchase price for acquiring the CompuServe Classic subscribers as a result of the decline in the number of subscribers between December 1998 and December 1999. The increase in current liabilities was due to increases in amounts payable to our affiliates, primarily related to an increase in accrued telecommunications costs, as well as an increase in support services. At September 30, 1999, our material operating commitments were approximately $24.9 million, which represents our minimum obligations under third party telecommunications network contracts through the end of fiscal 2003 and obligations under leases for office space.

Year 2000 Compliance

   We utilize a significant number of computer software programs, operating systems and computer equipment in our operations. We also rely on AOL's software programs and systems for interactive services and for administrative functions such as member billing. These programs, systems and equipment may need to be modified or even replaced by us if they are unable to appropriately interpret the calendar year 2000.

   AOL has stated that the current version and future versions of the online service software that we use for our America Online Brazil service is Year 2000 compliant. The third-party vendor of the Internet browser featured in our America Online Brazil service has stated that this browser is Year 2000 compliant.

   In addition, third parties have developed and currently support some of our programs, systems and equipment, and we depend on third party content providers, e-commerce merchants and advertisers. Our operations also depend on the continued viability of third party telecommunications networks in Latin America and the Internet itself to deliver our interactive services to our members and users. As part of the process of negotiating contracts for and obtaining the services of these third-party vendors, we obtained representations regarding Year 2000 compliance and reviewed publicly available Year 2000 readiness statements and reports. Because we only recently began operations, we have not conducted separate testing of services, programs and equipment provided by third party vendors.

   Almost all of the CompuServe Classic members in Latin America use English-language versions of the CompuServe software which AOL has stated is Year 2000 compliant. However, some of these versions feature a third-party Internet browser that may not be Year 2000 compliant. We have provided information online on the Year 2000 status of the English-language versions of our CompuServe Classic service. A small portion of the CompuServe Classic members in Latin America use Spanish-language versions which have not been tested by AOL and will not be certified as Year 2000 compliant by AOL. No patch or upgrade of these Spanish-language versions will be available to make these versions Year 2000 compliant. However, a free upgrade to the Year 2000 compliant English-language version, which can be downloaded from the CompuServe Classic service, has been made available to all members.

   As of November 30, 1999, we have not incurred any costs directly attributable to addressing Year 2000 compliance issues because we have sought to address these issues as part of the process of negotiating contracts and establishing our operations and we have relied on AOL's efforts related to Year 2000 compliance. We also have not estimated the costs associated with ascertaining the Year 2000 compliance of third party systems and component software or in taking any necessary corrective action that may be required to address any problems related to these systems and software.

   We are working with AOL and have developed a contingency plan for business interruptions that may arise as a result of the Year 2000 problem. The contingency plan identifies the functions critical to our operations and recovery strategies. The contingency plan also identifies the core team for managing the recovery process, if required.

   In the event that our, AOL's or any third party's programs, systems and equipment are compromised because of the Year 2000 problem, our ability to deliver our interactive services and to generate revenues could be adversely affected. If third parties cannot timely provide us with content, products, services or systems that meet Year 2000 requirements, the content on and access to our interactive services could be adversely affected. With respect to the Internet, because no single entity or organization manages or controls the Internet, we have no way to determine how many of the devices or systems that contribute to the efficient transmission of data over the Internet may be subject to the Year 2000 risk. The worst case scenario related to Year 2000 issues would involve a complete shutdown of the systems on which we rely and would prevent us from delivering our interactive services to our members or users of our portal and could result in the loss of our ability to generate revenues until normal operations resume. Our failure to achieve Year 2000 compliance or the failure of third parties to provide network or telecommunications services could result in our members and users being unable to access our online services and portals. This, in turn, may result in loss of subscription, advertising and e-commerce revenues, additional remedial costs, and damage to our reputation.

   We cannot predict the outcome of our Year 2000 program, whether third party programs, systems and equipment are, or will be, Year 2000 compliant, the costs required to address the Year 2000 issue, or whether any failure to achieve substantial Year 2000 compliance will adversely impact our business.

Inflation and Foreign Currency Exchange Rate Losses

   To date, our results of operations have not been impacted by material inflation in the U.S. or in the countries that comprise Latin America.

   Our reporting currency is the U.S. dollar. However, most of our revenues will be received in the currencies of the countries in which we offer our interactive services. The currencies of many Latin American countries, including Brazil, Mexico, and Argentina, have experienced substantial volatility and depreciation in the past. Our revenues from our services will decline in value if the local currencies in which we are paid depreciate relative to the U.S. dollar. Due to our constantly changing currency exposure and the potential substantial volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations on our business. However, we believe that because we will have substantial expenses as well as revenues in each of our principal currencies, our exposure to currency fluctuations will be reduced.

   To date, we have not tried to limit our exposure to exchange rate fluctuations by using foreign currency forward exchange contracts as a vehicle for hedging. A foreign currency forward exchange contract would obligate us to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates and to make or receive an equivalent U.S. dollar payment equal to the value of the exchange. We may enter into hedging transactions in the future. Our business may be adversely affected as a result of foreign currency exchange rate fluctuations if we fail to enter into hedging transactions or if our hedging transactions are unsuccessful. In addition, future currency exchange losses may be increased if we become subject to exchange control regulations restricting our ability to convert local currencies into U.S. dollars.

                                    BUSINESS

Overview

   America Online Latin America seeks to become the leading provider of interactive services in Latin America. We intend to bring to the Latin American market localized AOL-branded interactive services and the opportunity to join AOL's global online community of more than 20 million users in 15 countries and seven languages. We believe that our relationships with our founders and principal stockholders, America Online and the Cisneros Group, give us significant competitive advantages. We will benefit from the technology, brand name, infrastructure and relationships of AOL, the world's leader in branded interactive services, and will draw on the relationships, regional experience and extensive media assets of the Cisneros Group, one of the leading media groups in the Americas.

   Our mission is to be a leader in the development in Latin America of the global interactive medium that is changing the way people communicate, stay informed, are entertained, learn, shop and conduct business. Our family of AOL-branded interactive services will include the AOL-LA country services, our comprehensive online services which will be available to subscribing members, and the AOL-LA country Internet portals and our Latin American regional Internet portal. Our network of Internet portals will offer content, community and e-commerce opportunities to all Internet users.

   We currently have the exclusive right to offer AOL-branded PC-based online services in Latin America. Under our license agreement with AOL, we also have the exclusive right to offer AOL-branded TV-based online services in Latin America if AOL develops these services. In addition, we have the exclusive right to offer in Latin America any AOL-branded wireless-based online services
developed by AOL for commercial launch before     , 2004 (four years from the
effective date of the registration statement for this offering). We also have the right in Latin America to promote AOL's ICQ service, which features leading, real-time communications software and an associated portal. The ICQ service enables its worldwide community of approximately 50 million users, including approximately 5 million users in Latin America, to find and communicate with each other in real-time. As local versions of the ICQ service are developed, we will engage in other marketing and cross-promotion activities with AOL.

   Our interactive services will be developed on a country-by-country and regional basis and will be tailored to local interests. We expect to derive our revenues principally from member subscriptions to our AOL-LA country services and will seek to build our online service member base and portal user base in order to generate additional revenues from advertising and e-commerce.

   The AOL-LA country services will provide our members with easy and reliable access to local, regional and global online communities, localized versions of AOL's interactive products, content tailored to local interests and a variety of e-commerce opportunities. In addition, our AOL-LA country services will seamlessly integrate the Internet, enabling members to access and explore the Internet without leaving the service. The AOL-LA country services will encourage members to participate in interactive communities through tools such as Spanish and Portuguese versions of AOL Instant Messenger, Buddy Lists, e-mail, public bulletin boards, online meeting rooms, conversations (chat) and auditorium events. Members can also personalize their online experience through a variety of features, including customized news and stock portfolio updates and parental and e-mail controls. Our AOL-LA country services will also provide members with local and regional content organized into channels, making areas of interest easy to find, as well as access to the extensive proprietary global content of the AOL service.

   Our AOL-LA country Internet portals and our Latin American regional Internet portal will offer Internet users local, regional and global communities, content and e-commerce opportunities. We will provide Internet users with a forum for exchanging information, opinions and ideas by offering some of the same community building tools that will be available on the AOL-LA country services, including AOL Instant Messenger and chat. Our portals will feature the AOL Netfind tool, which will provide users with an easy and efficient way to search and navigate the wealth of content and e-commerce opportunities on the Internet. In addition, we will draw on local cultures and interests to aggregate and organize content tailored to our local communities.

   Our three core target markets in Latin America are Brazil, Mexico and Argentina. In November 1999, we concurrently launched our first AOL-LA country service, America Online Brazil, and our first AOL-LA country Internet portal, our Brazilian portal at www.americaonline.com.br. As of December 31, 1999, our network provided for access to our America Online Brazil service in nine cities in Brazil. In 2000, we plan to expand our network in Brazil and introduce localized versions of the AOL-LA country services and portals in Mexico and Argentina as well as our Latin American regional portal. Thereafter, we intend to introduce our interactive services in additional countries in Latin America.

Our Opportunity

 Latin America and the Internet.

   In less than a decade, the Internet has become a global mass medium that allows millions of people worldwide to find information, interact with others, be entertained and conduct business electronically. Latin America is comprised of more than 20 Spanish- and Portuguese-speaking countries in North, Central and South America and the Caribbean with a total population of approximately 500 million people. Although Internet use in Latin America is in a relatively early stage of development, the region is one of the fastest growing Internet markets. The table below illustrates the projected compound annual growth rate, or CAGR, of all Internet users and Internet access devices in Latin America and our core target markets. Because we expect the majority of our members and users to be residential customers, our potential member and user base will not include all Internet users in these markets.

                                                             Number of Internet
                          Number of Internet Users           Accessing Devices
                         ------------------------------- ----------------------------
                                             CAGR from                    CAGR from
                          1998     2003    1998 to 2003   1998    2003   1998 to 2003
                         -------  -------- ------------- ------  ------- ------------
                         (In millions)                   (In millions)
Total Latin America.....     5.7      24.3          34%     3.2     17.7      41%
Brazil .................     2.7       9.0          27      1.4      6.4      35
Mexico..................     0.9       5.5          43      0.6      4.5      48
Argentina ..............     0.4       2.9          49      0.2      2.1      55

--------
Source: International Data Corporation or IDC, 1999.

   Numerous factors are contributing to the increased use of the Internet in Latin American markets such as Brazil, Mexico and Argentina. These include:

  . Internet accessing device penetration. The installed Internet accessing device base is growing rapidly in Latin America, due in part to the increased affordability of these devices and advances in access device and modem speed and performance;

  . Increased awareness. Increased promotion of the Internet and other interactive services has led to heightened awareness of the Internet;

  . Latin America-focused products and services. Improvements in the availability of Spanish and Portuguese content and products on the Internet have made the Internet more attractive to Latin American consumers;

  . Telecommunications improvements. Privatization and deregulation of telecommunications providers are facilitating network infrastructure improvements and reducing local and long distance telephone rates; and

  . Demand for information. We believe that demand in Latin America for unlimited access to news and other information has led to increased use of the Internet.

 Advertising and e-commerce.

   Fueled by the growth of Internet use, the Internet has emerged as an attractive new medium for advertising and an important channel for merchants to conduct e-commerce. It provides advertisers with a vehicle of mass communication that enables them to target desired demographic groups in specific geographic locations and captures valuable data about consumer buying patterns and preferences. Online merchants are able to operate with reduced infrastructure and overhead, while providing consumers with a convenient method to evaluate and buy a broad selection of goods and services. The table below presents the projected growth of e-commerce and Internet advertising revenues in Latin America and our core target markets.

                                                       Internet Advertising Spending
                           E-commerce Spending (1)                  (2)
                         ---------------------------- --------------------------------------
                                          CAGR from                            CAGR from
                          1998    2003   1998 to 2003  1998        2003       1998 to 2003
                         ------ -------- ------------ ---------- ----------- ---------------
                          (In millions)                (In millions)
Total Latin America..... $166.8 $8,021.2     117%     $     24.0 $     949.0          109%
Brazil..................   93.0  2,700.8      96            15.0       509.0          102
Mexico..................   21.8  1,877.2     144             5.0       241.0          117
Argentina...............   12.8  1,223.5     149             1.0        38.0          107

--------
Source: (1) IDC, 1999.
   (2) Forrester Research, Inc.

Our Competitive Advantages

   We believe that our America Online-branded interactive services, our association with our founders and our experienced management team will give us significant competitive advantages.

 The AOL-LA Country Services.

   We believe that our AOL-LA country services will be unique in their seamless integration of local, regional and global interactive communities and the Internet, and in their array of interactive tools, content and e-commerce opportunities.

 The AOL Commitment.

  . The AOL brand. We believe that the AOL brand has become synonymous with high quality and easy-to-use interactive services and will help us to attract members and users.

  . AOL technology. Our online services and portals are being developed using AOL's technology and know-how and contain proven tools and features that we believe differentiate our interactive services from other services. In addition, we expect to benefit from AOL's future technological developments in the areas of TV- and wireless-based online services. AOL will provide us with new AOL-branded products and services tailored for our local markets, including the next version of the online service software, AOL 5.0, which we plan to launch in Brazil in 2000. We will pay AOL to localize these new services, but we are not obligated to reimburse AOL for the costs that it incurred to develop the new services for the U.S. market.

  . AOL infrastructure. We will use AOL's servers, located in the U.S., to exchange information with our members, users and content providers, store information and operate our interactive services. By sharing this infrastructure with AOL and its other international affiliates, we can reduce our own operating costs because AOL allocates the cost of the infrastructure across an aggregate base of approximately 20 million members. We will also benefit from AOL's expertise in infrastructure maintenance and development. We expect to benefit from the reliability and scale of the AOL infrastructure and believe AOL's existing servers will be able to accommodate our projected growth. In addition, AOL's infrastructure will enable us to provide better service to our members. For example, we will be able to provide members who travel with access to their local online service from more than 120 countries through AOL's Globalnet roaming network.

  . Global community and content. Members of the AOL-LA country services will have access to AOL's and its international affiliates' worldwide online services, including:

     --extensive proprietary global content on AOL's channels; and

     --the ability to interact with AOL's global community of over 20 million members.

  . AOL's relationships. We expect to benefit from the numerous relationships AOL has established with telecommunications companies, content providers, advertisers and e-commerce merchants during its 14 years in the interactive services industry.

 The Cisneros Group Commitment.

   In Latin America, the Cisneros Group, through its various member companies, joint ventures, partnerships and investments, is a leading active participant in broadcast television, direct-to-home satellite television, pay-TV programming and other entertainment, media and communications enterprises. Through its participation in these Latin American enterprises, we believe that the Cisneros Group possesses market intelligence and expertise. We plan to take advantage of the Cisneros Group's insights into Latin American markets. The Cisneros Group has agreed to contribute cash to us and has made various non-monetary commitments.

  . Capital contribution. The Cisneros Group has agreed to contribute an aggregate amount of approximately $100 million to AOL-LA, the balance of which, $41 million, will be contributed in quarterly installments through July 2, 2001.

  . Use of the Cisneros Group's media assets to advertise our interactive services. The Cisneros Group has agreed, on a best efforts basis, to help us obtain access to advertising and promotional opportunities available through its Latin American media and communication assets. It will attempt to obtain advertising and promotional air time for us at rates at least as favorable to those charged to any other person, other than affiliates.

  . Content creation. The Cisneros Group has agreed to use its best efforts to provide assistance to develop online content based on the Cisneros Group's extensive programming line-up and pay-TV channels, such as Much Music and Locomotion.

   We believe that the following companies are the principal entities affiliated with the Cisneros Group which offer advertising, promotional and content opportunities that may help us to develop our interactive services business in Latin America. Except for Venevision, the Cisneros Group does not own a controlling interest in any of the companies listed. We have not entered into agreements with any of these companies at this time. While the Cisneros Group has agreed to attempt, on a best efforts basis, to provide us with access at rates at least as favorable as those charged to anyone else, except for affiliates, we have no assurance that their efforts will be successful. As a result, we may not receive access at favorable rates or at all.

  . Venevision is Venezuela's leading television network. Through its international distribution network, programming produced or acquired by Venevision and its affiliates reaches viewers throughout Latin America. The Cisneros Group has agreed to provide us with cross-promotion opportunities and to allow us to purchase advertising on Venevision.com, the website of Venevision. In addition, the Cisneros Group has agreed that Venevision will make commercially reasonable best efforts to arrange for its exclusive celebrities to take part periodically in AOL-LA's online chat rooms.

  . Galaxy Latin America, or GLA, provides DirecTV, a direct-to-home satellite television service, to viewers in Latin America. Approximately 53 Galaxy Latin America channels provide movies and events on demand (pay-per-view), while the remaining 111 channels offer continuous programming. In addition, GLA offers 66 channels of CD-quality music. Members of the Cisneros Group have equity investments in the local operating companies that are licensed by GLA for the day-to-day operation of the DirecTV service in Brazil, Venezuela, Colombia, Guatemala, Costa Rica, Ecuador, Panama, Nicaragua and Puerto Rico. Our stockholders' agreement provides that the Cisneros Group will use its commercially reasonable best efforts to cause GLA to promote our interactive services in GLA's programming line-up and electronic programming grid. Moreover, in Brazil, we have already distributed approximately 74,000 CDs through GLA distributors to DirecTV's Brazilian subscribers.

  . Cisneros Television Group, or CTG, is one of the leading pay-TV programming channel groups in Latin America, including channels such as Much Music, Locomotion, AEI Latin America, Clase HTV, Imagen Satelital and Chilevision. The Cisneros Group has agreed to make commercially reasonable best efforts to promote our services in country-specific programming through its affiliated programming properties in Latin America, including CTG's channels.

  . Imagen Satelital is one of the leading pay-TV programming producers and distributors in Argentina and Chile. Imagen Satelital owns or represents an aggregate of 17 pay-TV channels including I-Sat, Space, Infinito, Uniseries and Jupiter Comic. The Cisneros Group has agreed to use commercially reasonable best efforts to promote our services in country-specific programming in these channels.

  . Chilevision is currently the fourth largest Chilean broadcast television network. The Cisneros Group will make commercially reasonable best efforts to obtain promotion from Chilevision through its affiliated channels.

 Our Management.

   We have an experienced senior management team that provides valuable insights into the interactive services industry and the needs and demands of the Latin American markets. In our core markets, we are continuing to assemble local management teams of comparable caliber. Our management teams will benefit from working closely with AOL and the Cisneros Group, drawing on their collective expertise and experience in the interactive services, media and telecommunications industries.

Our Strategy

   Our strategy is to develop AOL-LA brand recognition, grow our member and user base and expand beneficial relationships with advertisers, content providers and e-commerce merchants.

   Provide superior online services. We intend to establish the AOL-LA country services as high quality online services that provide:

  . Seamless integration of local, regional and global online interactive communities and the Internet, easy-to-use tools and features, and content and e-commerce opportunities of local interest;

  . Reliable connections to our online services by contracting for ample network capacity with multiple providers. We have entered into agreements with Netstream and Embratel in Brazil to provide us with network capacity that exceeds our anticipated needs for the near term; and

  . Online and offline customer service, available free of charge 24 hours a day, 7 days a week.

   Implement a three-phase approach to the introduction of our interactive services in Latin America. To optimize the use of our management and business development teams, we intend to launch our interactive services in Latin America in three phases. Based on forecasts of key indicators of Internet growth, we identified Brazil, Mexico and Argentina as presenting the most favorable market opportunities for the initial launches of our interactive services. The table below presents forecasts of these indicators in our core target markets as a percentage of the total Latin American market:

                           Number of                                  Internet
                            Internet      Number of      E-commerce  Advertising
                Population   Users    Internet Accessing  Spending    Spending
                (1998) (1) (2003) (2) Devices (2003) (2)  (2003) (2)  (2003) (3)
                ---------- ---------- ------------------ ----------- -----------
   Brazil.....     33%         37%            36%            34%         54%
   Mexico.....     19         23             25             23          25
   Argentina..      7         12             12             15           4
                   ---        ----           ----           ----        ----
     Total....     59%         72%            73%            72%         83%
                   ===        ====           ====           ====        ====

--------
Source: (1) International Telecommunications Union.
   (2) IDC, 1999.
   (3) Forrester Research.

   Accordingly, we launched our interactive services in Brazil in November 1999. Our second phase, beginning in 2000, will focus on the launch of our interactive services in Mexico and Argentina. In our third phase, we plan to offer our interactive services in additional countries in Latin America, depending on the market readiness of each country.

   Localize and customize our interactive services. As we launch our interactive services in various countries throughout Latin America, we will localize and customize our online services and portals specifically for each country. While each AOL-LA country service will share common technology, we will tailor each service to cater to local interests and preferences:

  .  our services will be in local languages;
  .  tools and features will be customized to appeal to local members;
  . content will be provided by local content providers and will be designed to appeal to the shared interests and cultures of local members;
  . e-commerce opportunities will be selected to reflect local interests and tastes;
  . members will, in many instances, have local dial-up numbers to connect to our online services; and
  . customer service representatives will be available through a local toll-free number.

   Establish a presence on the Internet. We will use our AOL-LA country Internet portals and Latin American regional Internet portal to establish our brand name, promote the AOL-LA country services and generate advertising and e-commerce revenues on the Internet. We believe that by establishing a presence on the Internet, we will have the flexibility to introduce new services on either our online services or our portals, depending on the nature of the service and the demands of our members and users. We anticipate that our portals will be a cost-effective method of enhancing our brand identity.

   Aggressively build our member and user base.

  . We will make it convenient and efficient for consumers to try our online services. In Brazil, we are distributing approximately 20 million CDs containing the America Online Brazil service software through various marketing channels. We will also pursue other innovative marketing initiatives. For example, we plan to launch a "sign-on-a-friend" program in Brazil that will involve paying members a fee for each additional member they refer to our America Online Brazil service.

  . We will use extensive traditional advertising campaigns, including broadcast television, radio, print publication and outdoor, and other marketing campaigns to increase awareness of the AOL-LA brand and attract members and users; and

  . We will enter into agreements with leading companies that will enable us to market our interactive services to a significant number of existing and potential Internet users. In Brazil, we have entered into agreements for the bundling of our software with IBM PCs and 3Com modems and have entered into agreements with companies such as Banco Itau, Galaxy Brasil Ltda., Sony Music and ICQ for the promotion of our interactive services.

   Expand our family of AOL-branded services to new technologies. We intend to expand our family of AOL-branded services beyond PC-based online services as consumer demand, technology, commercial viability and our license agreement with AOL permit. In addition to our exclusive right to offer AOL-branded PC-based online services in Latin America, AOL has granted us the exclusive right to offer in Latin America AOL-branded TV-based online services if AOL develops these services. In addition, we have the exclusive right to offer in Latin America any AOL-branded wireless-based online services developed by AOL for
commercial launch before     , 2004 (four years from the effective date of the
registration statement for this offering). We also plan to work with AOL to introduce new localized versions of the software for the AOL-LA country services that will enable members to connect through high-speed technologies, including digital subscriber line, cable and satellite and provide additional online content to members connecting through these high-speed technologies.

Our Services

   Our family of interactive services will include the AOL-LA country services, our comprehensive online services which will be available to subscribing members, and the AOL-LA country Internet portals and Latin American regional Internet portal. Our network of Internet portals will offer content, community and e-commerce opportunities to all Internet users. These interactive services will be developed on a country-by-country and regional basis. We believe that our AOL-LA country services will appeal to consumers in Latin America, while our AOL-LA country Internet portals and Latin American regional Internet portal will appeal to a wider audience, including Spanish and Portuguese speaking people worldwide. However, our license agreement and our restated certificate of incorporation do not permit us to market our interactive services outside of Latin America.

  We also have the right in Latin America to cross promote AOL's ICQ service, a leading communications portal, that enables its worldwide community of approximately 50 million users, including approximately 5 million in Latin America, to find and communicate with each other in real-time. Additionally, we have the right to market the CompuServe brand in Latin America. Although we have no current plans to market CompuServe-branded products actively, we intend to service our existing base of subscribers and will actively market this brand if demand for a more value-oriented product develops in Latin America.

 The AOL-LA Service.

   We will tailor the AOL-LA country services to the language, cultures and interests of each of our local markets. The AOL-LA country services will provide subscribing members with easy and reliable access to local, regional and global online communities, seamless access to the Internet, localized versions of AOL's interactive products, in-depth and well-organized content of local interest and a broad array of e-commerce opportunities.

   Seamless Access to the Internet. We will provide our members with access to and use of the Internet without having to leave our online services. A simple tool bar on the AOL-LA country services will allow members to move seamlessly between the features and content on our online service and the Internet. Access to the Internet also includes newsgroups and file transfer capabilities.

   Online Community Features. Our AOL-LA country services will promote interactive online communities through the following features:

  E-Mail: Enables members to send messages to other members' private electronic mailboxes, or to non-subscribers via e-mail.

  Public Bulletin Boards: Facilitate the sharing of information and opinions on subjects of general or specialized interest.

  Buddy Lists: Enable members to keep an up-to-the moment account of whether fellow members and users of the Web version of AOL Instant Messenger are online, with an optional blocking feature.

  AOL Instant Messenger (AIM): Allows members and users of the Web version of AIM to exchange private, personalized electronic text messages in real time without having to access an electronic mailbox. When a message is sent via AIM, the message pops up on the receiver's screen.

  Online Community Center: Serves as a country-specific, regional or global "meeting place" for the AOL-LA member community. Our online community center includes a member directory that provides a quick way to find family, friends or colleagues on our online services.

  Interactive Conversations (Chat): Allows members to engage in discussions covering topics such as current events, family, parenting, romance, the arts, finance and sports in existing or self-created public or private "meeting rooms."

  AOL Live: Features interviews with celebrities and other personalities. The interviews will be structured to operate like live "auditorium" events, with members asking questions of the celebrity while exchanging views among themselves.

  Amor@AOL: Enables members to publish personal ads in Spanish or Portuguese to find romance or friendship and will provide links to AOL's Love@AOL, which facilitates international friendship and romance.

   Channel Line-Up. Content on each localized AOL-LA country service will be organized into channels, allowing members to navigate the service easily to find areas of interest. Each online service will feature content obtained from leading content providers, proprietary "homegrown" content developed by our in-house content development team working with various independent contractors, and member-generated content, including movie and book reviews, message board commentary and chat room discussions. We plan to develop customized channels for each AOL-LA country service, with the following channels forming the basis of each service's line-up:

  AOL Today: Communicates the day's news, entertainment and financial headlines to members when they log onto the service. The channel also provides information about local weather, horoscopes, live chats, events and highlights of special features on other content channels.

  News: Provides comprehensive current local, regional and international news, including headlines and highlights and in-depth articles authored by leading news providers. "Homegrown" news content will include "week-in-review" and "current events" sections and political news discussions.

  Finance: A compilation of local and regional financial news, stock quotes, investment tips and other business information provided by financial analysts and respected journals. This channel will also focus on educating members about local and international economic policies.

  Entertainment: Contemporary music, movie and TV articles and reviews, celebrity news and gossip, and entertainment events. This channel will also feature daily polls on member views and interests.

  Internet: Provides current Internet news, advances in technology, tips to navigating the Internet and website reviews.

  Kids: Kids-oriented entertainment, featuring special articles, animated celebrities, superheroes and games.

  Sports: Local and international sports news, including real-time scores, commentaries, sport celebrity interviews, team and player profiles and an area recapping the week's top sports events.

  Computing: Computing news, tips and product reviews. This channel will also have areas for downloading software and areas with information about computer viruses.

  Travel: Recommendations and information on local and global travel destinations, fare-finders, trip planners, travel tips and virtual tours.

  Education: Features research tools, encyclopedias and dictionaries, homework helpers and advice on many education-related issues, including preparatory guides.

  Local: A guide to the local area and its largest cities, including movie and restaurant reviews, traffic reports, maps and entertainment guides.

  International: Connects members to AOL's international services and offers international news, business, culture and country information, foreign newspapers, world maps and other extensive global content.

  Lifestyles: Health and fitness tips, medical and nutritional advice, parenting information, personals, fashion news, teenager-focused content and special interest features.

  Shopping: Extensive consumer information and links to stores, enabling members to browse and buy a variety of products, including books, music and food. We will also work with e-commerce merchants to bring members online promotions and bargains.

   Personalization and Control Features. Members will be able to personalize their experience on our AOL-LA country services through a number of features and tools, including:

  . Multiple "screen names", or e-mail accounts, per membership, allowing up to five members of a household to use the service at no additional charge.

  . Parental controls to help parents guide their children's online experience, including tools that limit access to particular areas or features on the AOL-LA country services.

  . Mail controls that allow members to limit who may send them e-mail and to block specific types of e-mail.

  .  A reminder service that sends an e-mail in advance of important events.

  .  Stock portfolios that automatically update market prices.

  . Favorite places, which allow members to mark particular Internet sites or areas on our online services to facilitate subsequent visits to those sites or areas.

  . Portfolio direct and news profiles, which send stories of particular interest to members.

  . Marketing preferences that enable members to elect not to receive selected marketing offers.

  . A Web security browser that will encrypt confidential information, providing more secure online shopping.

   Online and Offline Help. We will offer our members both online help and offline customer support services. Our AOL-LA country services' help feature will assist members with their inquiries online. Offline, we will have call centers providing free customer service 24 hours a day, 7 days a week.

   Service Plans and Pricing. Members will be able to select from one of several competitively priced service plans. Our service plans will include unlimited use plans, which will offer unlimited online access for a fixed monthly fee, and limited use plans, which will offer a combination of a fixed monthly fee for a specified number of hours of online access and the option to spend additional time online, billed at an hourly rate. For example, in Brazil, we currently offer three service plans priced in the Brazilian currency, the
Real:

  .  unlimited access for a fixed monthly fee of R$35.00;

  . 10 hours of access for a monthly fee of R$14.95, and additional time online billed at R$1.95 per hour; and

  . 5 hours of access for a monthly fee of R$9.95, and additional time online billed at R$2.95 per hour.

   Free Trial. We intend to make our AOL-LA country services, including Internet access, available to new members on a free trial basis for a limited period of time. In Brazil, we currently offer our new members 250 hours of free service during their first 30 days of membership. During this trial period, consumers can explore our service without discontinuing their current Internet access service, if any, and without incurring any fees or other hidden costs.

 AOL-LA Web Portals

   We intend to establish a regional Latin American portal and a network of country Internet portals that will be freely available to all Internet users. We launched our first country Internet portal in Brazil at www.americaonline.com.br in November 1999. Our portal network will also have links to the worldwide network of AOL portals, including AOL's flagship portal in the U.S. at www.aol.com, and portals in the United Kingdom, Canada, Germany, France, Australia, Japan, Hong Kong and Sweden. Each portal will be a destination for users seeking a broad array of community features, local content and e-commerce opportunities. We will also provide Internet users with a simple and efficient way to search the Internet and a forum for exchanging information, opinions and ideas by offering some of the same tools and features that will be available on the AOL-LA country services, including:

  . AOL Netfind, an Internet search engine, which enables easy searching and navigation of the Web;

  . Web directory, which integrates popular websites and features into user-friendly information centers; and

  . AOL Instant Messenger, which enables Internet users to communicate in real-time with their friends, family and colleagues.

   Regional Portal. We plan to launch a Latin American regional Internet portal in 2000. Drawing on the common cultures and languages of the entire region, this portal will be a hub focusing on the shared interests of Spanish and Portuguese speaking people. It will serve as both a destination for users seeking a regional perspective and regional community experience and a gateway to our country-specific portals. The community, content and e-commerce products and features will be tailored to the region and will be accessible in Spanish or Portuguese depending on the user's preference. The regional portal will initially link to the Brazilian portal and then to the Mexican and Argentine portals. As we develop and launch additional country Internet portals throughout Latin America, we will link them to our regional portal to provide comprehensive access to information and services throughout the region.

   Country Portals. We plan to launch a network of country Internet portals in Latin America. We launched our Brazilian portal at www.americaonline.com.br in November 1999 and currently have promotional portals in Mexico and Argentina. We plan to launch our Mexican and Argentine portals in 2000. Our country Internet portals will provide local community features, as well as content and e-commerce opportunities to Spanish and Portuguese speaking Internet users. Each portal will be tailored to reflect local tastes and interests and provide a resource for persons seeking country-specific information and services. We will draw on the content and programming of our localized AOL-LA country services to provide in-depth content on our portals that will include local and global news, finance, entertainment, Internet news, kids' entertainment, sports, computers, travel, education, lifestyles and shopping. In addition, each portal will provide users with the opportunity to download the AOL-LA country online services software.

 The ICQ Service

   AOL has granted us the right in Latin America to promote its ICQ service, which features leading communications software and an associated portal. The ICQ service enables its worldwide community of approximately 50 million users, including approximately 5 million in Latin America, to find and communicate with each other in real-time. It also allows users to determine when other users are online; exchange files or voice messages; conduct Internet searches; chat with a friend while surfing the same Internet site; collaboratively work on a document or play a game; send and receive free e-mail; send greeting cards; and create personal reminders. The global ICQ service will be accessible to our members through a button on our online services' toolbar and to users of our network of Internet portals.

Customer Service

   One of our key strategies is to focus on customer service. We intend to implement this strategy by offering comprehensive online and offline customer support.

   Offline Customer Service. We have established a local call center in Brazil and plan to establish local call centers in Mexico and Argentina in 2000. As we launch our interactive services in additional countries in Latin America, we intend to establish regional call centers to maximize quality and shared infrastructure. We plan to staff each call center with knowledgeable customer service representatives who will be available 24 hours a day, 7 days a week to assist our members in their local language with inquiries relating to products, technical support, billing, online security and online community monitoring. We also intend to establish overflow facilities, as we did at the time of the launch of the America Online Brazil service and portal, to handle increased call volumes, particularly during major initiatives. Our customer service is free of charge and will be provided through a toll-free number. Currently, our call center in Brazil is staffed with 176 Portuguese-speaking customer representatives, comprised of both employees and independent contractors.

   Online Help. In addition to our call centers, our AOL-LA country services will provide extensive help features to assist new users coming online for the first time. In addition, members will be able to reach customer service representatives by e-mail and AOL Instant Messenger. The services will also have the "Notify AOL" feature that allows members to contact us for security assistance and the "Download Sentry Alert" feature that reminds members not to download files attached to e-mails sent from strangers.

Content

   We have adopted AOL's strategies for selecting, categorizing and searching local, regional and global content. Our AOL-LA interactive services will feature content obtained from leading content providers, proprietary "homegrown" content developed by our in-house content development team working with various independent contractors, and member-generated content, including movie and book reviews, message board commentary and chat room discussions.

   Our agreements with third party content providers range from simple links between our interactive services and the provider's website to an integration of their content into our interactive services. We select our content providers based on the quality and depth of their content. In some instances, our content providers will license their content to us in exchange for marketing, advertising and e-commerce opportunities on our interactive services. In other instances, we pay our content providers cash for licensing their content to us. In addition, our agreements with our content providers may involve their marketing our services to their clients, sharing the advertising revenues generated by the advertisements displayed on their content pages or giving us advertising space on their content pages. In some cases we may also receive cash payments from our content providers or an equity interest as payment, or partial payment, for arrangements entered into with content providers that are development stage companies.

   We have entered into regional "anchor tenancy" agreements with two content providers, Hollywood.com and LatinStocks.com. We prominently display our anchor tenants' content in areas of our interactive services that are frequently viewed by our members and users. As regional anchor tenants, Hollywood.com's content will be displayed on each of our AOL-LA interactive services' entertainment channels, and LatinStock.com's content will be displayed on each of our finance channels. In Brazil, we have also entered into agreements with approximately 35 content providers, including a variety of anchor tenancy and other agreements with local providers, including Jornal do Brasil, Gazeta Mercantil, CBS Telenoticias, Reuters, Gazeta Esportiva, Canal Web, 89 Rockwave and Editora Delta.

Advertising and e-commerce

   In addition to revenues from member subscriptions, we will seek to generate revenues from advertising and e-commerce on our online services and portals. We intend to grow our member and user base aggressively, which will afford advertisers and e-commerce merchants an attractive audience to whom they can advertise and sell their products. In addition, we believe that advertisers and e-commerce merchants will benefit from traffic generated by members and users of AOL and its international affiliates exploring our AOL-LA country services and portals.

   Our relationship with AOL may also give us the option to participate in many of the global advertising and e-commerce arrangements into which AOL enters. We will evaluate any opportunities to complement our existing portfolio of advertisers and e-commerce merchants on a case-by-case basis.

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

   Advertising. The country-specific and regional focus of our interactive services will enable advertisers to execute advertising and marketing campaigns that take advantage of the common languages, cultures and interests of the region while retaining the ability to tailor their campaigns to specific demographic groups. We will offer our advertisers a variety of customized programs for the marketing of products and services, including:

  . advertising arrangements under which we receive fees based on the number of advertisements displayed on our interactive services; and

  . sponsorship or co-sponsorship arrangements that allow advertisers to sponsor an area on our interactive services in exchange for a fixed payment.

   In return for these advertising arrangements, we will receive cash payments, the opportunity for revenue sharing, or both. In addition, we may enter into barter arrangements, including co-marketing and cross-promotion agreements. We may also choose to accept an equity interest as payment, or partial payment, for arrangements entered into with development stage companies.

   We have established, and will continue to establish, a wide variety of relationships with local and global advertisers. In Brazil, the advertisers on our pre-launch promotional site included IBM, Citibank, Sul America, Telefonica and PageNet. Current sponsors of channels on our America Online Brazil service and portal include Sony Music, Banco Itau, Galaxy Brasil Ltda., Citibank, Buyonet and Banco Real.

   E-commerce. The interactive nature of our services permits e-commerce merchants to capture valuable data about consumer buying patterns and preferences. In addition, e-commerce merchants will be able to operate with minimal infrastructure and reduced overhead, while providing customers with a convenient method to evaluate and buy a broad selection of goods and services. We will offer e-commerce merchants an opportunity to sell their products through front-end "stores" on our interactive shopping channels and promote their products on our online service and portals.

   In return for these e-commerce arrangements, we will receive either a flat payment, a percentage of each e-commerce transaction that is attributable to our interactive services, or both. We may also choose to accept an equity interest as payment, or partial payment, for arrangements entered into with development stage companies. In Brazil, we currently have arrangements with approximately 25 e-commerce merchants, including Xerox, 3Com and Sony Music.

Marketing

   Our marketing goals are to attract consumers to subscribe to, and retain existing members of, our online services, and attract Internet users to our portals by building brand awareness and encouraging consumers to try our interactive services.

   We plan to make it convenient for consumers to try our online services. Each time we launch our online service in a new market or release a new version of the online service software, we intend to distribute CDs containing the software for our localized online service. These CDs will offer consumers the opportunity to use our online service free of charge for a limited trial period. We will distribute these CDs through a broad range of distribution vehicles. In Brazil, we are distributing approximately 20 million CDs containing our America Online Brazil service software through a variety of channels including direct mail, magazines and newspapers, shopping malls, schools and other promotions. We have also entered into an agreement with Sony Music, one of the sponsors of our America Online Brazil service and portal, for the distribution of our software CDs with a selection of its music CDs. Our CDs will also be available through a local toll-free telephone number and consumers will be able to download our online services software from our portals.

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

   We will use extensive traditional advertising campaigns, including television, radio and print publication, to increase consumer awareness of the AOL-LA brand and attract members and users. Our advertising campaign for the launch of our America Online Brazil service and portal included a series of billboard, print and television advertisements centered around a number of well-known Brazilian celebrities. We intend to continue to use similar campaigns in the promotion of our products and services in Brazil and for the promotion of our interactive services in Mexico and Argentina when we launch in those markets.

   We are also seeking to build alliances that will enable us to market our interactive services to a significant number of existing and potential Internet users. We intend to enter into agreements with PC, software and modem manufacturers for the bundling of our online service software with their products. In Brazil, we have entered into agreements for the bundling our America Online Brazil service software with IBM PCs and 3Com modems.

   In addition, we intend to utilize other innovative marketing strategies. We have entered into a cross-promotion agreement with Banco Itau, under which they will market our America Online Brazil service to their customers, particularly those who bank online. We also plan to launch a "sign-on-a-friend" program in Brazil that will involve paying members a fee for each additional member they refer to our America Online Brazil service.

Local and Long Distance Telephone Service, Telecommunications Network Capacity and Technology

   Local and Long Distance Telephone Service. In each of our Latin American target markets, our members will initiate access to our online services via local and long distance telephone lines. These lines are owned and operated by local and regional telephone service companies. Accordingly, adequate and affordable telephone service in Latin America is central to the development of our business.

   The telephone service industry in Latin America is undergoing considerable change. Many of the largest countries, including Brazil, Mexico and Argentina, have begun to deregulate and privatize their telephone industries. As a result, many Latin American telephone companies in recent years have undertaken significant investments in their infrastructure. These investments have resulted in an improvement in the quality of telephone service in these countries. Although the telephone service industry in Latin America is significantly less developed than in the U.S., we believe that the local and long distance telephone service available is of adequate quality and sufficient quantity to meet the needs of our prospective members. Moreover, we believe that the current trend of investment by the largest telephone service companies will continue, thereby adding additional capacity in our target markets to service the increasing demands placed on the telephone service industry by the growth in Internet use. However, adequate quantities of local and regional telephone lines may not be readily available should Internet use increase more rapidly than anticipated.

   Additionally, as deregulation advances the telephone service industry toward a free market model, local and long distance telephone charges are expected to decline as a result of increased competition. Nevertheless, because local calls in most Latin American countries are metered, the total cost of Internet access in Latin America is substantially higher than in the U.S. See "Risk Factors-- Risks Related to the Internet and Technology Infrastructure."

   Telecommunications Network Capacity. Third party telecommunications network providers will transmit our online services data between the local and long distance telephone services used by our members in Latin America and AOL's servers, which run all our interactive services, in the U.S. These third party networks provide the modems that allow our members to establish a connection to our online services. They also carry our data between Latin America and the U.S. by satellite and through fiber optic cable.

   We will contract with third parties for the necessary telecommunications network capacity, including a sufficient number of modems, to provide our online services. In Brazil, we have a high capacity lease with Netstream, an affiliate of AT&T, and Embratel, an affiliate of MCI WorldCom, to provide the modems through which our members will connect to our America Online Brazil service and to carry our data within Brazil. Netstream and Embratel also carry our data from Brazil to the U.S. through their affiliates and third party suppliers. Our network leases with Netstream and Embratel will provide access to our America Online Brazil service in 25 cities in Brazil, which account for approximately 19% of the Brazilian population, and afford us what we believe to be excess network capacity for the near term. As of December 31, 1999, our network provided access to our America Online Brazil service in nine cities in Brazil, and we intend to expand this network in 2000. In each of our target markets we intend to work closely with our network providers to ensure satisfactory network performance. We intend to seek out network providers that have multiple operations centers for network monitoring, and we intend to develop quality control standards that our providers must meet.

   Fiber optic cable is our preferred means of transmitting data between Latin America and the U.S. because it offers greater capacity and is generally more reliable. However, most of our data is currently transmitted between Brazil and the U.S. by satellite because adequate quantities of fiber optic cable are not yet available for these transmissions. We anticipate that additional fiber optic cable will become available during 2000 to handle data transmissions between the U.S. and Latin America. We have arranged for all data currently transmitted between Brazil and the U.S. via satellite to be transmitted via fiber optic cable when it becomes available, and we believe this change will improve our network performance and the response time of our America Online Brazil service.

   In Brazil, we believe that we have secured adequate network capacity through our contracts with Netstream and Embratel. However, this capacity is based on our projections of use in particular geographic areas. If our assumptions are incorrect, members of our AOL-LA country services may experience delays or other difficulties in accessing our online services. Our contracts with Netstream and Embratel commit us to purchase a minimum amount of network capacity and we may enter into similar network contracts as we expand into other countries in Latin America.

   Technology. Our servers are owned and maintained by AOL in three locations in the United States: Reston, Dulles, and Manassas, Virginia. The AOL-LA content and the tools to operate our online services are located on these servers. Our Brazilian portal is also hosted on these servers. In the future, we plan to install servers in Brazil and in other countries in Latin America to further improve the performance of our interactive services.

   Our members can access our online services only through personal computers using the Windows 95 and 98 operating systems and our Windows-compatible online service software. Our online services will support the V.90 standards for high-speed access at 56 kbps. Going forward, we intend to make our online services available on new platforms and devices as consumer demand, technology, commercial viability and our license agreement with AOL permit. We currently offer AOL 4.0 to subscribers of our America Online Brazil service. AOL 5.0, the latest version of the AOL online software available in the U.S., will be introduced in 2000. AOL 5.0 will enable members to connect to our AOL-LA country services through high-speed technologies as they are introduced by local telecommunications network providers, including digital subscriber line, cable and satellite. High speed access offers significantly faster connections and allows for enhanced features, including the delivery of voice and full-motion video games, music and online catalogue shopping. See "Risk Factors-- Risks Related to the Internet and Technology Infrastructure."

Competition

   We operate in the highly competitive and rapidly evolving businesses of online services and Internet access, advertising and e-commerce. However, we believe that our AOL-LA country services will be unique in their seamless integration of local, regional and global interactive communities and the Internet, and in the array of interactive tools, content and e-commerce opportunities offered on the services. We will compete with providers of Spanish and Portuguese-language interactive services, including Internet access providers, portals, search engines and Web directories. We compete in the broader Latin American regional market as well as in country specific local markets. Our principal regional market competitors include El Sitio, in which the

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

Cisneros Group owns a minority interest, StarMedia and Terra Networks. Our primary local competitors in our core target countries include UOL in Brazil, Telmex in Mexico, which has an alliance with Microsoft for the development of content and offers a Prodigy-branded service, and Ciudad Internet in Argentina. We also compete for advertising revenues with traditional media such as newspapers, magazines, radio and television.

   We believe the principal competitive factors in the interactive services industries include, with respect to competition for members, service features and performance, ease of use, marketing and distribution channels, brand recognition, reliability and price. With respect to generating advertising and e-commerce revenues, the principal competitive factors include the number of visitors to an online service or Internet site, duration and frequency of visits and demographics of visitors. We believe that we have the ability to compete effectively in these areas. See "Risk Factors--Risks Related to Our Market Strategy."

The AOL License Agreement, Intellectual Property and Proprietary Rights

   Our license agreement with AOL presently grants us a royalty-free, exclusive license to offer in Latin America AOL-branded PC-based online services. We also have the exclusive right to offer AOL-branded TV-based online services in Latin America if AOL develops these services. In addition, we have the exclusive right to offer in Latin America any AOL-branded wireless-based online services
developed by AOL for commercial launch before     , 2004 (four years from the
effective date of the registration statement for this offering). We also have a non-exclusive license to offer a localized network of AOL-branded portals in Latin America. However, we have an option to license exclusively any Spanish- or Portuguese-language AOL-branded portals that AOL may develop for the Latin American market, subject to our payment of a license fee.

   In addition, we have the rights to use all related AOL proprietary software and technology as well as AOL registered domain names and principal trademarks in Latin America.

   We have agreed to interconnect our America Online Brazil country service and all future AOL-LA country services to the services provided by AOL and its international affiliates. This interconnection will provide our members with access to the AOL services and AOL international interactive services and will permit AOL members worldwide to access the AOL-LA country services. AOL is obligated to license to us, or to use commercially reasonable efforts to obtain for us, the license rights it has in third party software products used in operating the AOL-branded interactive services. These third-party licenses may be royalty-free or may require payments by us.

   With respect to AOL-branded PC-based online services, our exclusive rights will become non-exclusive upon the later of December 15, 2003 or the date on which either AOL or the Cisneros Group owns less than 20% of the outstanding capital stock of AOL-LA. With respect to AOL-branded TV- and wireless-based online services, our exclusive rights will become non-exclusive upon the later
of      , 2005 (five years from the effective date of the registration statement for this offering) or the date on which either AOL or the Cisneros Group owns less than 20% of the outstanding capital stock of AOL-LA. In some instances, the 20% thresholds described above will be lowered if an additional strategic stockholder is admitted as a stockholder of our company, we issue more shares of our capital stock or if AOL exercises its warrant. Our rights under the license may be terminated only if we materially breach its terms. See "Risk Factors--Risks Related to Control by AOL and the Cisneros Group."

   We have the same rights and are subject to the same restrictions with respect to CompuServe-branded services. We only have the right to offer AOL- and CompuServe-branded interactive services. We also have a non-exclusive right in Latin America to market and cross promote AOL's ICQ service in Latin America. We do not have the right to offer Netscape, DigitalCity, MovieFone or any other non-AOL-branded interactive service.

   AOL has granted us rights to use its registered domain names, www.aol.com, www.americaonline.com, and related domain names in Latin America. We believe that AOL is taking appropriate steps to protect its rights in these and other related domain names in Latin America. For example, third parties have registered the

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

domain names www.aol.com.br in Brazil, www.aol.com.mx in Mexico, and www.aol.cl in Chile and AOL is currently involved in or is considering initiating legal proceedings to protect these domain names. In Brazil, Mexico, Argentina, Chile, Colombia and Venezuela, AOL has initiated opposition proceedings to prevent registration of marks by third parties that are confusingly similar to AOL's marks. Although AOL intends to protect its rights vigorously, we cannot assure you that AOL will be able to register successfully all of the domain names that relate to the trademarks.

   We rely on a combination of contract provisions and patent, copyright, trademark and trade secret laws to protect our rights in our online services as licensed to us by AOL. We have distributed and will continue to distribute software, licensed to us by AOL, for our online services under agreements that grant members a license to use the software and we rely on the protections afforded primarily by copyright laws to protect against the unauthorized reproduction of the software. We rely in part on "click-through" licenses that are not signed by our members and, therefore, may be unenforceable under the laws of Brazil and other jurisdictions in which we expect to offer our online services. In addition, we attempt to protect our trade secrets and other confidential information through agreements with employees and consultants. Although we intend to protect our rights vigorously, we cannot assure you that these measures will be successful. Policing unauthorized use of the software for our online services is difficult and the steps taken may not prevent the misappropriation of our licensed technology and intellectual property rights. In addition, effective patent, trademark, trade secret and copyright protection may be unavailable or limited in Latin America.

   AOL has obtained U.S. federal trademark registrations of a number of marks, including AOL, America Online, Buddy List, and AOL's triangle design logo, and has trademark rights in the U.S. and abroad in many other proprietary names, including www.aol.com, AOL Instant Messenger, AOL Netfind, "You've Got Mail" and CompuServe.

   We believe that our exercise of our licensed rights under our agreement with AOL does not infringe on the proprietary rights of third parties. From time to time, however, we have received communications from third parties asserting that features, contents or names of some of our services may infringe their patents, copyrights, trademarks and other rights. No litigation is pending in this area that would have a material adverse effect on our ability to develop, market and sell or operate our services. We cannot assure you that third parties will not assert infringement claims against us in the future with respect to current or future features or content of our services or that any assertion would not result in litigation or require us to enter into royalty or other similar arrangements. Third parties may also challenge AOL's marks from time to time and these challenges may result in limitation or loss of our licensed rights to AOL's proprietary marks.

Government Regulation and Legal Uncertainties

   To date, government regulations have not materially restricted our ability to offer our interactive services in our core target countries.

   In Brazil, there are no license or registration requirements applicable to interactive services. However, the Brazilian legislature is currently considering a law governing e-commerce that will, among other things, subject web hosting service providers to civil and criminal sanctions if they have actual knowledge of an offer of illegal goods, services or information made through their service and they do not immediately suspend or interrupt access. This bill would also require Internet access providers to keep confidential all non-public information transmitted or stored on their networks, unless a court orders that the information be disclosed.

   In Mexico, the federal telecommunications law requires providers of value-added services, including Internet access services, to register with the Mexican federal telecommunications commission. We filed for registration in July 1999 and are currently in the process of obtaining approval.

   In Argentina, Internet access providers must hold a correspondent license from the Argentine telecommunications authority. We are preparing the documentation and information required to apply for this license and expect to receive it prior to the launch of our services in Argentina. The Argentine National

Government does not specifically regulate information available on the Internet. However, Argentine laws and regulations on consumer protection, contract, competition and advertising generally apply to portal and e-commerce service providers. In addition, the Argentine Constitution protects an individual's right to know what information about him or her is contained in any public registry or database and grants the right to demand that any false or discriminatory information be changed, removed, kept confidential or updated.

   We intend to support proposals designed to enhance market access and competition in the offering of both dial-up and high-speed interactive services in our target markets and believe that the adoption of these proposals would have a beneficial effect on the development of the interactive services medium. We are unable, at this time, to predict whether any of these proposals will be adopted. See "Risk Factors--Risks Related to Legal and Regulatory Matters."

Employees

   As of December 31, 1999, we had 87 full-time employees, of whom 51 were located in Brazil, 13 in Florida, 11 in Mexico and 12 in Argentina. Of our full-time employees, 12 worked in sales and marketing, 50 in editorial, 14 in finance and administration, 4 in technology and services and 7 in our call center. We consider our relations with our employees to be good. We also have 170 independent contractors working in our Brazilian call center.

Facilities

   Our principal executive office is located in approximately 9,000 square feet of office space in Fort Lauderdale, Florida, under a lease that expires in 2004. Our Brazilian headquarters and call center is located in Santo Andre in approximately 11,700 square feet of office space under a lease expiring in August 2004 and our business development and marketing office is located in Sao Paulo in approximately 4,800 square feet of office space under a lease expiring in June 2002. As we expand into other countries in Latin America, we anticipate establishing sales offices and call centers regionally and locally, including offices in Mexico City and Buenos Aires prior to the projected launch of our interactive services in Mexico and Argentina in 2000.

Legal Proceedings

   On December 28, 1999, ADEC, a non-governmental, private consumer protection association, filed a complaint against us in the Brazilian State of Rio de Janeiro seeking monetary damages and a preliminary restraining order. ADEC is seeking R$10 million (or $5.4 million) in damages on behalf of consumers who have allegedly complained about the installation of our America Online Brazil software on their PCs. Among other things, the preliminary restraining order would have required us to stop distributing our CD software in Brazil. While ADEC obtained the order, we were successful in having it revoked. We believe that ADEC's claims are without merit and will continue to contest them vigorously. See "Risk Factors--Risks Related to Our Market Strategy--Past and Future Media Coverage Could Adversely Affect Consumer Acceptance of Our Interactive Services."

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

                                   MANAGEMENT

Executive Officers and Directors

   After completion of this offering, the individuals listed below will be our executive officers or members of our board of directors. Our board of directors will have 13 members. AOL and the Cisneros Group are each entitled to elect five directors. AOL has elected Miles R. Gilburne, J. Michael Kelly, Michael Lynton, Robert W. Pittman and Gerald Sokol, Jr. The Cisneros Group has elected Steven I. Bandel, Gustavo A. Cisneros, Ricardo J. Cisneros, Robert S. O'Hara, Jr. and Cristina Pieretti. The remaining three directors will initially be appointed by the board promptly following the offering. Thereafter, they will be elected by the holders of all shares of our outstanding capital stock. Because AOL and the Cisneros Group will together control % of the voting power of our capital stock following this offering and the concurrent distribution by the Cisneros Group, they will have the power to elect the remaining three directors in subsequent elections.

   The identities of the three additional directors to be appointed are not currently known.

Name                      Age Position
----                      --- --------
Charles M. Herington....   40 President and Chief Executive Officer
Javier Aguirre..........   41 Chief Financial Officer
Travis Good.............   39 Vice President, Technology and Operations
Guy Garcia..............   44 Vice President, Content Strategy
John D. Gardiner........   34 Vice President, Business Development and General Counsel
Eduardo Hauser..........   30 Vice President, Corporate Development
Steven I. Bandel........   46 Director
Gustavo A. Cisneros.....   54 Director
Ricardo J. Cisneros.....   52 Director
Miles R. Gilburne.......   48 Director
J. Michael Kelly........   43 Director
Michael Lynton..........   40 Director
Robert S. O'Hara, Jr. ..   60 Director
Cristina Pieretti.......   48 Director
Robert W. Pittman.......   46 Director
Gerald Sokol, Jr. ......   37 Director

--------
(1)  Member of our Audit Committee
(2)  Member of our Compensation Committee

   Charles M. Herington. Mr. Herington has been our President and Chief Executive Officer since February 1999. Prior to joining our company, Mr. Herington served as President of Revlon America Latina from January 1998 to February 1999. From 1990 through 1997, Mr. Herington held a variety of senior management positions with PepsiCo Restaurants International, including regional Vice President of KFC, Pizza Hut and Taco Bell for South America, Central America and the Caribbean from September 1995 to September 1997, regional Vice President of KFC for Latin America from February 1994 to September 1995, General Manager of KFC Puerto Rico from February 1992 to February 1994, General Manager of Franchise Markets for KFC Latin America from February 1991 to February 1992 and Marketing Director for KFC for Latin America from May 1990 to February 1991. Between 1981 and 1990, Mr. Herington served in various managerial positions at Procter & Gamble.

   Javier Aguirre. Mr. Aguirre is our Chief Financial Officer, a position he has held since June 1999. From September 1998 to June 1999, Mr. Aguirre was the Finance Director for Wal-Mart Argentina. Prior to joining Wal-Mart Argentina, Mr. Aguirre was Senior Director of Finance and Administration of PepsiCo Restaurants International in Sao Paulo, Brazil, from May 1996 to August 1998. From May 1994 to April 1996, Mr. Aguirre was the Director of Finance and Planning of PepsiCo Restaurants International in Mexico City. Between 1979 and 1994, Mr. Aguirre held several managerial positions at Ford Motor Company in Michigan and in Mexico City.

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

   Travis Good. Mr. Good has been our Vice President of Technology and Operations since March 1999. From May 1995 to February 1999, he held a variety of management positions at AOL, including General Manager for AOL's Global Network Navigator and Director of Product Marketing for AOL Client Software. From January 1995 to May 1995 he was Director of Internet Services for Cable & Wireless. From March 1994 to January 1995, Mr. Good served as General Manager of GE Information Services' distributorship in Mexico. From December 1987 to March 1994, he served in a variety of positions at General Electric Corporation.

   Guy Garcia. Mr. Garcia has served as our Vice President of Content Strategy since August 1999. From March 1998 to July 1999, he was Director of Programming at AOL Interactive Properties and Director of Creative & Editorial Development at AOL Studios. From November 1997 to February 1998, Mr. Garcia served as Executive Producer for Digital City Inc. During this time, he also served as the Founding Editor for Digital City New York. In February 1995, Mr. Garcia co-founded the Total New York website and served as the site's Editor and Site Director until October 1997. From February 1994 to February 1995, Mr. Garcia was a freelance writer contributing to various magazines.

   John D. Gardiner. Mr. Gardiner has served as our Vice President of Business Development and General Counsel since March 1999. From May 1995 to March 1999, Mr. Gardiner was employed in the legal department at AOL, holding the position of Assistant General Counsel. From January 1993 to May 1995, Mr. Gardiner was an associate at the law firm of Shaw, Pittman, Potts and Trowbridge in Washington, D.C.

   Eduardo Hauser. Mr. Hauser is our Vice President of Corporate Development, a position he has held since March 1999. Prior to joining our company, Mr. Hauser was employed from September 1988 to March 1999 by the Cisneros Group, serving in a variety of positions, including Vice President, News of Venevision from September 1997 to March 1999, and as Managing Director of Highgate Properties, a company within the Cisneros Group, from September 1993 to September 1997.

   Steven I. Bandel. Mr. Bandel has been a member of our board of directors since November 1999 and was appointed to the board by the Cisneros Group. Since January 1995, Mr. Bandel has held several senior management positions at companies within the Cisneros Group, with responsibilities in the areas of finance, communications and corporate development. Mr. Bandel has the title of President and Chief Operating Officer of the Cisneros Group. Mr. Bandel is also a director of Pueblo Xtra International, Inc., a company within the Cisneros Group.

   Gustavo A. Cisneros. Mr. Cisneros has been a member of our board of directors since December 1999 and was appointed to the board by the Cisneros Group. Since 1975, Mr. Cisneros has overseen the management and operations of the Cisneros Group and is an executive officer and director of many of its constituent companies. Mr. Cisneros, together with members of his family, or trusts established for their benefit, owns direct or indirect beneficial interests in the companies forming the Cisneros Group. Mr. Cisneros is a director of Univision Communications, Inc., Spalding Holdings Co., RSL-LA, Pueblo Xtra International, Inc. and Pan American Beverages, Inc. Mr. Cisneros is a founding member of the International Advisory Board of the Council on Foreign Relations, as well as a member of the board of trustees of the Museum of Television & Radio. He is a director of the Chairman's Council of the Americas Society, on the International Advisory Council of Power Corporation of Canada and the International Advisory Board of Gulfstream Aerospace Corporation. He is also a charter member of the AEA Investors, Inc. Advisory Board. Mr. Cisneros is a trustee of Rockefeller University, a member of the board of directors of Georgetown University, a member of the International Advisory Board of Columbia University and a founding member of the Advisory Committee for the David Rockefeller Center for Latin American Studies at Harvard University. He is a director of the Joseph H. Lauder Institute of Management and International Studies of the Wharton School of the University of Pennsylvania.

   Ricardo J. Cisneros. Mr. Cisneros has been a member of our board of directors since December 1999 and was appointed to the board by the Cisneros Group. Since 1975, he has served as an executive officer and a director of a number of the companies within the Cisneros Group, including Venevision and Operadora Sercra C.A. Mr. Cisneros has also been a director of several financial institutions in Venezuela and the United States.

He serves on the boards of the Simon Bolivar Foundation and is also the director of the Fundacion Diego Cisneros in Venezuela.

   Miles R. Gilburne. Mr. Gilburne has been a member of our board of directors since January 2000 and was appointed to the board by AOL. From February 1995 through December 1999, he served as Senior Vice President, Corporate Development of AOL. Prior to joining AOL, Mr. Gilburne was a founding attorney of the Silicon Valley office of the law firm of Weil, Gotshal & Manges. Mr. Gilburne is also a partner in the Cole-Gilburne Fund, a venture capital fund. Mr. Gilburne is also a director of AOL.

   J. Michael Kelly. Mr. Kelly has been a member of our board of directors since December 1999 and was appointed to the board by AOL. Mr. Kelly has been Senior Vice President and Chief Financial Officer of AOL since July 1998. Prior to joining AOL, he had been Executive Vice President of Finance and Planning and Chief Financial Officer of GTE Corporation since June 1997. Mr. Kelly was appointed GTE's Senior Vice President of Finance in 1994.

   Michael Lynton. Mr. Lynton has been a member of our board of directors since January 2000 and was appointed by AOL. He has served as President of AOL International since January 2000. From September 1996 to December 1999, Mr. Lynton was Chairman and Chief Executive Officer of the Penguin Group. From September 1993 to June 1996, Mr. Lynton served as President of Disney Publishing--Magazines and Books, and between 1987 and 1993 he served as President of Hollywood Pictures for The Walt Disney Company.

   Robert S. O'Hara, Jr. Mr. O'Hara has been a member of our board of directors since December 1999 and was appointed to the board by the Cisneros Group. Since 1974, Mr. O'Hara has been a member of Milbank, Tweed, Hadley & McCloy LLP, a law firm in New York, N.Y.

   Cristina Pieretti. Ms. Pieretti has been a member of our board of directors since November 1999 and was appointed to the board by the Cisneros Group. From 1992 to March 1995, and since February 1996, Ms. Pieretti has held a number of senior management positions with marketing and operations responsibilities at companies within the Cisneros Group in the consumer goods, retail and telecommunications industries. From March 1995 to February 1996, Ms. Pieretti was a partner at Booz-Allen & Hamilton, a consulting firm. Ms. Pieretti has the title of Vice President of Operations of the Cisneros Group. Ms. Pieretti is also a director of Pueblo Xtra International, Inc., a company within the Cisneros Group.

   Robert W. Pittman. Mr. Pittman has been a member of our board of directors since December 1999 and was appointed to the board by AOL. He has been President and Chief Operating Officer of AOL since February 1998. Previously, he was President and Chief Executive Officer of AOL Networks, a division of AOL, from November 1996 until February 1998. He held the positions of Managing Partner and Chief Executive Officer of Century 21 Real Estate Corp. from October 1995 to October 1996. Prior to that time, Mr. Pittman had been President and Chief Executive Officer of Time Warner Enterprises, a division of Time Warner Entertainment Company, LP, between 1990 and 1995, and Chairman and Chief Executive Officer of Six Flags Entertainment Corporation from December 1991 to September 1995. Mr. Pittman founded MTV in 1981 and became President of MTV Networks in 1985. He is also a director of AOL, Cendant Corporation and barnesandnoble.com inc.

   Gerald Sokol, Jr. Mr. Sokol has been a member of our board of directors since December 1999 and was appointed to the board by AOL. He has served as Senior Vice President and General Manager of AOL International since September 1999 and prior to that was Vice President of Finance of AOL International since February 1999. From August 1996 to January 1999, Mr. Sokol held several positions with NTN Communications, Inc., most recently serving as President, Chief Executive Officer and Chairman of the board of directors. From July 1987 to May 1996, Mr. Sokol held several positions with Tele-Communications, Inc., most recently serving as Vice President and Treasurer. Mr. Sokol is also a director of China.com Corporation.

Board of Directors

   Our restated certificate of incorporation fixes our board of directors at 13 members. Each year at our annual meeting, our stockholders will elect our directors to a one-year term of office. AOL and the Cisneros Group, holders of all of our B stock and C stock, respectively, are each entitled to elect five members to our board of directors. The holders of all outstanding shares of our capital stock, voting together as a single class, are entitled to elect the remaining three members to the board of directors. Although these three directors initially will be appointed by our board following this offering, they subsequently will be elected by our stockholders at our annual meetings.
By virtue of controlling   % of the voting power of our capital stock, AOL and
the Cisneros Group will have the power to elect these remaining three members at our subsequent annual meetings.

Committees of the Board of Directors

   The Special Committee. Prior to or immediately following this offering, we will establish a special committee of the board of directors. The special committee will consist of two members, one of whom will be selected by the directors elected by AOL as the holder of B stock and one of whom will be selected by the directors elected by the Cisneros Group as the holder of C
stock. The initial members of the special committee will be     and    . The
special committee will evaluate corporate actions such as:

  . amendments of our restated certificate of incorporation and restated by-laws;

  . amendments of our stockholders' agreement;

  . mergers and acquisitions;

  . any issuance of, or change in, any of our capital stock;

  . the transfer of any of our material assets;

  . loans by us in excess of $50,000;

  . capital expenditures in excess of $50,000;

  . borrowings by us in excess of $50,000;

  . the declaration of any dividends on our securities;

  . the selection of nominees to be recommended by our board for election by all outstanding shares of our capital stock voting together;

  . the admission of additional strategic stockholders;

  . our launch of AOL-branded TV- and wireless-based online services in Latin America, as well as any agreements between us and third parties that relate to these launches;

  .  the adoption and modification of business plans;

  . the appointment or dismissal of our independent auditors;

  . the establishment of any subsidiary or any material change in a subsidiary's business;

  . the commencement of litigation by us that involves amounts in excess of $100,000 or that is adverse to either AOL or the Cisneros Group;

  . our establishment of, or any significant modification to, any significant investment or cash management policies;

  . our discontinuance of any material business activity;

  . our entering into any partnership, joint venture or consortium;

  . our issuance of press releases containing material non-public information;

  . our entering into agreements outside of the ordinary course of our business;

  . the approval of the final annual audited consolidated financial statements of any subsidiary;

  . our filing for bankruptcy or our decision not to prevent or oppose any involuntary filing for bankruptcy;

  . adoption of or material amendment to any employee benefit or executive compensation plan or severance payment; and

  . hiring or firing any personnel with an annual salary in excess of $100,000 or increasing their compensation above $100,000.

   Each of these actions will require the unanimous approval of the special committee prior to being submitted for approval by the full board of directors. As a result, both AOL and the Cisneros Group effectively have the power to veto these corporate actions. If either AOL or the Cisneros Group loses its right to representation on the special committee, the special committee will be dissolved. If the special committee is dissolved, the approval of the board of directors as a whole will be required to approve any corporate actions previously evaluated by the special committee. See "Risk Factors--Risks Related to Control by AOL and the Cisneros Group."

   The Audit Committee. We will also establish an audit committee of the board of directors, which will consist of two or more unaffiliated and independent directors, prior to or promptly following this offering. The audit committee will review, act on and report to the board of directors with respect to various auditing and accounting matters, including the selection of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices.

   The Compensation Committee. Prior to this offering, we will also establish a compensation committee of the board of directors, which will consist solely of two or more unaffiliated and independent directors. The compensation committee will determine the salaries and incentive compensation of our officers and provide recommendations for the salaries and incentive compensation of our other employees and consultants. The compensation committee will also administer our stock option plan, which is described below.

Compensation of Directors

   Each member of our board of directors will be issued an option to purchase shares of our Class A common stock when he or she joins the board. The directors may receive additional compensation in a manner to be determined by our board. Directors will also be reimbursed for actual reasonable costs incurred in connection with attending our board and committee meetings.

Compensation Committee Interlocks and Insider Participation

   Following this offering, the compensation committee of our board of
directors will consist of     and    , none of whom has been an officer or
employee of our company at any time since our inception. No executive officer of our company will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee, the board of directors made decisions relating to the compensation of our executive officers.

Executive Compensation

   The following table presents the total compensation paid or accrued during the fiscal year ended June 30, 1999 to our chief executive officer. None of our other executive officers earned greater than $100,000 in our fiscal year ended June 30, 1999.

                           Summary Compensation Table

                                                    Annual Compensation
                                            ------------------------------------
                                                                     Other
Name and Principal Position                 Salary (1)  Bonus   Compensation (2)
---------------------------                 ---------- -------- ----------------
Charles M. Herington.......................  $145,833  $200,000     $33,463
 President and Chief Executive Officer

--------
(1) Mr. Herington began his employment with us in February 1999. His current annual base salary is $358,000.
(2) Includes Mr. Herington's automobile allowance and payment of membership fees.

   We did not grant any options to Mr. Herington during the fiscal year ended June 30, 1999. Mr. Herington did not exercise any options during the fiscal year ended June 30, 1999 and did not hold any options at June 30, 1999.

Employment Agreements

   Charles M. Herington. Mr. Herington serves as our President and Chief Executive Officer. His annual base salary is $358,000. Upon the commencement of his employment, Mr. Herington received a bonus of $200,000, and he will receive an additional $200,000 bonus on February 26, 2000, the first anniversary of his employment with us. Mr. Herington is eligible to receive an annual bonus of up to 130% of his base salary, based on his performance and the achievement of specified financial targets. As long as Mr. Herington continues to be employed by us, on each of January 13, 2000, 2001 and 2002, we will grant him an option to purchase $2.0 million worth of Class A common stock. These options will have an exercise price equal to the then current fair market value of the Class A common stock. All options will vest on the third anniversary of each grant date. If we terminate Mr. Herington without cause during the first two years of his employment with us, he is entitled to receive his salary for 36 months following termination as well as a pro rata portion of his annual bonus. If we terminate Mr. Herington without cause after the first two years of his employment with us, he is entitled to receive his salary for 24 months following termination as well as a pro rata portion of his annual bonus. Options granted to Mr. Herington prior to his termination will continue to vest during the applicable severance payment period. Mr. Herington also holds options to purchase AOL common stock.

   Javier Aguirre. Mr. Aguirre is our Chief Financial Officer. His annual base salary is $151,000 and he also received a signing bonus of $68,250. Mr. Aguirre is eligible to receive an annual bonus of up to 35% of his base salary, based on his performance and on the achievement of specified performance objectives. He is also eligible to receive options to purchase AOL-LA Class A common stock.

   Travis Good. Mr. Good serves as our Vice President of Technology and Operations and receives an annual base salary of $126,000. He is also eligible to receive an annual bonus of up to 25% of his base salary, based on his performance and on the achievement of specified performance objectives. He is also eligible to receive options to purchase AOL-LA Class A common stock. Mr. Good holds options to purchase AOL common stock.

   Guy Garcia. Mr. Garcia is our Vice President of Content Strategy. He receives an annual base salary of $105,000 and is also eligible to receive an annual bonus of up to 35% of his base salary, based on his performance and on the achievement of specified performance objectives. He is also eligible to receive options to purchase AOL-LA Class A common stock.

   John D. Gardiner. Mr. Gardiner serves as our Vice President of Business Development and our General Counsel, and receives an annual base salary of $157,000. Mr. Gardiner is also eligible to receive an annual bonus of up to 35% of his base salary, based on his performance and on the achievement of specified performance objectives. He is also eligible to receive options to purchase AOL-LA Class A common stock. Mr. Gardiner holds options to purchase AOL common stock.

   Eduardo Hauser. Mr. Hauser serves as our Vice President of Corporate Development and receives an annual base salary of $153,000. On the one-month anniversary of his employment, Mr. Hauser received a bonus of $36,250 and he will receive an additional $36,250 on the one-year anniversary of his employment. Mr. Hauser is eligible to receive an annual bonus of up to 35% of his base salary, based on his performance and on the achievement of specified performance objectives. He is also eligible to receive options to purchase AOL-LA Class A common stock.

Stock Plan

 2000 Stock Option Plan

   Our 2000 Stock Option Plan was approved by our board of directors and by our
stockholders, AOL and the Cisneros Group, in          2000. Under the stock
plan, we may grant stock options to our employees, consultants and directors. A
total of     shares of Class A common stock has been reserved for issuance under the stock option plan. As of the effective date of this offering, we will
grant options to purchase a total of     shares of Class A common stock. No
other stock options have been granted.

   The stock option plan will be administered by the compensation committee, which will determine the terms of stock options, including:

  . the determination of which employees, directors and consultants will be granted options;

  .  the exercise price and the number of shares subject to a stock option;
     and

  .  the schedule upon which options become exercisable.

The maximum term of options granted under the stock option plan is ten years.

   Upon a change of control of AOL-LA, the compensation committee will provide that outstanding options under the plan will be:

  . assumed by the successor corporation or replaced with a comparable option to purchase shares of capital stock of the successor corporation;

  . exercisable for a specified number of days, at the end of which period the options will terminate; or

  . terminated in exchange for a cash payment equal to the difference between the option exercise price and the fair market value of the shares subject to the option.

   To the extent that any of the treatments of options described above would make a change of control transaction ineligible for a pooling-of-interest accounting, the compensation committee may substitute shares of Class A common stock or other items, provided that the substitution is of equal value to the cash or other items that would have been paid under the chosen treatment. In the event of a change of control, all outstanding options may, in the discretion of the board of directors, become fully vested.

Limitation of Liability and Indemnification

   The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

   Our restated certificate of incorporation and restated by-laws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay specified expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). These indemnifiable expenses include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and not in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

   This limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and therefore may not be enforceable.

   Our restated certificate of incorporation also protects AOL and the Cisneros Group against liability for breach of fiduciary duty should they choose to pursue an opportunity that might be favorable to us or recommend the opportunity to someone else. Our directors and officers affiliated with or appointed by AOL and the Cisneros Group are similarly protected. In any event, we are required to indemnify AOL and the Cisneros Group and our directors and officers affiliated with or appointed by each of them for any liabilities a court may impose on them for breach of fiduciary duty regarding their failure to make opportunities available to us.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Reorganization

   Prior to this offering, the business of AOL-LA has been conducted by affiliates of AOL Latin America, S.L., a limited liability company organized in Spain in December 1998. AOL Latin America, S.L. is jointly owned by AOL and the Cisneros Group. Upon the effectiveness of this offering, AOL-LA will become the holding company of, and will indirectly own all of, AOL Latin America, S.L. and its affiliates through a corporate reorganization. Under the corporate reorganization, AOL and the Cisneros Group will exchange their interests in the
entities that own AOL Latin America, S.L. and its affiliates for      and
shares of our Series B preferred stock and Series C preferred stock, respectively. AOL will also receive the AOL warrant. We plan to conduct our operations in Latin America through various subsidiaries. For example, we are conducting our operations in Brazil through our indirectly wholly-owned subsidiary, AOL Brazil Ltda., a Brazilian limited liability company.

The Stockholders' Agreement

   We have entered into a stockholders' agreement with AOL and Riverview Media Corp., a company within the Cisneros Group, that contains various provisions that will affect the way we operate our business and govern many important aspects of the relationships among AOL, the Cisneros Group and us. The following summary of key provisions of the stockholders' agreement is qualified by reference to the actual agreement, which has been filed as an exhibit to the registration statement, of which this prospectus forms a part. See "Risk Factors--Risks Related to Control by AOL and the Cisneros Group."

   Voting Agreement. AOL and the Cisneros Group have agreed to vote all of their shares of B and C stock, which collectively represent % of the voting power of our outstanding capital stock, to elect the three directors nominated by our special committee for election by the holders of all shares of our outstanding capital stock, voting together.

   Non-Compete. Until the later of December 15, 2003 or the date on which either AOL or the Cisneros Group owns less than 20% of our outstanding capital stock, neither AOL, the Cisneros Group, nor any entity in which either of them owns at least a 35% interest may acquire more than a 35% interest in any entity that provides PC-based online services in Latin America to a substantial consumer base. However, the Cisneros Group may own up to a 50% interest in RSL-LA or Galaxy Latin America, regardless of whether these companies are providing competitive online services.

   Until the later of      , 2005 (five years from the effective date of the
registration statement for this offering) or the date on which either AOL or the Cisneros Group owns less than 20% of our outstanding capital stock:


  . neither the Cisneros Group, nor any entity in which it owns at least a 35% interest, may acquire more than a 35% interest in any entity that provides TV- or wireless-based online services in Latin America to a substantial consumer base. However, the Cisneros Group may own up to a 50% interest in RSL-LA or Galaxy Latin America regardless of whether these companies are providing competitive online services; and

  . AOL may not provide in Latin America any AOL-branded TV-based online services, or any AOL-branded wireless-based online services developed by
    AOL for commercial launch prior to     , 2004 (four years from the
    effective date of the registration statement for this offering).

   In some instances, the 20% thresholds described above will be lowered if an additional principal stockholder is admitted as a stockholder of our company, if we issue more shares of our capital stock or if AOL exercises the AOL warrant.

   If either AOL or the Cisneros Group breaches these non-compete provisions, then:

  . if the Cisneros Group is the breaching party, we will have the option to purchase all of the capital stock held by the Cisneros Group at its fair market value, less any damages resulting from the breach, in cash or by delivery of a promissory note, payable over a three-year term; or

  . if we do not exercise this option, AOL will have the option to purchase the shares from the Cisneros Group at their fair market value, less any damages resulting from the breach, in cash or in freely tradeable shares of AOL common stock in installments over a three-year period; and

  . if AOL is the breaching party with respect to PC-based online services, the Cisneros Group will have the option to require AOL to purchase the Cisneros Group's shares at their fair market value, plus any damage resulting from the breach, in cash or in freely tradeable shares of AOL common stock, in installments over a three-year period.

   Restrictions on Transfer. Neither AOL nor the Cisneros Group may transfer their shares of B stock and C stock, respectively, except:

  .  to their wholly-owned affiliates or to each other;

  .  in connection with the sale of their businesses;

  . in connection with the admission of another principal stockholder as described in "Admission of Additional Principal Stockholders" below;

  . up to 20% of their shares may be transferred to their employees and, in the case of the Cisneros Group, to designated Cisneros family members, provided that, unless converted into Class A common stock, AOL or the Cisneros Group retains the voting rights to those shares;

  . for shares of Class A common stock, issuable upon conversion of shares of B stock or C stock, to be sold in a registered offering or under Rule 144 of the Securities Act as described in "Shares Eligible For Future Sale;" and

  . to another party, other than to a competitor, provided that they first offer their shares on the same terms to the other stockholder.

   In the event of any transfer of B stock or C stock, the transferee will be subject to the provisions of the stockholders' agreement.

   Admission of Additional Principal Stockholders. AOL and the Cisneros Group may admit one or more additional stockholders of our company. Any additional stockholder would either receive new shares of our capital stock or would acquire shares owned by AOL and/or the Cisneros Group. If the new stockholder is a "strategic stockholder," the Cisneros Group's ownership interest in our company will be reduced at a disproportionately greater rate than AOL's ownership interest in our company. To achieve the reduction, for example, either we or AOL would purchase shares held by the Cisneros Group at their fair market value.

   Standstill Provisions. Until December 15, 2003, neither AOL nor the Cisneros Group may acquire any additional shares of our capital stock except:

  . shares in an amount equal to 5% of the sum of our outstanding shares of capital stock at the closing of this offering, including shares issuable under the over-allotment option;

  .  shares issuable to AOL upon the exercise of the AOL warrant;

  . shares of capital stock that we issue to them as payment for an asset or right sold to us;

  . shares of capital stock acquired in a tender or exchange offer for all of our securities; and

  .  as approved by the disinterested members of our board of directors.

   The Cisneros Group Funding. From our inception through September 30, 1999, we received approximately $35 million in cash from the Cisneros Group. In addition, the Cisneros Group paid us $24 million from October 1999 through January 2000. Riverview Media Corp., a company within the Cisneros Group, is obligated to pay us an additional $41 million in the following quarterly installments:

          Installment Due Date                 Amount
          --------------------               -----------
                  April 3, 2000              $13 million
                  July 3, 2000               $10 million
                  October 2, 2000            $ 6 million
                  January 2, 2001            $ 6 million
                  April 2, 2001              $ 3 million
                  July 2, 2001               $ 3 million

   Venevision International, Inc., a company within the Cisneros Group, has guaranteed these payments.

   If Riverview Media does not make one or more of these payments, we will be entitled to sue Riverview Media and the guarantor to receive the payment. In addition, AOL will be entitled to:

  . receive from the Cisneros Group an irrevocable proxy to vote all of the shares of our capital stock then held by them, including their C stock and, if the payment is more than 30 days late, vote the proxy to effect the conversion of their C stock into Class A common stock; or

  . make the payment on behalf of the Cisneros Group, and treat the payment as a loan from AOL to the Cisneros Group.

   Non-monetary contributions by the Cisneros Group. The Cisneros Group has agreed to provide the non-monetary contributions and services described in "Business--Our Competitive Advantages--The Cisneros Group Commitment." As of September 30, 1999, we incurred $341,000 for services, including personnel, travel and legal services, provided by the Cisneros Group. Some of these services were provided and will be provided in the future at varying charges depending upon the type of service.

   Indemnification provision. Our stockholders' agreement contains provisions requiring us to indemnify AOL and the Cisneros Group for liabilities imposed upon them for breach of fiduciary duty based upon their appropriation of our business opportunities. These provisions, along with provisions in our license and services agreements requiring us to indemnify AOL, are substantially similar to those contained in our restated certificate of incorporation. Please see "Description of Provisions of Our Restated Certificate of Incorporation that Affect the Scope of Our Business."

   Term and Termination. The stockholders' agreement will terminate when:

  . AOL and the Cisneros Group no longer hold any shares of our capital stock;

  .  the parties mutually terminate the stockholders' agreement; or

  .  June 30, 2048, whichever occurs first.

   In addition, either AOL or the Cisneros Group may terminate the stockholders' agreement if the other stockholder no longer holds at least 10% of our outstanding capital stock.

The AOL Warrant

   We have agreed to issue a warrant to AOL to purchase     shares in any
combination of our Series B preferred, Class A common or Class B common stock at a per share exercise price equal to the initial public offering price. The number of shares for which the warrant is exercisable is 6% of the sum of our outstanding shares of capital stock at the closing of this offering, including shares issuable under the over-allotment option, plus the shares of Class A common stock issuable under our stock option plan. The warrant will be immediately exercisable and will have a ten year term. The number of shares issuable pursuant to the warrant may be increased if we, AOL or the Cisneros Group issue or transfer shares to one or more additional strategic stockholders. The warrant has a "net exercise" feature that allows AOL to pay the exercise price due under the warrant by tendering to us a portion of the shares subject to the warrant instead of paying the exercise price in cash.

The Registration Rights Agreement

   We have agreed to provide AOL and the Cisneros Group with unlimited "demand" and "piggyback" registration rights for the shares of Class A common stock issuable upon conversion of their B stock and C stock, and in the case of AOL, upon the exercise of the AOL warrant. See "Description of Capital Stock-- Registration Rights" for a description of the registration rights agreement.

The AOL License Agreement

   We have entered into a license agreement with AOL. See "Business--The AOL License Agreement, Intellectual Property and Proprietary Rights" for a description of this license agreement.

The ICQ Cross Promotion Agreement

   We also have entered into an agreement with AOL under which we have the right in Latin America to promote AOL's ICQ service, which features leading, real-time communications software and an associated portal. The ICQ service enables its worldwide community of approximately 50 million users, including approximately 5 million users in Latin America, to find and communicate with each other in real-time. As local versions of the ICQ service are developed, we will engage in other marketing and cross-promotion activities with AOL.

The AOL Services Agreement

   We have entered into a services agreement with AOL under which AOL provides various services to us, including:

  . localization of AOL software and software updates;

  . development and installation services, including requested modifications, enhancements and revisions to AOL's software;

  . host computer services;

  . network connections from our services to the AOL servers;

  . technical support;

  . training in areas such as marketing, business development, member support, public relations, finance and accounting; and

  . support and maintenance with regard to third-party software licensed to us by AOL.

   We have agreed to compensate AOL for these services at rates at least as favorable as those charged by AOL to any other party, including joint venture affiliates, but excluding affiliates that are at least 75% owned by AOL.

   We have agreed to interconnect our America Online Brazil country service and all future AOL-LA country services to the services provided by AOL and its international affiliates. This interconnection, which will be provided free of charge, will provide our members with access to the AOL service and AOL International interactive services and will permit AOL members worldwide to access the AOL-LA country services.

   As of September 30, 1999, we had incurred expenses totaling approximately $4.4 million payable to AOL under our services agreement.

Relationships with Officers of AOL

   Four members of our board of directors appointed by AOL are also executive officers of AOL and one member of our board of directors is a director of AOL.

  .  Robert W. Pittman is the President and Chief Operating Officer of AOL;

  . J. Michael Kelly is the Senior Vice President and Chief Financial Officer of AOL;

  . Michael Lynton is the President of AOL International;

  . Gerald Sokol, Jr. is the Senior Vice President and General Manager of AOL International; and

  .  Miles R. Gilburne is a director of AOL.

Relationships with Officers of the Cisneros Group

   Four of the five members of our board of directors appointed by the Cisneros Group are also executive officers and directors of companies within the Cisneros Group.

   . Gustavo A. Cisneros oversees the management and operations of the Cisneros Group and is an executive officer and director of many of its constituent companies;

   . Ricardo J. Cisneros is an executive officer and director of many of the constituent companies of the Cisneros Group;

   . Steven I. Bandel holds several senior management positions in companies in the Cisneros Group and has the title of President and Chief Operating Officer of the Cisneros Group; and

   . Christina Pieretti holds a number of senior management positions in companies in the Cisneros Group and has the title of Vice President of Operations of the Cisneros Group.

AOL-LA's Purchase of AOL's Latin American CompuServe Classic Subscribers

   In December 1998, we acquired AOL's Latin American CompuServe Classic subscribers for approximately $3.2 million. We initially paid AOL approximately $4.0 million for these subscribers. However, we expect to receive a credit of approximately $800,000 on future services to be provided by AOL under the services agreement described above. This credit represents an adjustment of the purchase price as a result of the decline in the number of CompuServe Classic subscribers between December 1998 and December 1999. This credit is reflected on our balance sheet as a receivable from affiliate.

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

                             PRINCIPAL STOCKHOLDERS

   The following table provides information with respect to the beneficial
ownership of our Class A common stock as of     , 2000 by (1) the executive
officer named in the Summary Compensation Table, (2) each individual who has been selected to be a director following this offering, (3) all current directors and executive officers as a group and (4) each stockholder known by us to own beneficially more than five percent of our Class A common stock.

   For purposes of this table, a holder is deemed to have beneficial ownership of any shares of Class A common stock, including shares subject to options or conversion rights, which the holder has the right to acquire within 60 days of
    , 2000.

   For purposes of calculating the percentage beneficially owned, the number of shares of capital stock deemed outstanding prior to this offering and the
concurrent distribution by the Cisneros Group consists of      shares that were
outstanding as of        , 2000. The number of shares of capital stock deemed
outstanding after this offering and the concurrent distribution by the Cisneros
Group includes an additional    shares of Class A common stock, which reflects
   shares issued in this offering and the concurrent distribution by the Cisneros Group.

   For purposes of calculating the number and percentage of outstanding shares held by each holder named below, any shares which that holder has the right to
acquire within 60 days of     , 2000 are deemed to be outstanding, but shares
which may be similarly acquired by other holders are deemed not to be outstanding.

   After this offering and the concurrent distribution by the Cisneros Group,
AOL will control  % and the Cisneros Group will control   % of the voting power
of our capital stock (    % and     %, respectively, if AOL exercises the AOL
warrant). The total number of votes for purposes of calculating the percentage
of total voting power includes the voting power of the    shares of Series B
preferred stock and    shares of Series C preferred stock. Each share of Series
B and Series C preferred stock and Class B and Class C common stock, if any, entitles the holder to ten votes.

   Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Class A common stock shown to be beneficially owned by them based on information they have provided to us. The address for AOL is 22000 AOL Way, Dulles, Virginia 20166. The address for the stockholders affiliated with the Cisneros Group is c/o Final Avenida La Salle, Edificio Venevision Urbanivacion Colina de Los Caobos, Caracas, Venezuela.

                               Shares of                  Shares of
                          Class A Common Stock       Class A Common Stock
                              Beneficially               Beneficially
                             Owned Prior to              Owned After
                              the Offering               the Offering
                            and Distribution           and Distribution
                          -----------------------    -----------------------
    Beneficial Owner       Number       Percent       Number       Percent
    ----------------      ----------   ----------    ----------   ----------
Directors and Executive
 Officers
Charles M. Herington....                           %                          %
Steven I. Bandel........
Gustavo A. Cisneros
 (1)....................
Ricardo J. Cisneros
 (1)....................
Miles R. Gilburne.......
J. Michael Kelly........
Michael Lynton..........
Robert S. O'Hara, Jr. ..
Cristina Pieretti.......
Robert W. Pittman.......
Gerald Sokol, Jr........
All current executive
 officers and directors
 as a group
 (16 persons)...........
Five Percent Stockhold-
 ers
America Online, Inc.
 (2)....................
The Cisneros Group of
 Companies (3)..........

--------
 *  Represents beneficial ownership of less than 1% of the Class A common stock.
(1) The Cisneros Group's shares are owned by Riverview Media Corp. Gustavo Cisneros and Ricardo Cisneros each beneficially own 50% of Riverview Media Corp.
(2) Consists of shares of Series B preferred stock, which are convertible at any time into Class B common stock on a one-for-one basis, which in turn are convertible at any time into Class A common stock on a one-for-one basis, as well as the AOL warrant, a currently exercisable warrant to
     purchase      shares in any combination of our Series B preferred, Class A common or Class B common stock.
(3) Consists of shares of Series C preferred stock, which are convertible at any time into Class C common stock on a one-for-one basis, which in turn are convertible at any time into Class A common stock on a one-for-one basis. These shares are held by Riverview Media Corp., a company within the Cisneros Group.

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

     DESCRIPTION OF PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION
                     THAT AFFECT THE SCOPE OF OUR BUSINESS

   AOL, the Cisneros Group and a number of their affiliates engage in businesses substantially similar to ours. Our restated certificate of incorporation contains various provisions that address our rights and access to potential business opportunities. The following summary of those provisions is qualified by reference to our restated certificate of incorporation, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

   Limitations on the Scope of Our Business. For as long as AOL continues to own shares of B stock equal to at least 50% of the Series B preferred stock that it currently holds or the Cisneros Group continues to own shares of C stock equal to at least 50% of the Series C preferred stock that we originally issued to it, our restated certificate of incorporation provides that we cannot engage in any business activity other than providing interactive services in Latin America through PC-based interactive services and AOL-branded TV- and wireless-based interactive services without their approval. Further, if AOL develops AOL-branded TV- and wireless-based online services, we will not be able to offer these services in Latin America, even though we have a license to do so, without the approval of the directors appointed by AOL and the Cisneros Group who serve on the special committee of our board of directors.

   Allocation of Business Opportunities with AOL and the Cisneros Group. Our restated certificate of incorporation does not require AOL or the Cisneros Group to inform us of any business opportunities or to make any business opportunities available to us. We may only pursue these opportunities if AOL and the Cisneros Group decide not to pursue the opportunity or to recommend it to a third party and they consent to our engaging in that business activity. We may only pursue business opportunities, without first offering them to AOL and the Cisneros Group, if:

    . they are presented or become known to one of our officers who is also not an officer or director of AOL or the Cisneros Group;

    .  the opportunity occurs or arises solely in Latin America; and

    . the opportunity relates to activities or operations that we are then conducting or pursuing.

   For a fuller discussion of the risks associated with the limitations on the scope of our business and the allocation of business opportunities, please see "Risk Factors--Risks Related to Control by AOL and the Cisneros Group."

   Moreover, if we are offered the opportunity to pursue a particular business activity that is beyond the scope of our permitted business activities, we must first offer that opportunity to both AOL and the Cisneros Group. If they each decide not to pursue the opportunity or to offer the opportunity to a third party, we may request that they consent to our engaging in that business activity. However, they are under no obligation to lend their approval and may compete with us even if they consent to our engaging in that business opportunity.

   Our restated certificate of incorporation also provides that AOL and the Cisneros Group will not be liable to us or our stockholders if they successfully obtain our corporate opportunities or if they otherwise compete with us. We have agreed to indemnify AOL and the Cisneros Group, as well as any of their officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries, for all damages incurred by them in any legal action brought by us, any of our other stockholders or any other person based on any alleged breach of any fiduciary duty resulting from any action or inaction under the provisions of our restated certificate of incorporation that permit AOL and the Cisneros Group to compete with us and to exploit business opportunities in which we would otherwise have an interest.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock and the relevant provisions of our restated certificate of incorporation and our restated by-laws are summaries and are qualified by reference to our restated certificate of incorporation and our restated by-laws, which are included as exhibits to the registration statement of which this prospectus is a part.

   We are authorized to issue     shares of Class A common stock, par value
$.01 per share,     shares of Class B common stock, par value $.01 per share
and     shares of Class C common stock, par value $.01 per share. We are
authorized to issue     shares of Series B preferred stock, par value $.01 per
share,     shares of Series C preferred stock, par value $.01 per share and shares of undesignated preferred stock, par value $.01 per share.

   Upon completion of this offering and the concurrent distribution by the
Cisneros Group, there will be     shares of Class A common stock issued and
outstanding,     shares of Series B preferred stock issued and outstanding and shares of Series C preferred stock issued and outstanding. There will be no shares of Class B common stock, Class C common stock or undesignated preferred stock outstanding at the completion of this offering and the concurrent distribution by the Cisneros Group. As of the effective date of this offering,
we will grant options to purchase a total of    shares of Class A common stock.
In addition, as of the effective date of this offering, we will issue to AOL a
warrant to purchase     shares in any combination of our Series B stock, Class
A common or Class B common stock at an exercise price equal to the initial public offering price.

   We refer to our Series B preferred stock and our Class B common stock as "B stock" and to our Series C preferred stock and our Class C common stock as "C stock."

   Voting Rights. The holders of Class A common stock are each entitled to one vote per share. Holders of B stock and C stock are each entitled to ten votes per share and have been granted exclusive voting rights with respect to a number of important provisions of our restated certificate of incorporation and restated by-laws. The affirmative vote of a majority of the outstanding shares of B stock, voting separately as a class, and a majority of the outstanding shares of C stock, voting separately as a class, is required to amend or repeal the provisions of our restated certificate of incorporation relating to:

    . the expansion of our business beyond PC-, TV- or wireless-based services;

    . the extent to which our stockholders, including AOL and the Cisneros Group, may compete with us for business;

    . access to corporate opportunities that may be taken by AOL and the Cisneros Group;

    . the limitation of AOL's and the Cisneros Group's liability to us if they successfully obtain our corporate opportunities;

    . our indemnification of AOL and the Cisneros Group, as well as any of their officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries, in the event that they incur damages for lawsuits based on claims that they breached their fiduciary duty to us by appropriating our corporate opportunities;

    . the terms of our authorized capital stock, including voting, dividend and conversion rights;

    . the election and removal of our directors;

    . our special committee; and

    . the commencement of litigation by us that is adverse to either AOL or the Cisneros Group.

   For as long as any shares of B stock or C stock remain outstanding, the holders of Class A common stock and our board of directors will have no voting rights with respect to the above-described matters, unless required under Delaware law.

   In addition, unless otherwise required under Delaware law, the holders of B stock and C stock, together with our board of directors, have the exclusive right to approve the following:

    . mergers and acquisitions;

    . any issuance of, or change in, any of our capital stock;

    . the transfer of any of our material assets;

    . loans by us in excess of $50,000;

    . capital expenditures in excess of $50,000;

    . borrowings by us in excess of $50,000;

    . the establishment of any subsidiary or any material change in a subsidiary's business;

    . the adoption and modification of business plans;

    . our establishment or amendment of any significant investment or cash management policy;

    . our discontinuance of any material business activity;

    . our entering into any partnership, joint venture or consortium; and

    . our filing for bankruptcy or our decision not to prevent or oppose an involuntary filing for bankruptcy.

   As long as any shares of B stock or C stock remain outstanding, these matters require the affirmative vote of a majority of the outstanding shares of B stock and C stock, each voting separately as a class. See "Risk Factors-- Risks Related to Control by AOL and the Cisneros Group."

   The affirmative vote of the holders of a majority of the outstanding shares of B stock, voting separately as a class, as well as the holders of a majority of the outstanding shares of C stock, voting separately as a class, is required to approve any amendment to the provisions of our restated by-laws that relate to our board of directors and its committees and the indemnification of our officers and directors.

   The voting rights relating to the election of the 13 members of our board of directors are as follows:

    .  The holders of B stock are entitled to elect five directors;

    .  The holders of C stock are entitled to elect five directors; and

    . The holders of all shares of our outstanding capital stock, voting together as a single class, are entitled to elect the remaining three directors.

   Any amendment to our restated certificate of incorporation, other than those over which the holders of B stock and C stock have exclusive voting rights, must be approved by the affirmative vote of 75% of the voting power of our outstanding capital stock. Amendments to the restated certificate of incorporation that would adversely alter or change the powers, preferences or special rights of any class or series of our capital stock also must be approved by the affirmative vote of 75% of the voting power of our outstanding capital stock, as well as the affirmative vote of the holders of a majority of the outstanding shares of B stock and C stock, each voting separately as a class.

   Our restated by-laws may be amended by a majority vote of the board of directors, subject to the prior approval by our special committee. Our restated by-laws may also be amended, subject to the provisions of our restated certificate of incorporation that give the holders of B stock and C stock exclusive voting rights, after obtaining the following votes: (1) the affirmative vote of a majority of the voting power of all of our capital stock, voting as a single class; (2) if a director appointed by the holders of B stock is entitled to be a member of our special committee, the affirmative vote of a majority of the B stock, voting together as a single class; and (3) if a director appointed by the holders of C stock is entitled to be a member of our special committee, the affirmative vote of a majority of the C stock, voting together as a single class.

   Dividends. Holders of Series B and Series C preferred stock are entitled to receive a cumulative annual dividend, payable in shares of Series B and Series
C preferred stock, equal to $    per share, as and when declared by the board
of directors and prior to the payment of any dividend to the holders of the Class A common stock. Thereafter, the holders of Class A common stock, together with the holders of B stock and C stock, will share ratably, based on the number of shares of common stock and preferred stock held, in any dividend declared by the board of directors. Dividends consisting of shares of Class A common stock, B stock and C stock may be paid only as follows:

    . shares of Class A common stock may be paid only to holders of Class A common stock;

    . shares of Class B common stock may be paid only to holders of Class B common stock;

    . shares of Class C common stock may be paid only to holders of Class C common stock;

    . shares of Series B preferred stock may be paid only to holders of Series B preferred stock;

    . shares of Series C preferred stock may be paid only to holders of Series C preferred stock; and

    . the number of shares of each class or series of capital stock payable per share of that class or series of capital stock shall be equal in number.

   Conversion of B stock and C stock. AOL and the Cisneros Group, holders of all the Series B preferred stock and all the Series C preferred stock, respectively, each have the right, at any time, to convert their shares into shares of Class B common stock and Class C common stock on a one-for-one basis. AOL and the Cisneros Group would then have the right to convert their shares of Class B common stock and Class C common stock into shares of Class A common stock at any time on a one-for-one basis.

   If AOL transfers any shares of its B stock to any person other than to a wholly-owned affiliate or to the Cisneros Group, or in connection with the sale of its business or the admission of additional strategic stockholders, those shares will automatically convert into shares of Class A common stock. AOL may also transfer up to 20% of its shares to its employees without triggering an automatic conversion of its shares of B stock into Class A common stock, as long as AOL retains the voting rights to the transferred shares.
If the Cisneros Group transfers any shares of its C stock to any person other than to a wholly-owned affiliate or to AOL, or in connection with the sale of its business or the admission of additional strategic stockholders, those shares will automatically convert into shares of Class A common stock. The Cisneros Group may also transfer up to 20% of its shares to employees and to designated Cisneros family members without triggering an automatic conversion of its shares of C stock into Class A common stock, as long as the Cisneros Group retains the voting rights to the transferred shares. If at any time the number of shares of B stock held by AOL, its wholly-owned affiliates and its employees or C stock held by the Cisneros Group, its wholly-owned affiliates and its employees, as the case may be, in the aggregate constitutes less than 50% of the number of shares that we originally issued to them, then each share will be converted automatically as of that date into one share of Class A common stock.

   Liquidation Preference. Our Series B and Series C preferred stock each has a
liquidation preference equal to $      per share. If upon any dissolution,
liquidation or winding up of our company, the liquidation preference of the Series B and Series C preferred stock cannot be paid in full, the holders of the Series B and Series C preferred stock will share ratably in a distribution of all our legally available assets. Thereafter, all of our common stockholders, together with all our Series B and Series C preferred stockholders (on an as converted basis), are entitled to share ratably in any of our assets and funds legally available for distribution to common stockholders. Neither the sale of all or substantially all of our property or business, other than in connection with the winding up of our business, nor the merger or consolidation of us into or with any other corporation, will be deemed to be a dissolution, liquidation or winding up of our company.

   Mandatory Redemption of Series B and Series C Preferred Stock. On the fifth anniversary of the effective date of this offering, we must redeem our Series B and Series C preferred stock, in cash, or, at our option, by delivery of fully paid and nonassessable shares of Class B or Class C common stock, respectively, or any combination of cash and Class B or Class C common stock, in an amount
equal to the liquidation preference, or $   per share, plus in each case all
accumulated and unpaid dividends through the redemption date. However, AOL or the Cisneros Group may each elect to convert their shares of Series B or Series C preferred stock into an equal number of shares of Class B or Class C common stock, respectively, at any time prior to the date on which the redemption is to occur.

   From and after the redemption date (unless we are then in default of payment of the redemption price), dividends on the shares of the Series B and C preferred stock to be redeemed shall cease to accumulate, shares of Series B and Series C preferred stock shall no longer be deemed to be outstanding, and all rights of the holders of our Series B and C preferred stock (except the right to receive the redemption price and accumulated dividend amounts and liquidation penalties, if any, through the redemption date) will cease.

   Antidilution. The Series B preferred stock and Series C preferred stock are entitled to customary antidilution protection in the event of a stock dividend, split or recapitalization of our common stock. If a dividend is paid or distribution is made to any holders of any class of common stock, the same dividend or distribution shall be made with respect to each outstanding share of common stock, regardless of class.

   Other Rights. Upon the closing of the offering and the concurrent distribution by the Cisneros Group, all the outstanding shares of Class A common stock, Series B preferred stock and Series C preferred stock will be legally issued, fully paid and nonassessable.

   Undesignated Preferred Stock. Following the offering, our board of directors will be authorized, subject to the approval of the holders of the B stock and C stock, to issue from time to time up to an aggregate of shares of preferred stock in one or more series and to fix the numbers, powers, designations, preferences and any special rights of each series, including:

    . dividend rights and rates;

    . conversion rights;

    . voting rights;

    . terms of redemption, including any sinking fund provisions, and redemption price or prices;

    . liquidation preferences; and

    . the number of shares constituting any series and the designation of the series.

   Although we have no present plans to issue any additional shares of preferred stock, the issuance of additional shares of preferred stock, or the issuance of rights to purchase preferred shares, could decrease the amount of earnings and assets available for distribution to the holders of outstanding preferred stock and common stock, could adversely affect the rights and powers, including voting rights, of the outstanding preferred stock and common stock, and could have the effect of delaying, deterring or preventing a change of control of AOL-LA or an unsolicited acquisition proposal.

Options

   As of the effective date of this offering, we will grant options to
employees and directors to purchase a total of       shares of Class A common
stock. No other stock options have been granted.

The AOL Warrant

   Upon the effectiveness of this offering, we will issue a warrant to purchase shares in any combination of our Series B preferred, Class A common or Class B common stock at a per share exercise price equal to the initial public offering price. The number of shares for which the warrant is exercisable is 6% of the sum of our outstanding shares of capital stock at the closing of this offering, including shares issuable under the over-allotment option, plus the number of shares of Class A common stock issuable under our stock option plan. The warrant will be immediately exercisable and will have a ten year term. The number of shares issuable pursuant to the warrant may be increased if AOL and the Cisneros Group admit one or more strategic stockholders. The warrant has a "net exercise" feature that allows AOL to pay the exercise price due under the warrant by tendering to us a portion of the shares subject to the warrant instead of paying the exercise price in cash.

Registration Rights

   AOL and the Cisneros Group have rights to cause us to register shares of Class A common stock issued to them upon conversion of their shares of B stock and C stock, and in the case of AOL, upon exercise of the AOL warrant.

   The registration rights agreement provides that AOL and the Cisneros Group and transferees of their shares, other than the persons receiving shares in the concurrent distribution by the Cisneros Group, are entitled to unlimited "piggyback" registration rights, meaning that they can include any shares of Class A common stock that they hold in registration statements that we file. In addition, AOL and the Cisneros Group may each "demand" that we register their shares of Class A common stock, provided that the amount of shares subject to each demand is equal to at least one percent of the number of outstanding shares of Class A common stock or has a market value at least equal to $50 million. There are no limits on the number of times AOL and the Cisneros Group can exercise their demand rights. We are obligated to pay the costs associated with all piggyback and demand registrations.

Delaware Law and Certain Charter and Restated By-Law Provisions

   The provisions of Delaware law and of our restated certificate of incorporation and restated by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of AOL-LA.

   Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our restated by-laws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year's annual meeting. For a special meeting, the notice must generally be delivered by the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated by-laws. If it is determined that business was not properly brought before a meeting in accordance with our restated by-laws, the item of business will not be conducted at the meeting.

   Special Meeting of Stockholders. Special meetings of the stockholders may be called only by our board of directors by a resolution adopted by a majority of all directors.

   Super-Majority Stockholder Vote required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or restated by-laws, unless the corporation's certificate of incorporation or restated by-laws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of the prospectus or to reduce the number of authorized shares of common stock or preferred stock. This 75% stockholder vote would be in addition to any separate class vote that is required with respect to the different classes of capital stock.

   We are not subject to the provisions of Section 203 of the Delaware General Corporation Law regulating takeovers. Section 203 generally makes it more difficult for a third party to take control of a company by prohibiting a third party owning more than 15% of the company's voting stock from entering into transactions with the company for a period of three years after the date of the transaction in which the person became an owner of more than 15% of the shares of the company's voting stock, unless the transaction is approved in a prescribed manner.

Transfer Agent and Registrar

   The transfer agent and registrar for the Class A common stock will be     .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for the shares of Class A common stock. Upon the completion of this offering and the concurrent
distribution by the Cisneros Group, we will have     shares of Class A common
stock issued and outstanding. In addition, the following shares of Class A common stock will be issuable in the future:

    .      shares of Class A common stock may be issued upon conversion of outstanding shares of B stock and C stock on a one-for-one basis at any time following the completion of this offering.

    .      shares of Class A common stock will be issuable to AOL upon exercise of the AOL warrant. The per share exercise price will be equal to the initial public offering price.

    .      shares of Class A common stock will be issuable upon exercise of outstanding options granted under our stock plan.

   The     shares of Class A common stock being sold in this offering and the shares of Class A common stock being distributed by the Cisneros Group will be eligible for immediate public resale following the completion of the offering and the concurrent distribution, except for any shares held by our "affiliates." AOL and the Cisneros Group and our directors and executive officers are considered to be our affiliates.

   The      shares of Class A common stock issuable upon conversion of shares of B stock and C stock will be restricted shares within the meaning of Rule 144 under the Securities Act. These restricted shares, as well as any other shares held by our affiliates, may only be sold in compliance with Rule 144, unless registered under the Securities Act. All shares of Class A common stock issuable upon conversion of shares of our B stock and C stock and exercise of the AOL warrant will have demand and piggyback registration rights attached to them. Registration of these shares under the Securities Act would result in their becoming freely tradable without restrictions immediately upon the effectiveness of a registration statement.

   AOL and the Cisneros Group and all of their affiliates, and our directors and executive officers, have agreed not to dispose of or hedge any of their Class A common stock or securities convertible into or exercisable for Class A common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation. The employees and former employees of the Cisneros Group who are receiving shares in the concurrent distribution have agreed not to dispose of or hedge any of their Class A common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.

   The sale of a substantial number of shares of Class A common stock, or the perception that sales could occur, could adversely affect the market price of the Class A common stock. In addition, any sale or perception that sales could occur could make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate.

   We anticipate that a registration statement on Form S-8 covering the Class A common stock that may be issued pursuant to the exercise of options under our stock plan will be filed promptly following the offering. The shares of Class A common stock covered by the Form S-8 registration statement generally may be resold in the public markets without restrictions, except in the case of our affiliates. Following the expiration of the 180 day lock-up period, our affiliates generally may only resell these shares in accordance with the provisions of Rule 144, except for the holding period requirement.

                   U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

   The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock by a non-U.S. holder. As used in this prospectus, the term "non-U.S. holder" is a person other than:

    . a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

    . a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision of the U.S.;

    . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

    . a trust, in general, if it is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons.

   This discussion does not consider:

    .  U.S. state and local or non-U.S. tax consequences;

    . specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership, that the U.S. tax consequences of holding and disposing of our Class A common stock may be affected by certain determinations made at the partner level;

    . the tax consequences for the shareholders or beneficiaries of a non-U.S. holder;

    . special tax rules that may apply to certain non-U.S. holders, including, without limitation, banks, insurance companies, dealers in securities and traders in securities who elect to apply a mark-to-market method of accounting; or

    . special tax rules that may apply to a non-U.S. holder that holds our Class A common stock as part of a "straddle," "hedge," or "conversion transaction."

   The following is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations, all as of the date of this prospectus, and all of which may change, retroactively or prospectively. The following summary is for general information. Accordingly, each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our Class A common stock.

Dividends

   In the event that dividends are paid on shares of Class A common stock, dividends paid to a non-U.S. holder of Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

   Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S. or, if an income tax treaty applies, attributable to a permanent establishment, or in the case of an individual, a "fixed base", in the U.S., as provided in that treaty ("U.S. trade or business income"), are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the non-U.S. holder files the appropriate U.S. Internal Revenue Service form with the payor. Any U.S. trade or business income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

   Dividends paid prior to January 1, 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after December 31, 2000:

    . a non-U.S. holder of Class A common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements;

    . in the case of Class A common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information, including a U.S. taxpayer identification number; and

    .  look-through rules will apply for tiered partnerships.

   A non-U.S. holder of Class A common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

   A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Class A common stock unless:

    . the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate non-U.S. holder;

    . the non-U.S. holder is an individual who holds the Class A common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the U.S. for more than 182 days in the taxable year of the disposition and meets certain other requirements;

    . the non-U.S. holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to certain U.S. expatriates; or

    . we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our Class A common stock.

   Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that AOL-LA has not been and is not currently, and we do not anticipate our becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. The tax relating to stock in a "U.S. real property holding corporation" will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of the Class A common stock, provided that the Class A common stock was regularly traded on an established securities market.

Federal Estate Tax

   Class A common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding Tax

   Under specified circumstances, U.S. treasury regulations require information reporting and backup withholding at a rate of 31% on certain payments on Class A common stock. Under currently applicable law, non-U.S. holders of Class A common stock generally will be exempt from these information reporting requirements and from backup withholding on dividends paid prior to January 1, 2001 to an address outside the U.S. For dividends paid after December 31, 2000, however, a non-U.S. holder of Class A common stock that fails to certify its non-U.S. holder status in accordance with applicable U.S. treasury regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

   The payment of the proceeds of the disposition of Class A common stock by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a non-U.S. holder of Class A common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a "U.S. related person." In the case of the payment of proceeds from the disposition of Class A common stock by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," information reporting, but currently not backup withholding, on the payment applies unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a non-U.S. holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is:

    . a "controlled foreign corporation" for U.S. federal income tax purposes;

    . a foreign person 50% or more of whose gross income for certain periods is derived from the conduct of a U.S. trade or business; or

    . effective after December 31, 2000, a foreign partnership if, at any time during its taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by U.S. persons, or (B) the partnership is engaged in a U.S. trade or business.

   Effective after December 31, 2000, backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" unless certain certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge or reason to know that the holder is a U.S. person. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after December 31, 2000.

   Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to each underwriter, the number of shares set forth opposite the name of each underwriter.

                                                                        Number
           Name                                                        of shares
           ----                                                        ---------
      Salomon Smith Barney Inc. ......................................
      Donaldson, Lufkin & Jenrette Securities Corporation ............
      Lehman Brothers Inc. ...........................................
                                                                         -----
        Total ........................................................
                                                                         -----

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of various legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

   The underwriters, for whom Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to various dealers at the public offering price less a
concession not in excess of $    per share. The underwriters may allow, and
these dealers may reallow, a concession not in excess of $    per share on
sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

   We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to     additional shares of Class A
common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter will be obligated, subject to various conditions, to purchase a number of additional shares approximately proportionate to its initial purchase commitment.

   At our request, the underwriters will reserve up to approximately     shares
of Class A common stock to be sold at the initial public offering price under our directed share program. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent participants in the directed share program purchase reserved shares. The underwriters will offer any reserved shares which are not so purchased to the general public on the same basis as the other shares offered in this prospectus.

   AOL-LA and our officers and directors, along with AOL and the Cisneros Group and some of their affiliates, have agreed, for a period of 180 days from the date of this prospectus, not to dispose of or hedge any shares of our Class A common stock or any securities convertible into or exchangeable for Class A common stock, without the prior written consent of Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation. The current and former employees of the Cisneros Group who are receiving shares in the concurrent distribution by the Cisneros Group have agreed not to dispose of or hedge any of their Class A common stock for a period of 180 days from the date of this prospectus, without the prior written consent of Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation. The underwriters, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

   Prior to this offering, there has been no public market for the Class A common stock. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives.

Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the Class A common stock will develop and continue after this offering.

   We have applied to have the Class A common stock included for quotation on the Nasdaq National Market under the symbol "AOLA."

   The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of Class A common stock.

                                                            Paid by AOL-LA
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per share..........................................    $            $
   Total..............................................    $            $

   In connection with this offering, Salomon Smith Barney Inc. or Donaldson, Lufkin & Jenrette Securities Corporation, on behalf of the underwriters, may purchase and sell shares of Class A common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Class A common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Class A common stock made for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. or Donaldson, Lufkin & Jenrette Securities Corporation, in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

   Any of these activities may cause the price of the Class A common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

   We estimate that our total expenses of this offering will be $   .

   The representatives have performed investment banking and advisory services for AOL and the Cisneros Group from time to time for which they have received customary compensation and reimbursement of expenses. The representatives may, from time to time, engage in transactions with, and perform services for, AOL-LA, AOL and the Cisneros Group in the ordinary course of business.

   We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

   The validity of the issuance of the Class A common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of June 30, 1999 and September 30, 1999 and for the period December 15, 1998 (inception) to June 30, 1999 and the three months ended September 30, 1999, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our Class A common stock, we refer you to our registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

   You may read and copy all or any portion of the registration statement without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at the above address and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC's website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

                       AMERICA ONLINE LATIN AMERICA, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors.............................................. F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Changes in Stockholders' Equity.................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to The Consolidated Financial Statements.............................. F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
America Online Latin America, Inc.

   We have audited the accompanying consolidated balance sheets of America Online Latin America, Inc. as of June 30, 1999 and September 30, 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period December 15, 1998 (the Company's inception) to June 30, 1999 and for the three months ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of America Online Latin America, Inc. at June 30, 1999 and September 30, 1999, and the consolidated results of its operations and its cash flows for the period December 15, 1998 (the Company's inception) to June 30, 1999 and for the three months ended September 30, 1999, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

McLean, Virginia

   The foregoing report is in the form that will be signed upon completion of the reorganization described in Note 1 to the financial statements.

                                          /s/ Ernst & Young LLP

McLean, Virginia
January 20, 2000

                       AMERICA ONLINE LATIN AMERICA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                         June 30,  September 30,
                                                           1999        1999
                                                         --------  -------------
                                                         (In thousands, except
                                                              share data)
                         ASSETS
Current assets:
Cash and cash equivalents............................... $17,716      $29,862
Trade accounts receivable, less allowances of $180 and
 $390, respectively.....................................   1,448        1,899
Receivable from affiliate...............................     833          833
Other receivables.......................................      53          127
Prepaid expenses and other current assets...............     240          226
                                                         -------      -------
  Total current assets..................................  20,290       32,947
Property and equipment at cost, net.....................       9          849
Product development costs...............................      --          503
Other assets............................................       1            2
                                                         -------      -------
  Total assets.......................................... $20,300      $34,301
                                                         =======      =======
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable.................................. $    40      $   534
Payable to affiliates...................................   2,685        4,789
Other accrued expenses and liabilities..................     183          378
Deferred revenue........................................      --           87
Accrued personnel costs.................................     262          357
Income taxes payable....................................     131          234
                                                         -------      -------
  Total current liabilities.............................   3,301        6,379
                                                         -------      -------
Stockholders' equity:
Preferred stock, $.01 par value;           shares
 authorized:                                                  --           --
  Series B and C cumulative redeemable convertible--
   and    shares authorized, respectively;    and
   shares issued and outstanding, respectively, at
   June 30, 1999 and September 30, 1999 ($
   liquidation value)...................................
Common stock, $.01 par value;           shares
 authorized:                                                  --           --
  Class A--   shares authorized; no shares issued or
   outstanding at June 30, 1999 and September 30, 1999..      --           --
  Class B and C--   and    shares authorized; no shares
   issued or outstanding at June 30, 1999 and September
   30, 1999.............................................
Additional paid-in capital..............................  22,120       35,120
Other accumulated comprehensive loss--foreign currency
 translations...........................................     (82)        (187)
Accumulated deficit.....................................  (5,039)      (7,011)
                                                         -------      -------
  Total stockholders' equity............................  16,999       27,922
                                                         -------      -------
  Total liabilities and stockholders' equity............ $20,300      $34,301
                                                         =======      =======

                             See accompanying notes

                       AMERICA ONLINE LATIN AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                     For the Period from
                                      December 15, 1998
                                    (date of inception) to    Three Months
                                           June 30,        Ended September 30,
                                             1999                 1999
                                    ---------------------- -------------------
                                                  (In thousands)
Revenues:
  Subscriptions....................        $ 1,644               $ 1,129
  Advertising and e-commerce.......             --                    78
                                           -------               -------
    Total revenues.................          1,644                 1,207
Costs and expenses:
  Cost of revenues.................          1,091                   632
  Sales and marketing..............          3,179                    44
  Product development..............            312                   252
  General and administrative.......          1,979                 2,488
                                           -------               -------
    Total costs and expenses.......          6,561                 3,416
Loss from operations...............         (4,917)               (2,209)
Other income, net..................              9                   340
                                           -------               -------
Loss before provision for income
 taxes.............................         (4,908)               (1,869)
Provision for income taxes.........           (131)                 (103)
                                           -------               -------
Net loss...........................        $(5,039)              $(1,972)
                                           =======               =======


                             See accompanying notes

                       AMERICA ONLINE LATIN AMERICA, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                         Comprehensive
                                                                                                              Loss
                                                                                                      for the Period from
                                                                                                       December 15, 1998
                                                                     Other                            (date of inception)
                    Preferred Stock     Common Stock  Additional  Accumulated                           to June 30, 1999
                    ------------------  -------------  Paid-in   Comprehensive Accumulated            and the Three Months
                    Shares    Amount    Shares Amount  Capital       Loss        Deficit    Total   Ended September 30, 1999
                    -------   --------  ------ ------ ---------- ------------- ----------- -------  ------------------------
                                                              (In thousands)
Balances at
 December 15, 1998
 (inception).......      --    $    --   --     $--        --          --            --        --
Stock issued:
 Capital
  contribution upon
  inception........      --         --   --      --    $22,120         --            --    $22,120
Foreign currency
 translation
 adjustment........      --         --   --      --        --        $ (82)          --        (82)         $   (82)
Net loss...........      --         --   --      --        --          --        $(5,039)   (5,039)          (5,039)
                     -------   --------  ---    ----   -------       -----       -------   -------          -------
Balances at June
 30, 1999..........      --         --   --      --    $22,120       $ (82)      $(5,039)  $16,999          $(5,121)
                                                                                                            =======
Stock issued:
 Capital
  contribution.....      --         --   --      --     13,000         --            --     13,000
Foreign currency
 translation
 adjustment........      --         --   --      --        --         (105)          --       (105)         $  (105)
Net loss...........      --         --   --      --        --          --         (1,972)   (1,972)          (1,972)
                     -------   --------  ---    ----   -------       -----       -------   -------          -------
Balances at
 September 30,
 1999..............      --    $    --   --     $--    $35,120       $(187)      $(7,011)  $27,922          $(2,077)
                     =======   ========  ===    ====   =======       =====       =======   =======          =======


                             See accompanying notes

                       AMERICA ONLINE LATIN AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            For the Period from
                                             December 15, 1998    Three Months
                                           (date of inception) to     Ended
                                                  June 30,        September 30,
                                                    1999              1999
                                           ---------------------- -------------
                                                      (In thousands)
Cash flows from operating activities:
Net loss.................................         $(5,039)           $(1,972)
Adjustments to reconcile net loss to net
 cash (used in) provided by operating
 activities:
Depreciation and amortization............              --                 16
Changes in assets and liabilities:
  Trade accounts receivable..............          (1,443)              (432)
  Receivable from affiliate..............            (833)                --
  Other receivables......................             (53)               (74)
  Prepaid expenses and other current
   assets................................            (240)                12
  Other assets...........................              (1)                (1)
  Trade accounts payable.................              40                493
  Payable to affiliates..................           2,681              2,090
  Accrued expenses and other current
   liabilities...........................             183                196
  Deferred revenue and other
   liabilities...........................              --                 87
  Accrued personnel costs................             262                 97
  Income taxes payable...................             131                101
                                                  -------            -------
    Total adjustments....................             727              2,585
                                                  -------            -------
Net cash (used in) provided by operating
 activities..............................          (4,312)               613
Cash flows from investing activities:
Purchase of property and equipment.......              (9)              (856)
Product development costs................              --               (503)
                                                  -------            -------
Net cash used in investing activities....              (9)            (1,359)
Cash flows from financing activities:
Proceeds from capital contribution from
 affiliate...............................          22,120             13,000
                                                  -------            -------
Net cash provided by financing
 activities..............................          22,120             13,000
                                                  -------            -------
Effect of exchange rate changes on cash
 and cash equivalents....................             (83)              (108)
                                                  -------            -------
Net increase in cash and cash
 equivalents.............................          17,716             12,146
Cash and cash equivalents at beginning of
 period..................................              --             17,716
                                                  -------            -------
Cash and cash equivalents at end of
 period..................................         $17,716            $29,862
                                                  =======            =======


                             See accompanying notes

                       AMERICA ONLINE LATIN AMERICA, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization

   On January   , 2000, America Online Latin America, Inc. ("AOL-LA" or the
"Company") filed the registration statement that includes these financial statements with the Securities and Exchange Commission for its offer and sale of shares of its Class A common stock and a concurrent distribution of shares of Class A common stock by the Cisneros Group of Companies (the "Cisneros Group") to current and former employees of companies within the Cisneros Group.

   Currently, the Company's business is conducted by affiliates of AOL Latin America, S.L., a limited liability company organized in Spain in December 1998. AOL Latin America, S.L. is a joint venture between America Online, Inc. ("AOL") and the Cisneros Group. Upon the effectiveness of the offering, AOL-LA will indirectly own all of AOL Latin America, S.L. and its affiliates, through a corporate reorganization in which AOL and the Cisneros Group will exchange their interests in the entities that own AOL Latin America, S.L. and its
affiliates for      and      shares of the Company's Series B preferred stock
and Series C preferred stock, respectively. In addition, AOL will receive a
warrant to purchase      shares in any combination of the Company's Series B
preferred, Class A common or Class B common stock at a per share exercise price equal to the initial public offering price. The number of shares for which the warrant is exercisable is 6% of the sum of the Company's outstanding shares of capital stock on the closing of the offering, including shares issuable under the over-allotment option, plus the shares of Class A common stock issuable under the Company's stock option plan. The accompanying financial statements reflect the reorganization as of the earliest period presented.

   The Company seeks to become the leading provider of interactive services in Latin America. The Company intends to bring to the Latin American market localized AOL-branded interactive services and the opportunity to join AOL's global online community of more than 20 million users in 15 countries and seven languages.

   The Company's family of America Online-branded interactive services will include the AOL-LA country services, its comprehensive online services which will be available to subscribing members, and the AOL-LA country Internet portals and the Latin American regional Internet portal. The Company's network of country and regional Internet portals will offer content, community and e-commerce opportunities to all Internet users. The Company's interactive services will be developed on a country-by-country and regional basis and will be tailored to local interests. The Company expects to derive its revenues principally from member subscriptions to its AOL-LA country services and will seek to build its online service member base and portal user base in order to generate additional revenues from advertising and e-commerce.

   The Company currently has the exclusive right to offer AOL-branded PC-based online services in Latin America. Under its license agreement with AOL, it also has the exclusive right to offer AOL-branded TV-based online services in Latin America if AOL develops these services. In addition, the Company has the exclusive right to offer in Latin America any AOL-branded wireless-based online
services developed by AOL for commercial launch before    , 2004 (four years
from the effective date of the registration statement for the offering). The Company also has the right in Latin America to promote AOL's ICQ service, which features leading, real-time communications software and an associated portal. The ICQ service enables its worldwide community of approximately 50 million users, including approximately 5 million users in Latin America, to find and communicate with each other in real-time. As local versions of the ICQ service are developed, the Company will engage in other marketing and cross-promotion activities with AOL.

   The Company commenced operations in December 1998. The Company acquired AOL's Latin American CompuServe Classic subscribers in December 1998 and launched the first AOL-LA online service and portal in Brazil in November 1999.

   On January 10, 2000, AOL entered into a merger agreement with Time Warner, Inc. Under the agreement, a new holding company, AOL Time Warner, Inc., will form two wholly-owned subsidiaries that will merge with each of AOL and Time Warner. After the merger, AOL and Time Warner will be wholly-owned subsidiaries of

                       AMERICA ONLINE LATIN AMERICA, INC.

AOL Time Warner. Time Warner shareholders will receive 1.5 shares of AOL Time Warner for each share of Time Warner stock they own. AOL shareholders will receive one share of AOL Time Warner stock for each share of AOL stock they own. The merger is subject to customary closing conditions, including receipt of required regulatory approvals and the approval of AOL and Time Warner stockholders.

Note 2. Summary of Significant Accounting Policies

   Principles of Consolidation. These financial statements include the accounts of the Company, its subsidiaries and its predecessors on a consolidated basis since the Company's inception on December 15, 1998. All significant intercompany accounts and transactions have been eliminated.

   Fiscal Year. The Company's fiscal year ends June 30.

   Revenue Recognition. The Company recognizes subscription revenues over the period that it provides the service. For advertising arrangements that require the Company to display a specified number of advertisements, the Company intends to recognize advertising revenues ratably in the period in which the advertisements are displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. To the extent that the Company does not expect to meet any minimum guaranteed advertisement display levels, the Company defers recognition of the corresponding revenues until guaranteed levels are achieved. Payments received from advertisers prior to the Company displaying their advertisements on its interactive services are also recorded as deferred revenues. The Company recognizes revenues from sponsorship or co-sponsorship arrangements ratably over the contract term, provided that it has no significant obligations remaining.

   In addition to advertising revenues, the Company expects to derive revenues from e-commerce transactions conducted through its interactive services as either a flat payment or a percentage of each e-commerce transaction that is attributable to its interactive services, or both. The Company expects to receive cash or, in some instances, equity. The Company will recognize revenues derived from the Company's share of the proceeds from e-commerce transactions when it is notified of sales that are attributable to its interactive services.

   The Company's subscription revenues through September 30, 1999 consisted of revenues from the Company's CompuServe Classic service, which the Company acquired from AOL. See note 3.

   Property and Equipment. The Company depreciates or amortizes the following property and equipment using the straight-line method over the following estimated useful lives:

   Computer equipment and internal software........................ 2 to 5 years
   Leasehold and network improvements.............................. 4 years
   Furniture and fixtures.......................................... 5 years
   Equipment....................................................... 5 years

   In accordance with Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," the Company is required to capitalize certain costs for the development of internal use software, including the costs of coding, software configuration, upgrades and enhancements. To date, no such costs have been incurred.

   Product Development Costs. The Company's product development costs consist of charges from AOL for personnel and related costs associated with the localization of the Company's interactive services and any developments the Company requests AOL to provide. The Company expenses as incurred product development costs incurred before any product or service developed by AOL has reached technological feasibility. The Company capitalizes costs incurred after technological feasibility has been established up until completion of beta testing. Once beta testing is complete and the product or service is commercially available, costs are again

                       AMERICA ONLINE LATIN AMERICA, INC.

expensed as incurred. To the extent the Company retains the rights to software development funded by third parties, the Company capitalizes these costs in accordance with its normal accounting policies. Amortization, a cost of revenue, is provided on a product-by-product basis, using the greater of the straight-line method or the current year revenue as a percentage of total revenue estimates for the related software product, not to exceed three years, commencing the month after the date of product release. Quarterly, the Company reviews and expenses the unamortized cost of any feature identified as being impaired. The Company also reviews the recoverability of the total unamortized cost of all features and software products in relation to their estimated online service and other relevant revenues and, when necessary, makes an appropriate adjustment to net realizable value.

   At September 30, 1999, capitalized product development costs totaled $503,000. Amortization of these costs will begin in the second quarter of fiscal year 2000. There were no capitalized product development costs at June 30, 1999.

   Product development costs expensed for research and development for the periods ended September 30, 1999 and June 30, 1999 totaled $252,000 and $312,000, respectively.

   Subscriber Acquisition and Advertising Costs. The Company accounts for subscriber acquisition costs as well as other advertising costs pursuant to AICPA Statement of Position 93-7, "Reporting on Advertising Costs." The Company expenses these costs as incurred and includes them in sales and marketing expenses.

   Foreign Currency Translation. Generally, the Company's functional currencies are the local currencies of the countries in which it conducts its operations. Assets and liabilities of the Company's wholly-owned foreign subsidiaries are translated into U.S. dollars at the balance sheet date exchange rates, and revenues and expenses are translated at average rates prevailing during the period. Translation adjustments are included as a component of stockholders' equity. The Company includes its foreign currency transaction gains and losses in its results of operations.

   Other Income, net. For the periods ended September 30, 1999 and June 30, 1999, other income, net consisted of $306,000 and $62,000 of interest income, respectively, and foreign currency transaction gains/(losses) of $34,000 and ($53,000), respectively.

   Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

   Trade Accounts Receivables. The carrying amount of the Company's trade accounts receivables approximates their fair market value. For the periods ended September 30, 1999 and June 30, 1999, the Company recorded provisions for uncollectible accounts of $210,000 and $180,000, respectively. No amounts were written off during any period presented.

   Financial Instruments. The carrying amounts for the Company's cash and cash equivalents, other receivables, other assets, trade accounts payable, accrued expenses and liabilities and other liabilities approximate their fair market value.

   Net Loss Per Common Share. The Company will calculate net loss per share as required by SFAS No. 128, "Earnings per Share." There were no outstanding shares of common stock for either the basic or diluted loss per common share calculations for all periods presented.

   Stock-Based Compensation. The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The provisions of SFAS No. 123 allow companies to expense the estimated fair market value of stock options. Alternatively, SFAS No. 123 permits companies to continue to follow the intrinsic value

                       AMERICA ONLINE LATIN AMERICA, INC.

method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees," but disclose the pro forma effects on net income (loss) had the fair market value of the options been expensed. The Company has elected to apply APB Opinion 25 in accounting for its Stock Option Plan. See note 4.

   Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. The Company's actual results could differ from those estimates.

   Recent Pronouncements. The Financial Accounting Standards Board ("FASB") recently issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of Effective Date of FASB Statement No. 133." This Statement allows the Company to defer the effective date of FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," for one year. As a result, SFAS No. 133 will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 will require the Company to recognize all derivatives on its balance sheet at fair value. Derivatives that are not hedges must be adjusted to their fair value through the Company's income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined if it will adopt SFAS No. 133 sooner than required or what the effect of SFAS No. 133 will be on its earnings and financial position.

   Latin American Operations. The Company derives all of its revenues from operations in Latin America. Social, political and economic conditions in Latin America are volatile and may impair the Company's operations. This volatility could make it difficult for the Company to develop its business, generate revenues or achieve or sustain profitability. Historically, volatility has been caused by: currency devaluations; significant governmental influence over many aspects of local economies; political and economic instability; unexpected changes in regulatory requirements; social unrest or violence; slow or negative economic growth; imposition of trade barriers; and wage and price controls.

   Most or all of these factors have occurred at various times in the last two decades in the Company's core target Latin American markets, Brazil, Mexico and Argentina. The Company has no control over these matters. Poor social, political and economic conditions may inhibit online services and Internet use, create uncertainty regarding the Company's operating climate and cause advertisers to reduce their advertising spending, all of which may adversely impact the Company's business.

   Dependence on AOL. The Company has entered into a royalty-free license agreement and a services agreement with AOL. Under the license agreement, the Company has the exclusive right to offer in Latin America AOL-branded PC-based online services. The Company also has the exclusive right to offer AOL-branded TV-based online services in Latin America if these services are developed by AOL. In addition, the Company has the exclusive right to offer in Latin America any AOL-branded wireless-based online services developed by AOL for commercial
launch before   , 2004 (four years from the effective date of the registration statement for the offering). The Company also has a non-exclusive license to offer a localized network of Spanish- and Portuguese-language AOL-branded portals in Latin America. However, the Company has an option to license exclusively any Spanish- or Portuguese-language AOL-branded portals that AOL may develop for the Latin American market, subject to payment of a license fee. Under the services agreement, AOL provides software localization, updates, development, and installation services, server connection services, technical support, training and other related services. In addition, AOL provides the Company with business development, administrative, tax, financial and legal services. Each of these agreements may be terminated if the Company materially breaches its terms. The Company's exclusive rights under the license agreement will

                       AMERICA ONLINE LATIN AMERICA, INC.

become non-exclusive upon the later of December 15, 2003 (with respect to PCs),
   , 2005 (five years from the effective date of the registration statement for the offering) (with respect to TV- and wireless-based services) or the date on which either AOL or the Cisneros Group owns less than 20% of the outstanding capital stock of AOL-LA. The termination or loss of exclusivity of the Company's license or services agreement with AOL would also adversely impact its business.

Note 3. Related Party Transactions

   During the period ended June 30, 1999, the Company entered into agreements with both AOL and the Cisneros Group pursuant to which AOL and the Cisneros Group provide various support services such as: technical support, access to databases, subscriber management, sales and marketing research, tax, financial and legal services and general and administrative services. Some of AOL's employees who provide these services to the Company participate in AOL's stock option plans. In addition, certain employees of the Company hired from AOL have retained their previously granted AOL stock options. The cost to the Company due to AOL for support services for the three months ended September 30, 1999 and the period ended June 30, 1999 was $2.1 million and $2.4 million, respectively. The cost to the Company for support services provided by the Cisneros Group for the three months ended September 30, 1999 and the period ended June 30, 1999 was $50,000 and $291,000, respectively. The unpaid portion of these costs is included in payable to affiliates at September 30, 1999 and June 30, 1999.

   In December 1998, the Company acquired AOL's Latin American CompuServe Classic subscribers for approximately $3.2 million. This cost is included as a sales and marketing expense for the period ended June 30, 1999. The Company initially paid AOL approximately $4.0 million for these subscribers. However, the Company expects to receive a credit of approximately $800,000 on future services provided by AOL under the services agreement. This credit represents an adjustment of the purchase price as a result of the decline in the number of CompuServe Classic subscribers between December 1998 and December 1999. This credit is reflected on the Company's balance sheet as a receivable from affiliate.

Note 4. Capital Stock and Stock Option Plan

Capital Stock

 Preferred Stock

   The Company is authorized to issue up to       shares of preferred stock,
par value of $.01 per share, in one or more series with rights, preferences and privileges that are determined by the Company's board of directors. Prior to
the completion of this offering, the Company had issued      shares of Series B
preferred stock and      shares of Series C preferred stock. All of the
outstanding Series B preferred stock is owned by AOL and all of the outstanding Series C preferred stock is owned by the Cisneros Group. The Series B and Series C preferred stock are convertible into shares of Class B and Class C common stock, respectively, which are convertible on a one-for-one basis into shares of Class A common stock, in each case, at any time on a one-for-one basis. Concurrently with the initial public offering, the Cisneros Group
intends to distribute up to   shares of Class A common stock to some of its
current and former employees. These shares were issued by the Company to the Cisneros Group as Series C preferred stock and will automatically convert into shares of Class A common stock upon their distribution.

   Series B and Series C preferred stock must be redeemed by the Company on December 15, 2003, in cash or, at the Company's option, by delivery of fully paid and nonassessable shares of Class A common stock or any combination
thereof in an amount equal to the liquidation preference or $     per share,
plus in each case all accumulated and unpaid dividends through the redemption date. However, AOL or the Cisneros Group may elect to convert their shares of Series B or Series C preferred stock into an equal number of shares of Class B or Class C common stock, respectively, at any time prior to the date on which the redemption is to occur.

                       AMERICA ONLINE LATIN AMERICA, INC.

   Holders of Series B and Series C preferred stock are entitled to receive a cumulative annual dividend, payable in Series B and Series C preferred stock,
equal to $    per share, as and when declared by the board of directors and prior to the payment of any dividend to the holders of the Class A, Class B and Class C common stock. Thereafter, the holders of Class A, Class B and Class C common stock, together with the holders of Series B and Series C preferred stock, will share ratably (based on the number of shares of common stock and preferred stock held) in any dividend declared by the board of directors.

   The Company's Series B and Series C preferred stock each has a liquidation
preference equal to $      per share plus cumulative dividends. The issuance of
the Series B and Series C preferred stock described above is reflected in the financial statements as though issued at inception.

 Common Stock

   The Company is authorized to issue      shares of Class A common stock, par
value $.01 per share,      shares of Class B common stock, par value $.01 per
share, and      shares of Class C common stock, par value $.01 per share. Upon completion of this offering and the concurrent distribution by the Cisneros
Group, there will be      shares of Class A common stock issued and
outstanding, no shares of Class B common stock issued or outstanding and no shares of Class C common stock issued or outstanding. The Class B and Class C common stock will be convertible into shares of Class A common stock at any time on a one-for-one basis.

   The holders of Class A common stock are each entitled to one vote per share. AOL and the Cisneros Group will be entitled to ten votes for each share of Series B and Series C preferred stock and, if issued, Class B and Class C common stock, that they hold. From our inception through September 30, 1999, the Cisneros Group contributed approximately $35 million to equity capital. In addition, the Cisneros Group contributed $24 million from October 1999 through January 2000 and is obligated to contribute an additional $41 million in quarterly installments through July 2, 2001.

   Under the Company's restated certificate of incorporation, each of AOL and the Cisneros Group has the right to directly elect five members of the Company's 13-member board of directors. The affirmative vote of the holders of a majority of the outstanding Series B preferred stock and Class B common stock, voting separately as a class, as well as the holders of a majority of the outstanding Series C preferred stock and Class C common stock, voting separately as a class, is required to approve a large number of corporate and business matters, as well as to amend or repeal a number of the provisions of the Company's restated certificate of incorporation. Otherwise, holders of Class A common stock, Series B preferred stock and Series C preferred stock and any issued Class B and Class C common stock generally will vote together as a single class, including the elections of directors who are not elected directly by AOL or the Cisneros Group, on matters presented to the stockholders for their vote or approval, except as otherwise required by applicable Delaware
law. However, because AOL and the Cisneros Group will together control   % of
the voting power of the Company's capital stock following this offering and the concurrent distribution by the Cisneros Group, they will have the power to elect the remaining three directors.

   Under the stockholder's agreement between AOL-LA, AOL and the Cisneros Group, AOL and the Cisneros Group have agreed to non-compete provisions. If either AOL or the Cisneros Group breaches these provisions, AOL-LA and the non-breaching party may be able to acquire the breaching party's capital stock.

The AOL Warrant

   Upon the effectiveness of the offering, the Company will issue a warrant to
purchase     shares in any combination of our Series B preferred, Class A common or Class B common stock at a per share exercise price

                       AMERICA ONLINE LATIN AMERICA, INC.

equal to the initial public offering price. The number of shares for which the warrant is exercisable is 6% of the sum of the Company's outstanding shares of capital stock at the closing of the offering, including shares issuable under the over-allotment option, plus the shares of Class A common stock issuable under the Company's stock option plan. The warrant will be immediately exercisable and will have a ten year term. The number of shares issuable pursuant to the warrant may be increased if AOL or the Cisneros Group admit one or more strategic stockholders. No other warrants are outstanding. The warrant has a "net exercise" feature that allows AOL to pay the exercise price due under the warrant by tendering to the Company a portion of the shares subject to the warrant instead of paying the exercise price in cash.

Stock Option Plan

   In January 2000, the Company's board of directors and stockholders adopted the Company's 2000 Stock Option Plan. Under the stock option plan, the Company may grant incentive stock options and nonqualified stock options to its employees, consultants and directors. The maximum term of options granted under
the stock option plan is ten years. A total of      shares of Class A common
stock have been reserved for issuance under the stock option plan. As of the effective date of the offering, the Company will grant stock options to
purchase a total of   shares of Class A common stock. No other stock options
have been granted.

Note 5. Loss Per Share

   Since the Company has losses from operations for both periods represented and has no common stock outstanding, there are no earnings per share amounts in accordance with SFAS No. 128, "Earnings per Share." As a result, any conversion of preferred stock to common stock would be antidilutive.

Note 6. Segment Information

   Effective June 30, 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 131, the Company must disclose certain information based on the way it organizes financial information for making operating decisions and assessing performance.

   The Company currently has only one segment under SFAS No. 131.

   The Company's revenues for the three months ended September 30, 1999 were $869,000 in Mexico and $112,000 in Brazil. The Company's revenues for the period ended June 30, 1999 were $869,000 in Mexico and $188,000 in Brazil. No single customer of the Company accounted for 10% or greater of the Company's total revenues in either period.

   The Company's assets are primarily cash and cash equivalents. At September 30, 1999 and June 30, 1999, cash and cash equivalents of $27.7 million and $14.5 million, respectively, were located in Spain.

Note 7. Property and Equipment

   The Company's property and equipment consist of the following:

                                                          June 30, September 30,
                                                            1999       1999
                                                          -------- -------------
                                                              (In thousands)
   Leasehold and network improvements....................   $--        $383
   Furniture and fixtures................................    --          98
   Equipment.............................................    --         298
   Computer equipment and internal software..............     9          86
                                                            ---        ----
                                                              9         865
   Less accumulated depreciation and amortization........    --         (16)
                                                            ---        ----
   Net property and equipment............................   $ 9        $849
                                                            ===        ====

                       AMERICA ONLINE LATIN AMERICA, INC.

Note 8. Commitments and Contingency

Commitments

  Leases

   The Company will lease facilities and equipment primarily under long-term operating leases, some of which may have renewal options. Between June 1999 and September 1999, the Company entered into facility leases that had the following future minimum payments:

        Period Ending June 30,
        ----------------------                                    (In thousands)
        2000.....................................................     $  228
        2001.....................................................        500
        2002.....................................................        506
        2003.....................................................        406
        2004.....................................................        413
        Thereafter...............................................        450
                                                                      ------
                                                                      $2,503
                                                                      ======

  Network Services

   The Company has entered into third party telecommunications network capacity contracts. These contracts commit the Company to purchase a minimum amount of network capacity or to pay a fixed minimum cost for network capacity. The Company's commitments under these contracts from December 1999 through August 2000 are $578,000 per month; from September 2000 through August 2001 are $634,000 per month; from September 2001 through August 2002 are $717,000 per month; and from September 2002 through October 2002 are $502,000 per month.

Contingency

   Legal Proceedings

   On December 28, 1999, ADEC, a non-governmental, private consumer protection association, filed a complaint against the Company in the Brazilian State of Rio de Janeiro seeking monetary damages and a preliminary restraining order. ADEC is seeking R$10 million (or $5.4 million) in damages on behalf of consumers who have allegedly complained about the installation of the Company's America Online Brazil software on their PCs. Among other things, the preliminary restraining order would have required the Company to stop distributing its CD software in Brazil. While ADEC obtained the order, the Company was successful in having it revoked. The Company believes that ADEC's claims are without merit and will continue to contest them vigorously.

Note 9. Income Taxes

   During the periods ended September 30, 1999 and June 30, 1999, income tax expense represented the Company's estimated provision for income tax payable in foreign locations. As a start-up operation, the Company anticipates that it will have net operating loss carryforwards for tax purposes, which will be available to offset future U.S. taxable income. If the Company does not use these carryforwards in a timely manner, they will expire. To the extent that the Company realizes net operating loss carryforwards that relate to stock option deductions, the resulting benefits will be credited to stockholders' equity. As of September 30, 1999 and June 30, 1999, the Company had no deferred tax assets or liabilities.

                       AMERICA ONLINE LATIN AMERICA, INC.

   In the future, when the Company records deferred income taxes, it will reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. If any deferred tax assets are recorded, the Company will determine to what extent a valuation allowance is necessary. When the Company is more likely than not to realize a deferred tax asset, the benefit related to the deductible temporary differences attributable to the operations will be recognized as a reduction of income tax expense. The Company will credit to paid-in capital the realized benefits related to the deductible temporary differences attributable to future stock option deductions, if any.

   The Company's net operating loss carryforwards available at September 30, 1999 and June 30, 1999 were immaterial and were fully reserved.

                              [INSIDE BACK COVER]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       Shares

                       America Online Latin America, Inc.
                              Class A Common Stock

                                     [LOGO]

                                   --------
                                   PROSPECTUS
                                       , 2000
                                   --------

                              Salomon Smith Barney

                          Donaldson, Lufkin & Jenrette

                                Lehman Brothers

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
          [ALTERNATIVE COVER PAGE FOR CONCURRENT OFFERING PROSPECTUS]

                   SUBJECT TO COMPLETION, DATED       , 2000

PROSPECTUS

                                 [COMPANY LOGO]

                                       Shares
                       America Online Latin America, Inc.
                              Class A Common Stock

  One of our principal stockholders, the Cisneros Group of Companies, intends
to distribute up to     shares of our Class A common stock to some current and
former employees of companies within the Cisneros Group of Companies in recognition of past employment services. The distribution of these shares will be made concurrently with our initial public offering made by a separate
prospectus in which we are offering to sell     shares of our Class A common
stock through the underwriters named in that prospectus. Neither we nor the Cisneros Group will receive any proceeds in connection with the distribution by the Cisneros Group of Companies under this prospectus.

  Prior to our initial public offering, there has been no public market for the Class A common stock. We have applied to have the Class A common stock included for quotation on the Nasdaq National Market under the symbol "AOLA."

  Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 10.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     , 2000

        [ALTERNATIVE PLAN OF DISTRIBUTION PAGE FOR CONCURRENT OFFERING]

                              PLAN OF DISTRIBUTION

   One of our principal stockholders, the Cisneros Group of Companies, intends to distribute up to shares of our Class A common stock to some current and former employees of companies within the Cisneros Group of Companies in recognition of past employment services. Neither we nor the Cisneros Group of Companies will receive any proceeds in connection with the distribution by the Cisneros Group.

   The employees and former employees of the Cisneros Group of Companies receiving shares in this distribution, have agreed not to dispose of or hedge any of their Class A common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

     SEC Registration Fee........................................... $  182,160
     Nasdaq National Market Listing Fee.............................     95,000
     NASD Filing Fee................................................     30,500
     Printing and Engraving Fees....................................    300,000
     Legal Fees and Expenses........................................  1,450,000
     Accounting Fees and Expenses...................................    185,000
     Blue Sky Fees and Expenses.....................................      5,000
     Transfer Agent and Registrar Fees..............................      2,000
     Director and Officer Insurance.................................    200,000
     Miscellaneous..................................................     50,340
                                                                     ----------
       Total........................................................ $2,500,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Our restated certificate of incorporation provides that we shall indemnify to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of AOL-LA or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection with such service. Our restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our restated by-laws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

   Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought because such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

   Our restated certificate of incorporation contains a provision, permitted by the Delaware General Corporation Law, that generally eliminates the liability of a director to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising:

  . from any breach of the director's duty of loyalty to us or our stockholders;

  . from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; and

  . from any transaction from which the director derived an improper personal benefit.

   We intend to enter into insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

   Additionally, reference is made to the Underwriting Agreement to be filed as
Exhibit 1.1 hereto, which provides for indemnification by the underwriters of AOL-LA, our directors and officers who sign the Registration Statement and persons who control AOL-LA, under certain circumstances.

Indemnification of AOL and the Cisneros Group

   Each of our restated certificate of incorporation and the stockholders' agreement between AOL, the Cisneros Group, and us provides that we will indemnify AOL and the Cisneros Group to the fullest extent authorized by the Delaware General Corporation Law if we or any of our stockholders or any other person brings an action against AOL or the Cisneros Group seeking damages or other relief based on a breach or alleged breach of a fiduciary or other duty by AOL or the Cisneros Group based on AOL or the Cisneros Group engaging or investing in any business activity, including those that might be similar to and in competition with us, or based on the pursuit by AOL or the Cisneros Group of an investment or a business opportunity or prospective economic advantage in which we could have an interest or expectancy. Each of our restated certificate of incorporation and the stockholders' agreement further provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of AOL or the Cisneros Group, to repay all amounts advanced if it is ultimately determined that AOL or the Cisneros Group is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our restated certificate of incorporation and the stockholders' agreement authorize AOL or the Cisneros Group to bring an action against us and prescribe what constitutes a defense to such action.

Item 15. Recent Sales of Unregistered Securities.

   In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act as summarized below.

 (a) Issuances of Capital Stock

   On      , 2000, we entered into a contribution agreement with AOL, Riverview
Media Corp., a wholly owned subsidiary of the Cisneros Group, and AOL Latin
America, S.L. under which we will issue     shares of our Series B preferred
stock to AOL and     shares of our Series C preferred stock to Riverview Media
Corp. in exchange for their contribution to us of all their interests in AOL Latin America, S.L.

 (b) Issuance of Warrant

   On        , 2000, we will issue a warrant to AOL to purchase any combination
of     shares of Series B preferred stock or Class A or Class B common stock at a per share exercise price equal to the initial public offering price.

 (c) Grants of Stock Options

   Pursuant to our 2000 Stock Option Plan, immediately prior to the effectiveness of our initial public offering, we will issue options to purchase
an aggregate of     shares of Class A common stock.

   The sale and issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends will be affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with AOL-LA, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

 Exhibit
 Number                       Description of Exhibit
 -------                      ----------------------
  *1.1   Form of Underwriting Agreement.
  *3.1   Restated Certificate of Incorporation of America Online Latin
         America, Inc. to be effective upon completion of the initial public offering.
  *3.2   Restated By-laws of America Online Latin America, Inc. to be effective upon completion of the initial public offering.
  *4.1   Form of Class A Common Stock Certificate.
  *5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         with respect to the legality of securities being registered.
 *10.1   America Online Latin America, Inc. 2000 Stock Option Plan.
 *10.2   Stockholders' Agreement by and among America Online Latin
         America, Inc., America Online, Inc. and Riverview Media Corp.,
         dated as of    , 2000.
 *10.3   Contribution Agreement by and among America Online Latin
         America, Inc., AOL Latin America, S.L., America Online, Inc. and
         Riverview Media Corp., dated as of    , 2000.
 *10.4   Registration Rights Agreement by and among America Online Latin
         America, Inc.,
         America Online, Inc. and Riverview Media Corp., dated as of    ,
         2000.
 *10.5   Amended and Restated AOL License Agreement by and between Pan
         Latin Interactive Ventures C.V. and AOL Latin America, S.L.
         (f/k/a Tesjuates, S.L.), dated as of       , 2000.
 *10.6   Amended and Restated AOL Online Services Agreement by and
         between America Online, Inc. and AOL Latin America, S.L. (f/k/a
         Tesjuates, S.L.), dated as of       , 2000.
 *10.7   Form of Warrant to be issued by America Online Latin America,
         Inc. to America Online, Inc., dated as of    , 2000.

  10.8   Letter regarding employment of Charles M. Herington, dated
         February 26, 1999.
  21.1   Subsidiaries of America Online Latin America, Inc.
  23.1   Consent of Ernst & Young LLP.
 *23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         (see Exhibit 5.1)
  24.1   Powers of Attorney. (See page II-5)
  27.1   Financial Data Schedule.

--------
* To be filed by amendment.

(b) Financial Statement Schedules

   Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida, on January 20, 2000.

                                          America Online Latin America, Inc.

                                             /s/ Charles M. Herington
                                          By: _________________________________
                                             Charles M. Herington
                                             Chief Executive Officer

                               POWER OF ATTORNEY

   We the undersigned officers and directors of America Online Latin America, Inc. hereby severally constitute and appoint Charles Herington and Javier Aguirre, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Charles M. Herington        Chief Executive Officer     January 20, 2000
______________________________________  (principal executive
         Charles M. Herington           officer)

          /s/ Javier Aguirre           Chief Financial Officer     January 20, 2000
______________________________________  (principal financial and
            Javier Aguirre              accounting officer)

         /s/ Steven I. Bandel          Director                    January 20, 2000
______________________________________
           Steven I. Bandel

       /s/ Gustavo A. Cisneros         Director                    January 20, 2000
______________________________________
         Gustavo A. Cisneros

       /s/ Ricardo J. Cisneros         Director                    January 20, 2000
______________________________________
         Ricardo J. Cisneros

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Miles R. Gilburne          Director                    January 20, 2000
______________________________________
          Miles R. Gilburne

         /s/ J. Michael Kelly          Director                    January 20, 2000
______________________________________
           J. Michael Kelly

          /s/ Michael Lynton           Director                    January 20, 2000
______________________________________
            Michael Lynton

      /s/ Robert S. O'Hara, Jr.        Director                    January 20, 2000
______________________________________
        Robert S. O'Hara, Jr.

        /s/ Cristina Pieretti          Director                    January 20, 2000
______________________________________
          Cristina Pieretti

        /s/ Robert W. Pittman          Director                    January 20, 2000
______________________________________
          Robert W. Pittman

        /s/ Gerald Sokol, Jr.          Director                    January 20, 2000
______________________________________
          Gerald Sokol, Jr.